Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. PART II (EXPLANATORY STATEMENT) OF THIS DOCUMENT COMPRISES AN EXPLANATORY STATEMENT IN COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT. THIS DOCUMENT CONTAINS A PROPOSAL WHICH, IF IMPLEMENTED, WILL RESULT IN THE CANCELLATION OF THE LISTING OF IMPELLAM SHARES ON AIM AND OF THE ADMISSION TO TRADING OF THE IMPELLAM SHARES ON AIM.

If you are in any doubt as to the contents of this Document or the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, from time to time (as amended), if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are taking advice in a territory outside the United Kingdom.

If you sell or have sold or otherwise transferred all of your Impellam Shares, please send this Document together with the accompanying documents (other than documents or forms personal to you) at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded, distributed or transmitted, in whole or in part, directly or indirectly, in or into or from any jurisdiction in which such act would constitute a violation of the relevant laws or regulations of such jurisdiction. If you sell or have sold or otherwise transferred only part of your holding of Impellam Shares, you should retain these documents and contact the bank, stockbroker or other agent through whom the sale or transfer was effected. If you have recently purchased or otherwise been transferred Impellam Shares in certificated form, notwithstanding receipt of this Document from the transferor, you should contact Link Group through the Shareholder Helpline to obtain personalised Forms of Proxy.

The release, publication or distribution of this Document and any accompanying documents (in whole or in part), directly or indirectly, in or into or from jurisdictions other than the United Kingdom may be restricted by the laws or regulations of those jurisdictions and therefore persons into whose possession this Document and any accompanying documents come should inform themselves about, and observe, any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws or regulations of any such jurisdiction. To the fullest extent permitted by law, Impellam, HeadFirst and Bidco disclaim any responsibility or liability for the violation of such restrictions by such persons.

Neither this Document nor any of the accompanying documents do, or are intended to, constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in relation to the Acquisition or the Scheme or otherwise, in any jurisdiction in which such offer, invitation or solicitation is unlawful.

RECOMMENDED ACQUISITION OF

IMPELLAM GROUP PLC

BY

HEATHER GLOBAL PLC

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

This Document (including all information incorporated into this Document by reference to another source) should be read as a whole and in conjunction with the Forms of Proxy. Your attention is drawn to Part I (Letter from the Chairman of Impellam) of this Document, which contains the unanimous recommendation of the Impellam Directors that you vote in favour of the Scheme at the Court Meeting and vote in favour of the Resolution to be proposed at the General Meeting. A letter from Houlihan Lokey explaining the Scheme appears in Part II (Explanatory Statement) of this Document and constitutes an explanatory statement in compliance with section 897 of the Companies Act.

Notices of the Court Meeting and the General Meeting, both of which will be held at the offices of Allen & Overy LLP, One Bishops Square, London, E1 6AD on 17 January 2024 are set out in Part XII (Notice of Court Meeting) and Part XIII (Notice of General Meeting), respectively, of this Document. The Court Meeting will start at 10.00 a.m. on that date and the General Meeting will start at 10.15 a.m., or as soon thereafter as the Court Meeting concludes or is adjourned.

The action to be taken by Impellam Shareholders and Scheme Shareholders is set out on pages 13 to 16 (ACTION TO BE TAKEN) and at paragraph 20 (Action to be taken) of Part II (Explanatory Statement) of this Document.

Impellam Shareholders are the registered holders from time to time of Impellam Shares, being ordinary shares of one pence each in the capital of Impellam. Scheme Shareholders are the registered holders from time to time of Scheme Shares, being Impellam Shares which are in issue at the Scheme Record Time but excluding: (i) any Impellam Shares which are registered in the name of or beneficially owned by Bidco and/or any member of the Bidco Group (and/or any nominee of the foregoing); and (ii) any Impellam Shares held in treasury, in each case, immediately prior to the Scheme Record Time.

Impellam Shareholders are asked to complete and return the enclosed BLUE and YELLOW Forms of Proxy (or appoint a proxy electronically or online as referred to in this Document) in accordance with the instructions printed thereon as soon as possible, but in any event so as to be received by Impellam's Registrars, Link Group, not later than 48 hours before the relevant Meeting (excluding any part of such 48-hour period falling on a day that is not a working day) or, in the case of any adjournment, not later than 48 hours before the time fixed for the adjourned Meeting.

In the case of the Court Meeting, if the BLUE Form of Proxy for the Court Meeting is not lodged by 10.00 a.m. on 15 January 2024 (or, in the case of any adjournment, not later than 48 hours before the time fixed for the adjourned Court Meeting), it may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting.

In the case of the General Meeting, if the YELLOW Form of Proxy for the General Meeting is not lodged by 10.15 a.m. on 15 January 2024 (by post or transmission of a proxy appointment or voting instruction online, through CREST or via Link Group's online facility) (or, in the case of any adjournment, not later than 48 hours before the time fixed for the adjourned General Meeting), it will be invalid. Impellam Shareholders who hold Impellam Shares in CREST may also appoint a proxy using CREST or online by following the instructions set out in the Forms of Proxy and on pages 13 to 16 (ACTION TO BE TAKEN) of this Document.

Court Meeting and General Meeting

Further details regarding attending the Court Meeting and General Meeting and the appointment of a proxy for each Meeting, are set out on pages 13 to 16 (ACTION TO BE TAKEN) of this Document.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of opinion of Scheme Shareholders. Whether or not you intend to attend and/or vote at the Meetings, you are therefore strongly encouraged to: (i) sign and return your Forms of Proxy by post; or (ii) transmit a proxy appointment and voting instruction online via Link Group's online facility or through the CREST electronic proxy appointment service as soon as possible.

The completion and return of the Forms of Proxy by post (or transmission of a proxy appointment or voting instruction online, through CREST or via Link Group's online facility) will not prevent you from attending, asking questions and voting (and/or, in the case of the Court Meeting, raising any objections) at the Court Meeting or the General Meeting, if you are entitled to and wish to do so.

Shareholder Helpline

If you have any questions about this Document, the Court Meeting or the General Meeting, or how to complete the Forms of Proxy, please call the Shareholder Helpline at Link Group on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

Defined terms

Certain terms used in this Document are defined in Part XI (Definitions) of this Document. References to times in this Document are to London, United Kingdom time unless otherwise stated.

Notice relating to Financial Advisers

Houlihan Lokey UK Limited ("Houlihan Lokey"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser to Impellam and no one else in connection with the matters set out in this Document and will not be responsible to anyone other than Impellam for providing the protections afforded to clients of Houlihan Lokey or for providing advice in relation to the contents of this Document or any other matters referred to in this Document. Neither Houlihan Lokey nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Houlihan Lokey in connection with this Document, any statement contained herein or otherwise.

Canaccord Genuity Limited ("Canaccord Genuity"), which is authorised and regulated in the UK by the FCA, is acting as nominated adviser and corporate broker exclusively for Impellam and for no one else in connection with the matters set out in this Document and will not regard any other person as its client in relation to the matters referred to in this Document and will not be responsible to anyone other than Impellam for providing the protections afforded to clients of Canaccord Genuity, nor for providing advice in relation to the contents of this Document or any other matter referred to in this Document.

Blackwood Capital Group (UK) Ltd ("Blackwood"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser to HeadFirst and Bidco and for no one else in connection with the matters set out in this Document and will not regard any other person as its client in relation to the matters referred to in this Document and will not be responsible to anyone other than HeadFirst and Bidco for providing the protections afforded to clients of Blackwood, nor for providing advice in relation to the contents of this Document or any other matters referred to in this Document. Neither Blackwood nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Blackwood in connection with this Document, any statement contained herein or otherwise.

Jefferies International Limited ("Jefferies"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser for HeadFirst and Bidco and for no one else in connection with the matters set out in this Document and will not regard any other person as its client in relation to the matters referred to in this Document and will not be responsible to anyone other than HeadFirst and Bidco for providing the protections afforded to clients of Jefferies, nor for providing advice in relation to the contents of this Document or any other matter referred to in this Document. Neither Jefferies nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this Document, any statement contained herein or otherwise.

Barclays Bank PLC, acting through its Investment Bank ("Barclays"), which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for HeadFirst and Bidco and no one else in connection with the matters set out in this Document and will not be responsible to anyone other than HeadFirst and Bidco for providing the protections afforded to clients of Barclays nor for providing advice in relation to any matter referred to in this Document.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Impellam securities on AIM. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

IMPORTANT NOTICES

The release, publication or distribution of this Document (in whole or in part), directly or indirectly, in or into or from jurisdictions other than the United Kingdom may be restricted by law or regulation and therefore any persons who are subject to the laws or regulations of any jurisdiction other than the United Kingdom should inform themselves about, and observe, such restrictions. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws or regulations of such jurisdiction. To the fullest extent permitted by applicable law or regulation, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. Neither this Document nor any of the accompanying documents do, or are intended to, constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in relation to the Acquisition or the Scheme or otherwise, in any jurisdiction in which such offer, invitation or solicitation is unlawful.

The statements contained in this Document are made as at the date of this Document, unless some other time is specified in relation to them, and service of this Document shall not give rise to any implication that there has been no change in the facts set forth in this Document since such date. Nothing in this Document shall be deemed to be a forecast, projection or estimate of the future financial performance of Impellam or Bidco except where otherwise stated.

This Document is not a prospectus, a prospectus-equivalent document or an exempted document.

Overseas Shareholders

This Document has been prepared for the purposes of complying with English law and the applicable requirements of the Code, the Panel and the AIM Rules and the information disclosed may not be the same as that which would have been disclosed if this Document had been prepared in accordance with the laws or regulations of jurisdictions outside England and Wales.

The availability of the Acquisition to Impellam Shareholders who are not resident in the United Kingdom may be affected by the laws or regulations of the relevant jurisdictions in which they are resident. It is the responsibility of any person outside the United Kingdom into whose possession this Document comes to satisfy themselves as to the full observance of the laws or regulations of the relevant jurisdiction in connection with the Acquisition, including the obtaining of any governmental, exchange control or other consents which may be required and compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes or levies due in such jurisdiction. In particular, the ability of persons who are not resident in the United Kingdom to vote their Impellam Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws or regulations of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, Impellam, HeadFirst and Bidco disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Bidco or required by the Code, and permitted by applicable law and regulation, the Acquisition will not be made available (in whole or in part), directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws or regulations in that jurisdiction, and no person may vote in favour of the Scheme by any such use, means, instrumentality or from within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws or regulations of that jurisdiction. Copies of this Document and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, in whole or in part, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. Any person (including, without limitation, any custodian, nominee and trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this Document and any other related document to any jurisdiction other than the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

If the Acquisition is implemented (with the consent of the Panel and subject to and in accordance with the terms of the Cooperation Agreement) by way of an Offer, the Offer may not be made (unless otherwise permitted by applicable law and regulation), directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

The Acquisition shall be subject to, among other things, the applicable requirements of the Code, the Panel and the AIM Rules and, if the Acquisition is implemented (with the consent of the Panel and subject to and in accordance with the terms of the Cooperation Agreement) by way of an Offer, all applicable US laws and regulations, including any applicable exemptions under the US Exchange Act.

OVERSEAS SHAREHOLDERS SHOULD CONSULT THEIR OWN LEGAL, FINANCIAL AND TAX ADVISERS WITH RESPECT TO THE LEGAL, FINANCIAL AND TAX CONSEQUENCES OF THE SCHEME.

Notice to US Impellam Shareholders

The Acquisition relates to the shares of a UK company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Acquisition, implemented by way of a scheme of arrangement, relates to the shares of a UK company that is a "foreign private issuer" as defined under Rule 3b-4 under the US Exchange Act and will be governed by English Law. Accordingly, the Scheme is exempt from the registration requirements under the US Securities Act and is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Moreover, the Acquisition is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on AIM, which differ from the requirements of US proxy solicitation or tender offer rules. The financial information included in this Document (or, if the Acquisition is implemented by way of an Offer, the offer document) has been prepared in accordance with IFRS (as adopted by the UK and/or European Union), and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The information contained in this Document has neither been approved nor disapproved by the US Securities and Exchange Commission (the "SEC") or any US state securities commissions. Neither the SEC, nor any state securities commission, has passed upon the fairness or merits of the proposal described in, nor upon the accuracy or adequacy of the information contained in, this document. Any representation to the contrary is a criminal offence in the United States.

Impellam Shareholders (whether or not US persons) who are affiliates (as defined in the US Securities Act) of Impellam before, and/or become affiliates of HeadFirst, Bidco or Impellam on or after, the implementation of the Scheme, will be subject to certain US transfer restrictions relating to the Impellam Shares, the Loan Notes and any Conversion Shares.

Impellam and Bidco are both incorporated under the laws of England and Wales. Some or all of the officers and directors of Impellam and Bidco respectively are residents of countries other than the United States. In addition, some of the assets of Impellam and Bidco are located outside the United States. As a result, it may be difficult for US shareholders to enforce certain rights and claims arising in connection with the Acquisition under US federal securities laws since Bidco and Impellam are located outside the US, and their officers and most of their directors reside outside the US. Therefore, investors may have difficulty effecting service of process within the US upon those persons or recovering against Impellam or its officers or directors on judgments of US courts, including judgments based upon the civil liability provisions of the US federal securities laws. It may not be possible to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. It also may not be possible to compel a non-US company or its affiliates to subject themselves to a US court's judgment.

For the securities issued under the Scheme to qualify for the exemption from registration provided by section 3(a)(10) of the US Securities Act, Impellam will advise the Court that the Court's sanctioning of the Scheme will be relied on as approval of the Scheme following a hearing on the Scheme's fairness to Impellam shareholders, at which hearing all Impellam shareholders are entitled to attend in person, or through counsel, to support or oppose the sanctioning of the Scheme and such hearing has been notified to all Impellam shareholders.

If, in the future, Bidco exercises its right to implement the Acquisition by way of an Offer and determines to extend the Offer into the US, the Acquisition will be made in compliance with applicable US laws and regulations, including the applicable US tender offer regulations and in each case including the applicable exemption therefrom. The settlement procedure with respect to the Acquisition will be consistent with UK practice, which differs from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment.

The Loan Notes issued in the Acquisition and any Conversion Shares issued on conversion of any Convertible Loan Notes have not, and will not be, registered under the US Securities Act. Accordingly, the Loan Notes and any Conversion Shares issued on conversion of any Convertible Loan Notes may not be subsequently offered, sold or delivered in the United States unless such sale, offer or delivery is effected in compliance with an applicable exemption from the registration requirements of the US Securities Act.

The Loan Notes issued in the Acquisition and any Conversion Shares issued on conversion of any Convertible Loan Notes will not be registered under any US state securities laws and no steps have been or will be taken to enable the Loan Notes or any Conversion Shares issued on conversion of any Convertible Loan Notes to be offered in compliance with the securities laws of any US state. Accordingly, the Loan Notes and any Conversion Shares issued on conversion of any Convertible Loan Notes may not be offered, sold or delivered, directly or indirectly, to persons resident in a US state unless such offer, sale or delivery is effected in compliance with an exemption from the registration requirements of the securities laws of such state.

The Loan Notes issued in connection with the Acquisition (along with any Conversion Shares issued on conversion of any Convertible Loan Notes) in exchange for Impellam Shares that were not "restricted securities" should not be treated as "restricted securities" within the meaning of Rule 144(a)(3) under the US Securities Act and persons who receive the Loan Notes or any Conversion Shares as a result of the Scheme which are not restricted securities (other than "affiliates" as described below) may resell them without restriction under the US Securities Act. Persons who hold Impellam Shares which are restricted securities will receive Loan Notes (and any Conversion Shares issued on conversion of any Convertible Loan Notes) that will be subject to the same restrictions as applied to their Impellam Shares.

Under Rule 145(d) of the US Securities Act, any Impellam Shareholder in the United States who is deemed to be an affiliate of HeadFirst, Bidco or Impellam before the implementation of the Scheme, and/or is or becomes an affiliate of HeadFirst, Bidco following the implementation of the Scheme (whether or not a US person), will be subject to timing, manner of sale and volume restrictions on the sale of Loan Notes, and any Conversion Shares issued on conversion of any Convertible Loan Notes and may not resell the Loan Notes or any Conversion Shares issued on conversion of any Convertible Loan Notes except pursuant to an exemption from the registration requirements of the US Securities Act, or in a transaction not subject to such requirements (including a transaction that satisfies the applicable requirements of Regulation S under the US Securities Act relating to offers and sales outside the United States). For these purposes, an "affiliate" of any person is generally defined to be a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that person. Impellam Shareholders in the United States that believe they are or may be "affiliates" of HeadFirst, Bidco or Impellam should consult their own legal advisers prior to any sale of the Loan Notes issued pursuant to the Scheme or any Conversion Shares issued on conversion of any Convertible Loan Notes. US Impellam Shareholders also should be aware that the transaction contemplated herein may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws and, that such consequences, if any, are not described herein. US Impellam Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding this transaction.

The Acquisition will be subject to the applicable requirements of the Code, the AIM Rules and the London Stock Exchange.

The receipt of cash by a US Impellam Shareholder as consideration for the transfer of its Impellam Shares pursuant to the Acquisition will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state and local tax laws, as well as non-US and other tax laws. Each US Impellam Shareholder is urged to consult its independent professional tax adviser immediately regarding the tax consequences of the Acquisition applicable to them, including under applicable US and local, as well as overseas and other, tax laws.

In the event that the Acquisition is implemented by way of an Offer (with the consent of the Panel and subject to and in accordance with the terms of the Cooperation Agreement), in accordance with normal UK practice and pursuant to Rule 14e-5(b), Bidco or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Impellam outside of the US, other than pursuant to such an Offer, during the period in which such an Offer would remain open for acceptances. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the UK, shall be reported to a Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.

The statements contained in this Document are made as at the date of this Document, unless some other time is specified in relation to them, and service of this Document shall not give rise to any implication that there has been no change in the facts set forth in this Document since such date. Nothing in this Document shall be deemed to be a forecast, projection or estimate of the future financial performance of Impellam, the Impellam Group, HeadFirst Group, Bidco or the Bidco Group, except where otherwise stated.

Forward-Looking Statements

This Document (including information incorporated by reference in this Document), oral statements made regarding the Acquisition, and other information published by Impellam, HeadFirst and Bidco contain statements which are, or may be deemed to be, "forward-looking statements". Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Impellam, HeadFirst and Bidco about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this Document may include statements relating to the expected effects of the Acquisition on Impellam, HeadFirst and Bidco, the expected timing and scope of the Acquisition and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as "plans", "expects" or "does not expect", "is expected", "is subject to", "budget", "scheduled", "targets", "aims", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", "seeks", "prospects", "potential", "possible", "assume" or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "should", "would", "might" or "will" be taken, occur or be achieved. Impellam, HeadFirst and Bidco can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk (known and unknown) and uncertainty (and other factors that are in many cases beyond the control of Impellam, HeadFirst and Bidco) because they relate to events and depend on circumstances that may or may not occur in the future. There are a number of factors which could affect the future operations of Impellam, HeadFirst and Bidco and that could cause actual results and developments to differ materially from those expressed or implied by such forward looking statements, including, among others, the inability of the Enlarged Group to realise successfully any anticipated synergy benefits when the Acquisition is implemented (including changes to the board and/or employee composition of the Enlarged Group), the inability of the Bidco Group to integrate successfully Impellam's operations and programmes when the Acquisition is implemented, the Enlarged Group incurring and/or experiencing unanticipated costs and/or delays (including IT system failures, cyber-crime, fraud and pension scheme liabilities) or difficulties relating to the Acquisition when the Acquisition is implemented; the enactment of legislation or regulation that may impose costs or restrict activities; the re-negotiation of contracts or licences; fluctuations in demand and pricing in the talent management and recruitment industry; changes in government policy and taxations; changes in political conditions, economies and markets in which Impellam, HeadFirst and the Bidco Group operate (including exposures to terrorist activities, the United Kingdom's exit from the European Union, Eurozone instability, the Russia-Ukraine conflict, the Israel-Hamas conflict, disruption in business operations due to reorganisation activities, interest rate, inflation, deflation and currency fluctuations); changes in the markets from which Impellam and the Bidco Group raise finance; the impact of the Covid-19 pandemic or other pandemics; the impact of legal or other proceedings; changes in accounting practices and interpretation of accounting standards under IFRS or US GAAP, as applicable; changes in interest and exchange rates; industrial disputes; and war and terrorism. These forward-looking statements speak only as at the date of this Document.

Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither Impellam, HeadFirst nor Bidco, nor any of their respective associates or directors, officers or advisers, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Document will actually occur. Forward-looking statements involve inherent risks and uncertainties. All forward-looking statements contained in this Document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations (including under the AIM Rules), neither Impellam, HeadFirst nor Bidco is under or undertakes any obligation, and Impellam, HeadFirst and Bidco expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

No Profit Forecasts, Profit Estimates or Quantified Financial Benefits Statements

No statement in this Document, or incorporated by reference in this Document, is intended as a profit forecast, profit estimate or quantified financial benefits statement for any period and no statement in this Document should be interpreted to mean that earnings or earnings per share for Impellam, HeadFirst or Bidco for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Impellam, HeadFirst or Bidco, respectively, or mean that the Enlarged Group's earnings in the first 12 months following the Acquisition, or in any subsequent period, would necessarily match or be greater than those of Impellam, HeadFirst or Bidco for the relevant preceding financial period or any other period.

Rounding

Certain figures included in this Document have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Electronic Communications

Please be aware that addresses, electronic addresses and certain other information provided by Impellam Shareholders, persons with information rights and other relevant persons for the receipt of communications from Bidco may be provided to Bidco, members of the Bidco Group and/or their respective advisers during the Offer Period as required under Section 4 of Appendix 4 to the Code to comply with Rule 2.11(c) of the Code.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company, or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash), must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) of the Code applies must be made by no later than 3.30 p.m. on the tenth business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. on the tenth business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8 of the Code. A Dealing Disclosure by a person to whom Rule 8.3(b) of the Code applies must be made by no later than 3.30 p.m. on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129.

Publication on websites and availability of hard copies

A copy of this Document shall be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively, by no later than 12.00 noon on the Business Day following the date of this Document. For the avoidance of doubt, the content of these websites is not incorporated into and does not form part of this Document.

You may, subject to Rule 30.3 of the Code and applicable laws, request a hard copy of this Document or information incorporated into this Document by reference to another source, free of charge by contacting Link Group on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes. Your attention is drawn to the fact that a hard copy of this Document will not be sent to you unless so requested.

For persons who receive a copy of this Document in electronic form or via a website notification, a hard copy of this Document will not be sent unless so requested. Such persons may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be sent in hard copy form, again by contacting the Shareholder Helpline using the foregoing details.

Date

This Document is dated 22 December 2023.

ACTION TO BE TAKEN

The Impellam Directors, who have been so advised by Houlihan Lokey as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their advice to the Impellam Directors, Houlihan Lokey has taken into account the commercial assessments of the Impellam Directors. Houlihan Lokey is providing independent financial advice to the Impellam Directors for the purposes of Rule 3 of the Code.

Accordingly, the Impellam Directors recommend unanimously that Impellam Shareholders vote in favour of the Scheme at the Court Meeting and vote in favour of the Resolution at the General Meeting (or, in the event that the Acquisition is implemented by way of an Offer, accept the Offer) as the Impellam Directors who hold Impellam Shares have irrevocably undertaken to do (or procure to be done) in respect of their own beneficial holdings, amounting to 2,452,325 Impellam Shares in aggregate, representing approximately 5.5 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

These pages should be read in conjunction with the rest of this Document, and in particular, paragraph 20 (Action to be taken) of Part II (Explanatory Statement) of this Document and the notices of the Court Meeting and the General Meeting at the end of this Document.

1.	Documents

Impellam Shareholders – please check that you have received the following:

•	a BLUE Form of Proxy for use in respect of the Court Meeting to be held on 17 January 2024;

•	a YELLOW Form of Proxy for use in respect of the General Meeting to be held on 17 January 2024; and

•	a pre-paid envelope for use in the United Kingdom only for the return of the BLUE Form of Proxy and the YELLOW Form of Proxy.

If you have not received all of these documents, please call the Shareholder Helpline at Link Group on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

2.	Voting at the Court Meeting and the General Meeting for Impellam Shareholders

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR REPRESENTATION OF SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO COMPLETE, SIGN AND RETURN YOUR FORMS OF PROXY BY POST (OR TRANSMIT A PROXY APPOINTMENT AND VOTING INSTRUCTION ONLINE VIA LINK GROUP'S ONLINE FACILITY OR THROUGH THE CREST ELECTRONIC PROXY APPOINTMENT SERVICE) AS SOON AS POSSIBLE.

The Scheme will require approval at a meeting of Scheme Shareholders convened with the permission of the Court to be held at the offices of Allen & Overy LLP, One Bishops Square, London, E1 6AD at 10.00 a.m. on 17 January 2024. Implementation of the Scheme will also require approval of the Resolution relating to the Acquisition to be proposed at the General Meeting. The General Meeting will be held at the same place as the Court Meeting at 10.15 a.m. on 17 January 2024 (or as soon thereafter as the Court Meeting concludes or is adjourned).

Impellam Shareholders and Scheme Shareholders are strongly encouraged to submit proxy appointments and instructions for the Court Meeting and the General Meeting as soon as possible, using any of the methods (by post, online or electronically through CREST or via Link Group's online facility) set out below.

Impellam Shareholders are entitled to appoint a proxy in respect of some or all of their Impellam Shares and may also appoint more than one proxy, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by such holder. Impellam Shareholders who wish to appoint more than one proxy in respect of their holding of Impellam Shares should contact Link Group for further Forms of Proxy or photocopy the Forms of Proxy as required.

The completion and return of the Forms of Proxy by post (or transmission of a proxy appointment or voting instruction online, through CREST or via Link Group's online facility) will not prevent you from attending and voting at the Court Meeting or the General Meeting, if you are entitled to and wish to do so.

Scheme Shareholders and Impellam Shareholders are required to submit or amend proxy voting instructions in respect of the relevant Meeting not later than 48 hours before the relevant Meeting (excluding any part of such 48-hour period falling on a day that is not a working day) (or, in the case of any adjournment, not later than 48 hours before the time fixed for the adjourned Meeting). In the case of the Court Meeting only, Scheme Shareholders who have not cast or amended their proxy voting instructions by this time may complete the BLUE Form of Proxy and present it in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

(a)	Sending Forms of Proxy by post

Please complete and sign the Forms of Proxy in accordance with the instructions printed on them and return them to Link Group, the Company's Registrars, by post to Link Group, PXS 1, Central Square, 29 Wellington Street, Leeds, LS1 4DL, United Kingdom, so as to be received as soon as possible and in any event not later than the relevant times set out below:

BLUE Forms of Proxy for the Court Meeting	10.00 a.m. on 15 January 2024

YELLOW Forms of Proxy for the General Meeting	10.15 a.m. on 15 January 2024
or, if in either case the meeting is adjourned, the relevant Form of Proxy should be received no later than 48 hours (excluding any part of the day that is not a business day) before the time fixed for the adjourned meeting.

What if I miss the deadline mentioned above?

•
If the BLUE Form of Proxy for the Court Meeting is not lodged by the relevant time, it may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

•	If the YELLOW Form of Proxy for the General Meeting is not lodged by the relevant time, it will be invalid.

(b)	Online appointment of proxies

As an alternative to completing and returning the printed Forms of Proxy, proxies may be appointed electronically via Link Group's online facility by logging on to the following website: www.signalshares.com and following the instructions therein.

You will need to log into your Signal Shares account, or register if you have not previously done so. To register you will need your Investor Code; this is detailed on your share certificate or is available from Impellam's Registrars, Link Group. Once registered, you will immediately be able to vote. If you need help with voting online, please contact Link Group by email at shareholderenquiries@linkgroup.co.uk or by telephone on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines will be open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Different charges may apply to calls from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Acquisition nor give any financial, legal or tax advice.

For an electronic proxy to be valid, your appointment must be received by Link Group by no later than 10.00 a.m. on 15 January 2024 in the case of the Court Meeting and by 10.15 a.m. on 15 January 2024 in the case of the General Meeting (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting, in each case excluding any part of such 48-hour period falling on a day that is not a working day).

What if I miss the deadline mentioned above?

•
In the case of the Court Meeting only, if the electronic proxy appointment is not received by this time, the BLUE Form of Proxy may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

•	In the case of the General Meeting only, if the electronic proxy appointment is not received by this time, it will be invalid.

(c)	Electronic appointment of proxies through CREST

If you hold Impellam Shares in uncertificated form through CREST and wish to appoint a proxy or proxies for the Court Meeting or the General Meeting (or any adjourned Meeting) using the CREST electronic proxy appointment service, you may do so by using the procedures described in the CREST Manual. Please also refer to the accompanying notes to the notices of the Meetings set out in Part XII (Notice of Court Meeting) and Part XIII (Notice of General Meeting) of this Document. CREST personal members or other CREST sponsored members, and those CREST members who have appointed any voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a "CREST Proxy Instruction") must be properly authenticated in accordance with the specifications of Euroclear and must contain the information required for such instructions as described in the CREST Manual. The message (regardless of whether it constitutes the appointment of a proxy or an amendment to the instructions given to a previously appointed proxy) must, in order to be valid, be transmitted so as to be received by Link Group (ID: RA10) not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the relevant Meeting (as set out in paragraph 2(a) (Sending Forms of Proxy by post) above) or any adjournment thereof. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Link Group is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.

What if I miss the deadline mentioned above?

•
In the case of the Court Meeting only, if the CREST proxy or instruction is not received by this time, the BLUE Form of Proxy may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

•	In the case of the General Meeting only, if the CREST proxy or instruction is not received by this time, it will be invalid.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed any voting service provider(s), to procure that their CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. For further information on the logistics of submitting messages in CREST, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Impellam may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the CREST Regulations.

3.	Shareholder Helpline

If you have any questions relating to this Document (or any information incorporated into this Document by reference from another source), the Shareholder Meetings or the completion and return of the Forms of Proxy, please contact Link Group, Impellam's Registrars on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines will be open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Different charges may apply to calls from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Acquisition nor give any financial, legal or tax advice.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The following indicative timetable is based on Impellam's and Bidco's current expected dates for the implementation of the Scheme and is subject to change. If any of the dates and/or times in this expected timetable change, the revised dates and/or times will be notified to Impellam Shareholders by announcement through a Regulatory Information Service.

Event	Time and/or date (1)
Publication of this Document	22 December 2023
Latest time for lodging Forms of Proxy for the:
App 7, S.3(d)(vi) Court Meeting (BLUE form)	10.00 a.m. on 15 January 2024 (2)
General Meeting (YELLOW form)	10.15 a.m. on 15 January 2024 (3)
Voting Record Time	6.30 p.m. on 15 January 2024 (4)
Court Meeting	10.00 a.m. on 17 January 2024
General Meeting	10.15 a.m. on 17 January 2024 (5)

The following dates and times associated with the Scheme are subject to change and will depend on, among other things, the date on which the Conditions to the Scheme are satisfied or, if capable of waiver, waived, and the date on which the Court sanctions the Scheme. Impellam will give adequate notice of any changes to these dates and times, when known, by issuing an announcement through a Regulatory Information Service, with such announcement being made available on Impellam's website at https://investors.impellam.com/offer-for-impellam-group-plc/. See also note (1).

Court Hearing	a date (following the Court and General Meetings) as soon as reasonably practicable after Bidco confirms the satisfaction or waiver of the Conditions (other than Conditions 1 and 2.3) ("D")
Last day for dealings in, and for the registration of transfer of Impellam Shares	D+1 Business Day
Scheme Record Time	6.00 p.m. on D+1 Business Day
Disablement of CREST in respect of Impellam Shares	6.00 p.m. on D+1 Business Day
Suspension of dealings in Impellam Shares	at 7.30 a.m. on D+2 Business Day
Effective Date of the Scheme	D+2 Business Days (6)
Cancellation of admission to trading of Impellam Shares on AIM	at 7.00 a.m. on D+3 Business Days
Latest date for despatch of cheques and crediting of CREST accounts for the Cash Consideration due under the Scheme and despatch of definitive certificates for Loan Notes under the Scheme	within 14 days of the Effective Date
Long Stop Date	1 August 2024 (7)

(1)          The dates and times given are indicative only and are based on current expectations and are subject to change.
References to times are to London, United Kingdom time unless otherwise stated. If any of the times and/or dates above change, the revised times and/or dates will be notified to Impellam Shareholders by announcement through a Regulatory Information Service.
(2)          It is requested that BLUE Forms of Proxy for the Court Meeting be lodged not later than 48 hours prior to the time appointed for the Court Meeting or, if the Court Meeting is adjourned, 48 hours prior to the time fixed for any adjourned Court Meeting (excluding any part of such 48-hour period falling on a day that is not a working day). If the BLUE Form of Proxy for the Court Meeting is not lodged by 10.00 a.m. on 15 January 2024, it may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).
(3)          In order to be valid, the YELLOW Forms of Proxy for the General Meeting must be lodged not later than 10.15 a.m. on 15 January 2024 or, if the General Meeting is adjourned, 48 hours prior to the time fixed for the adjourned General Meeting (excluding any part of such 48-hour period falling on a day that is not a working day).
(4)          If either the Court Meeting or the General Meeting is adjourned, the Voting Record Time for the relevant adjourned Meeting will be 6.30 p.m. on the day which is two Business Days prior to the date of the adjourned Meeting.
(5)          To commence at 10.15 a.m. or as soon thereafter as the Court Meeting concludes or is adjourned.
(6)          Impellam expects that, subject to the satisfaction (or, where applicable, waiver) of the Conditions in Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of this Document, the Scheme will become Effective during the first half of 2024.
(7)          This is the latest date by which the Scheme may become Effective. However, the Long Stop Date may be extended to such later date as may be agreed by Impellam and Bidco (with the Panel's consent and as the Court may approve (if such consent and/or approval is required)) or if the Panel requires an extension to the Long Stop Date pending final determination of an issue under section 3(g) of Appendix 7 to the Code.

PART I

LETTER FROM THE CHAIRMAN OF IMPELLAM

(Incorporated in England and Wales with registered number 06511961)

Impellam Directors:
Lord Ashcroft KCMG PC          (Non-Executive Chairman)
Julia Robertson          (Chief Executive Officer)
Timothy Briant          (Chief Financial Officer)
Mike Ettling          (Independent Non-Executive Director)
Angela Entwistle           (Non-Executive Director)
Michael Laurie          (Independent Non-Executive Director)
Baroness Stowell of Beeston MBE PC           (Independent Non-Executive Director)
Registered office: 800 The Boulevard Capability Green Luton Bedfordshire LU1 3BA
22 December 2023

To the holders of Impellam Shares and persons with information rights.

Dear Impellam Shareholder,

RECOMMENDED ACQUISITION OF IMPELLAM GROUP PLC BY HEATHER GLOBAL PLC

1.	Introduction

On 13 December 2023, the boards of directors of Impellam Group plc, HeadFirst Global B.V. and Heather Global PLC announced that they had reached agreement on the terms and conditions of a recommended offer pursuant to which Bidco shall acquire the entire issued, and to be issued, ordinary share capital of Impellam (the "Acquisition"). It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

I am writing to you today, on behalf of the Impellam Directors, to set out the background to the Acquisition and the reasons why the Impellam Directors consider the terms of the Acquisition to be fair and reasonable. The Impellam Directors recommend unanimously that you vote in favour of the Scheme at the Court Meeting and vote in favour of the Resolution to be proposed at the General Meeting (or, in the event that the Acquisition is implemented by way of an Offer, accept the Offer) as the Impellam Directors who hold Impellam Shares have irrevocably undertaken to do so (or procure to be done) in respect of their own beneficial holdings, amounting to 2,452,325 Impellam Shares in aggregate, representing approximately 5.5 per cent. of the ordinary share capital of Impellam as at the Latest Practicable Date.

I also draw your attention to the letter from Houlihan Lokey set out in Part II (Explanatory Statement) of this Document which gives details about the Acquisition and to the additional information set out in Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document. I would also draw your attention to the detailed summary of the Loan Notes in Part IV (Summary of the Loan Notes) of this Document. Further information relating to the irrevocable undertakings given by those Impellam Directors who hold Impellam Shares, including the circumstances in which they cease to be binding, is set out at paragraph 6 (Irrevocable undertakings) of this letter, and in paragraph 6 (Irrevocable undertakings) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document.

In order to approve the terms of the Acquisition, the required majority of Scheme Shareholders will need to vote in favour of the Scheme at the Court Meeting and the required majority of Impellam Shareholders will need to vote in favour of the Resolution to be proposed at the General Meeting (as set out in paragraph 12 (Conditions to the Acquisition) of Part II (Explanatory Statement) of this Document). The Court Meeting and the General Meeting are to be held at the offices of Allen & Overy LLP, One Bishops Square, London, E1 6AD on 17 January 2024 at 10.00 a.m. and 10.15 a.m. (or as soon thereafter as the Court Meeting concludes or is adjourned), respectively.

Details of the actions you should take are set out in paragraph 20 (Action to be taken) of Part II (Explanatory Statement) of this Document. The recommendation of the Impellam Directors is set out in paragraph 12 (Recommendation) of this letter.

2.	Summary of the terms of the Acquisition

Under the terms of the Acquisition, which is subject to the Conditions and further terms set out in Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of this Document, Scheme Shareholders at the Scheme Record Time will be entitled to receive, for each Impellam Share:

557.2 pence in cash (the "Cash Consideration"); and

392.8 pence in principal amount of loan notes (the "Loan Note Consideration").

In addition, Impellam Shareholders who were on the register of members as at 15 December 2023 will remain entitled to receive the interim dividend of 55.9 pence per Impellam Share declared by Impellam on 8 November 2023. As detailed below, prior to the Effective Date the Impellam Board also intends to declare a further cash dividend of 22.4 pence per Impellam Share and an in specie (i.e. non-cash) dividend equating to 56.1 pence per Impellam Share (in each case on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) (the interim dividend and such further dividends together, the "Dividends").

The Cash Consideration, the Loan Note Consideration and the aggregate amount of the Dividends (together the "Total Shareholder Proceeds"), aggregate to 1,084.4 pence per Impellam Share (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) which represents a premium of:

•	154.6 per cent. over the Closing Price of 426 pence per Impellam Share on 11 April 2022 (the trading day immediately before the commencement of the Offer Period); and

•	66.8 per cent. over the Closing Price of 650 pence per Impellam Share on 12 December 2023 (the last practicable date before the Rule 2.7 Announcement).

The Total Shareholder Proceeds (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) value the entire issued share capital of Impellam at approximately £483.2 million.

The Loan Notes

The Loan Note Consideration of 392.8 pence per Impellam Share consists of:

•	258.2 pence in principal amount of non-convertible loan notes (the "Non-Convertible Loan Notes");

•	67.3 pence in principal amount of fixed rate convertible loan notes (the "Tranche A Convertible Loan Notes"); and

•
67.3 pence in principal amount of variable fixed rate extendable convertible loan notes (the "Tranche B Convertible Loan Notes"; together with the Non-Convertible Loan Notes and the Tranche A Convertible Loan Notes, the "Loan Notes").

The Non-Convertible Loan Notes accrue interest at 17 per cent. per annum, compounded and capitalised quarterly and payable upon redemption. Unless previously redeemed, the Non-Convertible Loan Notes have an initial maturity date of 3 years following the Effective Date (with a proportion only of the Non-Convertible Loan Notes capable of extension by a further 12 months as described in paragraph 14 of Part II (Explanatory Statement) and Part IV (Summary of the Loan Notes) of this Document).

The Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes (together, the "Convertible Loan Notes") each accrue interest at 12 per cent. per annum, compounded and capitalised quarterly. The Convertible Loan Notes have an initial maturity date of 12 months and one day following the date on which the Consideration will be despatched pursuant to the Acquisition. The initial maturity of the Tranche B Convertible Loan Notes may be extended by 6 months by the Noteholders (acting by simple majority). If the initial maturity date is extended, the applicable interest rate will reduce, in the specific circumstance described in paragraph 5.3 of Part IV (Summary of the Loan Notes) of this Document, to 5 per cent. per annum, payable quarterly in cash in arrear.

The Convertible Loan Notes are convertible into up to 20 per cent. of Bidco's total ordinary share capital and preferred share capital (as at the Effective Date) in the circumstances described in paragraph 14 of Part II (Explanatory Statement) and Part IV (Summary of the Loan Notes) of this Document.

In respect of any Restricted Overseas Shareholder, Bidco may at its discretion determine: (i) that no Loan Notes shall be allotted to such Restricted Overseas Shareholder; (ii) that the Loan Notes due to such Restricted Overseas Shareholders pursuant to the Acquisition may be issued to a trustee to hold pending delivery to such Restricted Overseas Shareholders being permitted and/or (if possible) be sold by such trustee with any proceeds (minus the costs of such sale) to be delivered to the Restricted Overseas Shareholder; and/or (iii) that additional cash consideration may be paid to such Restricted Overseas Shareholder in lieu of their Loan Notes.

Further information about the Acquisition is provided in Part II (Explanatory Statement) of this Document and further information about the Loan Notes is provided in paragraph 14 of Part II (Explanatory Statement) and Part IV (Summary of the Loan Notes) of this Document.

3.	Impellam Dividends

Impellam Shareholders who were on the register of members of Impellam as at 15 December 2023 will remain entitled to receive and retain the interim dividend of 55.9 pence per Impellam Share for the 52 week period ending 5 January 2024, which was declared by Impellam on 8 November 2023, without any reduction to the Consideration (the "Interim Dividend"). As previously announced by Impellam, settlement of the Interim Dividend will take place on 12 January 2024.

In addition to the Interim Dividend, the Impellam Directors intend to declare, before the Effective Date, a special cash dividend of, in aggregate, £10 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) to 22.4 pence per Impellam Share (the "Cash Dividend"). Settlement of the Cash Dividend will take place on or before the Effective Date and will not be conditional upon the Acquisition becoming Effective. Impellam Shareholders on Impellam's register of members on the record date for the Cash Dividend will be entitled to receive and retain the Cash Dividend without any reduction to the Consideration.

In addition to the Interim Dividend and Cash Dividend, the Impellam Directors intend to declare, before the Effective Date, a special dividend of, in aggregate, £25 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) to approximately 56.1 pence per Impellam Share which the Impellam Directors intend will be settled by way of a dividend in specie to eligible Impellam Shareholders of the shares in one or more newly-incorporated subsidiaries of Impellam (each a "ShellCo") (the "ShellCo Dividend"). The Impellam Directors intend that the ShellCos will have no assets or liabilities other than an amount in cash equal to, in aggregate, £25 million. The ShellCos will pursue strategic investment opportunities and the ShellCos' shares (which, following settlement of the ShellCo Dividend, will be held by Impellam Shareholders) are expected to be listed (at the ShellCos’ cost) on the Bermuda Stock Exchange. Settlement of the ShellCo Dividend will not be conditional upon the Acquisition becoming Effective. Eligible Impellam Shareholders on Impellam's register of members on the record date for the ShellCo Dividend will be entitled to receive and retain the ShellCo Dividend without any reduction to the Consideration. Impellam will make further announcements in due course in relation to the timing and manner of settlement of the ShellCo Dividend, including details about each ShellCo, their directors and, the number of ShellCo shares which will be distributed to Impellam shareholders, together with any further information required to comply with Rule 13 (Related Party Transactions) of the AIM Rules, if applicable.

If, on or after the date of the Rule 2.7 Announcement and on or prior to the Effective Date, any dividend, distribution or other return of capital (other than the Interim Dividend, the Cash Dividend and the ShellCo Dividend) is declared, made, or paid, or becomes payable by Impellam, Bidco reserves the right to reduce the Cash Consideration by an amount equal to the aggregate amount of such dividend, distribution, or other return of capital. In such circumstances, Impellam Shareholders shall be entitled to retain any such dividend, distribution, or other return of capital declared, made, or paid.

Scheme Shares will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights or interests of any nature at the Effective Date or thereafter attached thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any return of capital (whether by reduction of share capital or share premium account or otherwise) announced, authorised, declared, made or paid in respect of the Scheme Shares by reference to a record date falling on or after the Effective Date.

4.	Background to and reasons for the Impellam Directors' recommendation

On 12 April 2022, Impellam announced that it had received notification from Lord Ashcroft, Chairman of the Impellam Board and majority shareholder of Impellam, that he wished to explore opportunities to sell his Impellam Shares. As at that date, the 28,019,055 Impellam Shares in which Lord Ashcroft and his connected parties were interested represented 62.0 per cent. of the Impellam Shares in issue. This announcement commenced the "Offer Period" in relation to Impellam under Rule 2.2(f) of the Code.

Since that time, Lord Ashcroft and Impellam have been working constructively to ensure that the interests of Impellam Shareholders as a whole are properly considered whilst Lord Ashcroft reviewed his options.

On 4 July 2023, in response to media speculation concerning a possible offer for Impellam, Impellam confirmed that it was in discussions with HeadFirst. These discussions with HeadFirst have resulted in the Acquisition and the Scheme. The Impellam Board highlights that Lord Ashcroft is supportive of the Acquisition and that he and his connected parties have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting in respect of, in aggregate, 28,019,055 Impellam Shares representing 62.9 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

Whilst evaluating the terms of the Acquisition, the Impellam Board has considered in detail the ongoing opportunities and risks facing Impellam as a standalone, listed entity.

The Impellam Board notes Impellam's operational and financial progress in recent years and, in particular, the recent refocusing of the Impellam Group following the disposal of its Healthcare and Regional Staffing businesses in March 2023. The Impellam Board highlights the dividends that it has recently declared (and which it intends to declare prior to Completion) which have been made possible by the successful execution of Impellam's strategy. It remains confident in the continued execution of its growth strategy and in the potential for additional value creation in the longer term.

However, the Impellam Board recognises that current market conditions remain challenging and that both customer and candidate confidence in the global talent sector are currently depressed. The Impellam Board has also noted that, overall, the performance of the sector during the time that Impellam has been in its Offer Period has been and remains somewhat subdued.

The Impellam Board acknowledges that the market in Impellam Shares is very illiquid, with average daily volumes traded during the twelve-month period ended 12 December 2023 being only 14,570 Impellam Shares, including 512,008 Impellam Shares repurchased for cancellation by Impellam in that twelve-month period pursuant to its ongoing share purchase plans, the most recent of which was entered into on 7 July 2023 (the "Share Purchase Plan"). This low level of liquidity can make it challenging for Impellam Shareholders to monetise their holdings in the market should they wish to do so. The Share Purchase Plan will remain in place until the Effective Date to continue to provide an element of potential liquidity to the market in Impellam Shares in accordance with its terms.

The Impellam Board believes that that the Total Shareholder Proceeds value Impellam at favourable multiples of 2.4 times FY22 net fee income and 14.1 times FY22 adjusted EBITDA. In addition, the Total Shareholder Proceeds represent a premium of 154.6 per cent. to the Closing Price of 426 pence per Impellam Share on 11 April 2022, the last practicable date before the commencement of the Offer Period, and 66.8 per cent. to the Closing Price of 650 pence per Impellam Share on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement.

The Impellam Board is aware of the complex nature of the structure of the Consideration and notes that the Cash Consideration of 557.2 pence per Impellam Share alone is materially in excess of the undisturbed Impellam Share price of 426 pence prior to the commencement of the Offer Period and will provide Impellam Shareholders with the opportunity to receive a substantial portion of their investment in Impellam Shares in cash.

The Impellam Board believes that the Non-Convertible Loan Notes, with a principal amount of 258.2 pence per Impellam Share and with interest accruing at a rate of 17.0 per cent. per annum (compounding and capitalised quarterly), will provide Impellam Shareholders with an appropriate return for the proportion of the Consideration they represent when they are redeemed in accordance with their terms.

Similarly, the Impellam Board believes that the Convertible Loan Notes, with an aggregate principal amount of 134.6 pence per Impellam Share and with interest accruing at an initial rate of 12.0 per cent. per annum (compounding and capitalised quarterly), will provide Impellam Shareholders with an appropriate return for the proportion of the Consideration they represent, bearing in mind the potential for the Convertible Loan Notes to convert into equity in Bidco. The Impellam Board notes HeadFirst's reasons for the Acquisition (set out in paragraph 5 below) and the potential benefits which will accrue to the Enlarged Group following the combination and integration of Impellam and HeadFirst. If the Convertible Loan Notes are not redeemed for cash in accordance with their terms, Impellam Shareholders may become interested in up to 20 per cent. of Bidco's total ordinary share capital and preferred share capital, which will allow them an ongoing exposure to any equity value creation at the Enlarged Group post Completion. The Impellam Board is comforted that Julia Robertson and Tim Briant, currently CEO and CFO of Impellam respectively, will join the board of Bidco on Completion as Group CEO and Group CFO to assist in the integration of Impellam and the delivery of the Enlarged Group's strategy.

The Impellam Board also notes the requirement for Bidco to take all steps within its control to list the Loan Notes on TISE in Guernsey, thus providing an exemption from United Kingdom withholding tax on payments of interest and principal.

In summary, taking all the above into account, and having been so advised by Houlihan Lokey as to the financial terms of the Acquisition, the Impellam Board considers the terms of the Acquisition to be fair and reasonable, and in the best interests of Impellam Shareholders as a whole.

In addition to the financial terms of the Acquisition, in its evaluation of HeadFirst as a suitable owner of Impellam from the perspective of all Impellam stakeholders, the Impellam Board has also taken into account Bidco and HeadFirst's intentions for the business, management and employees and other stakeholders of Impellam as set out in paragraph 7 below.

In particular, the Impellam Board notes that HeadFirst intends for employees of Impellam to benefit from potential new opportunities which will emerge in the Enlarged Group and that HeadFirst has no intention of closing any of Impellam's offices or making material changes to Impellam's headcount as a result of the Acquisition. The Impellam Board also notes that HeadFirst intends to safeguard the existing contractual and statutory employment rights of the employees of Impellam upon Completion.

The Impellam Board acknowledges the strategic rationale of combining HeadFirst and Impellam into the Enlarged Group. The Impellam Board anticipates that the Acquisition will allow the Enlarged Group to benefit from a more digitally enabled and diverse service offering with an increased geographic reach which, together with other potential synergies, will benefit its customers and workers, make it more competitive and, in turn, present additional career opportunities for Impellam employees.

Accordingly, after careful consideration, the Impellam Board recommends unanimously that Impellam Shareholders vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting.

5.	Background to and reasons for the Acquisition

HeadFirst is a pan-European provider of HR technology solutions, serving clients across continental Europe from its offices in the Netherlands and Belgium.

Since the foundation of HeadFirst in 1995, HeadFirst has been growing both organically and through acquisitions. In 2022, funds managed by IceLake provided additional capital to HeadFirst to further support and accelerate growth, including targeting larger value-accretive acquisitions, and became its majority investor.

HeadFirst believes that Impellam represents an attractive opportunity to invest in one of the leading MSPs in the world and a leading STEM workforce and recruitment group in the UK. There is compelling strategic rationale for the combination between HeadFirst and Impellam, which is expected to deliver the following benefits:

•
a highly complementary geographic footprint, with limited to no overlap, creating an Enlarged Group with a strong presence across continental Europe, the UK, the US and Australia, benefiting customers with increased geographical coverage;

•	allowing complementary skillsets and expertise to create substantial cross selling opportunities;

•	capitalising on HeadFirst's digital data platform to increase operational and business performance further across the Enlarged Group; and

•	creating a strong combined management team that can continue to deliver on the long term strategy of the Enlarged Group.

The Enlarged Group will have over €7 billion spend under management.

6.	Irrevocable undertakings

Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from Impellam Directors who hold Impellam Shares in respect of their entire beneficial holdings, amounting in aggregate to 2,452,325 Impellam Shares representing approximately 5.5 per cent. of the Impellam Shares in issue on the Latest Practicable Date.

In addition to the irrevocable undertakings received from the Impellam Directors who hold Impellam Shares, Bidco has received an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from the Lombard Trust in respect of 25,745,300 Impellam Shares, representing approximately 57.8 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

In aggregate, therefore, Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting in respect of 28,197,625 Impellam Shares, in aggregate, representing approximately 63.3 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

Further details of these irrevocable undertakings are set out in paragraph 6 (Irrevocable undertakings) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document. Copies of the irrevocable undertakings are available on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively, and will remain on display until the end of the Offer Period.

7.	HeadFirst's strategic plans and intentions with respect to management, employees and locations of Impellam

The following paragraphs are Bidco's statements of intention as required to be included in this Document by virtue of Rule 24.2 of the Code.

As described in paragraph 5 (Background to and reasons for the Acquisition) above, the Acquisition is a highly-compelling strategic prospect for HeadFirst, providing the opportunity for growth and strong value creation for the Enlarged Group. HeadFirst believes that the Acquisition of Impellam will create a global HR technology and solutions platform, with strong presence across continental Europe, the UK, the US and Australia. HeadFirst also believes that the Enlarged Group will benefit from a diverse service offering, with multiple avenues for future growth.

Management, employees and pension schemes

HeadFirst values highly Impellam's strong brands, services and culture and attaches significant importance to the skillset, expertise and experience of Impellam's management team and employees. HeadFirst envisages that the key executive management of Impellam, namely Julia Robertson (current Chief Executive Officer of Impellam) and Tim Briant (current Chief Financial Officer of Impellam) will join the board of directors of Bidco as Group CEO and Group CFO, respectively. Julia Robertson and Tim Briant will work with other Bidco Board members, Marion Van Happen, who will continue as CEO of HeadFirst, Boyd Sleeman, Koen Bekkering, Bastiaan Hagenouw, Matteo Racca and any director nominated from time to time by the holders of the Non-Convertible Loan Notes who will be non-executive directors, and Han Kolff, who will be non-executive chairman, to ensure the future success and growth of the Enlarged Group.

HeadFirst has not entered into, and has not had discussions on proposals to enter into, any form of incentivisation arrangements with members of Impellam's management.

HeadFirst does not expect to make material changes to Impellam's headcount following Completion and intends that the existing employees of Impellam will benefit from potential new opportunities and will make an important contribution to the success of the Enlarged Group. With regards to its plans for the continued employment of Impellam employees, there is no intention to make material changes in the conditions of employment of Impellam employees, including compensation packages and level of pension contributions to Impellam's defined contributions plan.

The non-executive Impellam Directors intend to resign as directors of Impellam with effect from Completion.

Headquarters, locations, fixed assets and research and development

Given the limited geographic overlap between HeadFirst and Impellam, HeadFirst has no intention of changing the locations or functions of Impellam's places of business or of closing any offices, including the location and functions of Impellam's headquarters, except that after Impellam's admission to AIM ceases HeadFirst expects that the investor relations and other listing related functions at Impellam's headquarters will also cease. Similarly, HeadFirst has no intention of disposing of, or redeploying any material fixed assets of Impellam as a consequence of the Acquisition. In addition, as far as HeadFirst is aware, Impellam's current research and development activities are limited to software development. HeadFirst understands the importance of continued innovation in the business, and intends to continue to invest in and develop Impellam's R&D capabilities as part of the Enlarged Group.

Trading facilities

Impellam Shares are currently admitted to trading on AIM. As detailed in paragraph 15 (Cancellation of admission to trading of Impellam Shares) of Part II (Explanatory Statement) of this Document, prior to the Effective Date, Impellam will make an application to the London Stock Exchange for the cancellation of the admission to trading of Impellam Shares on AIM to take effect shortly after the Effective Date.

None of the statements in this paragraph 7 constitute "post-offer undertakings" for the purposes of Rule 19.5 of the Code.

8.	Action to be taken by Impellam Shareholders

Details of the approvals being sought at the Court Meeting and the General Meeting and the action to be taken by Impellam Shareholders and Scheme Shareholders in respect of the Acquisition and the Scheme are set out in paragraph 20 (Action to be taken) of Part II (Explanatory Statement) of this Document.

Details relating to the cancellation of admission to trading of the Impellam Shares on AIM are included in paragraph 15 (Cancellation of admission to trading of Impellam Shares) of Part II (Explanatory Statement) of this Document. Details relating to the settlement of the Cash Consideration and issuance of definitive certificates in respect of the Loan Notes are included in paragraph 16 (Settlement of Consideration) of Part II (Explanatory Statement) of this Document.

9.	Overseas Shareholders

Overseas Shareholders should refer to Part IX (Additional Information for Overseas Shareholders) of this Document.

10.	United Kingdom taxation

Your attention is drawn to Part VIII (United Kingdom Taxation) of this Document, which contains a summary of limited aspects of the United Kingdom tax treatment of the Scheme. These summaries relate only to the position of certain categories of Impellam Shareholders (as explained further in Part VIII (United Kingdom Taxation) of this Document), do not constitute tax advice and do not purport to be a complete analysis of all potential United Kingdom tax consequences of the Scheme.

You are strongly advised to contact an appropriate independent professional adviser immediately to discuss the tax consequences of the Scheme on your particular circumstances, in particular if you are in any doubt about your own taxation position or you are subject to taxation in a jurisdiction other than the United Kingdom.

11.	Impellam's current trading and prospects

On 21 August 2023, Impellam announced its results for the 26 weeks ended 30 June 2023 (the "Interim Results"). A copy of the Interim Results is available on Impellam’s website at https://investors.impellam.com/offer-for-impellam-group-plc/. The Interim Results announcement included the following statement on the prospects for the Impellam Group:

"Our newly focused integrated workforce solutions and STEM talent business has shown resilience in H1 against the backdrop of extremely challenging market conditions. Given the opportunities that the persisting global talent shortages present, we are well placed for growth when customer and candidate confidence return. Our optimism is further buoyed by the number of workforce solutions implementations going live in H2. As we complete our separation from the disposed business we are identifying opportunities in our new operating model to deliver better outcomes for our customers and efficiency savings which will drive further improvements in our underlying performance in H2 and beyond."

Trading since the release of the Interim Results has been broadly in line with the Impellam Board's expectations.

12.	Recommendation of the Impellam Directors

The Impellam Directors, who have been so advised by Houlihan Lokey as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Impellam Directors, Houlihan Lokey has taken into account the commercial assessments of the Impellam Directors. Houlihan Lokey is providing independent financial advice to the Impellam Directors for the purposes of Rule 3 of the Code.

Accordingly, the Impellam Directors recommend unanimously that Impellam Shareholders vote in favour of the Scheme at the Court Meeting and vote in favour of the Resolution at the General Meeting (or, in the event that the Acquisition is implemented by way of an Offer, accept the Offer) as the Impellam Directors who hold Impellam Shares as at the date of this Document have irrevocably undertaken to do (or procure to be done) in respect of their own beneficial holdings, amounting to 2,452,325 Impellam Shares in aggregate, representing approximately 5.5 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

13.	Further information

Your attention is drawn to further information contained in Part II (Explanatory Statement), Part III (Conditions to the Implementation of the Scheme and to the Acquisition), Part IV (Summary of the Loan Notes), Part V (The Scheme of Arrangement) and Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document, which provide further details concerning the Scheme.

You are advised to read the whole of this Document and the accompanying Forms of Proxy and not rely only on the summary information contained in this letter or the Explanatory Statement.

Yours faithfully,

Lord Ashcroft KCMG PC
Non-Executive Chairman
Impellam Group plc

PART II

EXPLANATORY STATEMENT

(in compliance with section 897 of the Companies Act)

Houlihan Lokey UK Limited
One Curzon Street
London, W1J 5HD

22 December 2023

To the holders of Impellam Shares and persons with information rights.

Dear Impellam Shareholder,

RECOMMENDED ACQUISITION OF IMPELLAM GROUP PLC BY HEATHER GLOBAL PLC

1.	Introduction

On 13 December 2023, the boards of Impellam, HeadFirst and Bidco announced that they had reached agreement on the terms and conditions of a recommended acquisition pursuant to which Bidco shall acquire the entire issued, and to be issued, ordinary share capital of Impellam (the "Acquisition"). It is intended that the Acquisition will be effected by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

The Scheme requires, among other things, the approval of Scheme Shareholders at the Court Meeting and of Impellam Shareholders at the General Meeting, as well as the sanction of the Court.

Your attention is drawn to the letter set out in Part I (Letter from the Chairman of Impellam) of this Document, which forms part of this Explanatory Statement. The letter contains, among other things: (i) the Impellam Directors' unanimous recommendation that Impellam Shareholders vote in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting; and (ii) information on the background to, and reasons for, giving this recommendation.

The Impellam Directors have been advised by Houlihan Lokey as to the financial terms of the Acquisition. Houlihan Lokey has been authorised by the Impellam Directors to write to you to explain the terms of the Acquisition and to provide you with other relevant information. In giving its advice, Houlihan Lokey is advising the Impellam Directors in relation to the Acquisition and is not acting for any Impellam Director in their personal capacity nor for any Impellam Shareholder in relation to the Acquisition. Houlihan Lokey will not be responsible to any such person for providing the protections afforded to its clients or for advising any such person in relation to the Acquisition. In particular, Houlihan Lokey owes no duties or responsibilities to any particular Impellam Shareholder concerning the Acquisition.

This Part II (Explanatory Statement) contains a summary of the terms of the Scheme. The terms of the Scheme are set out in full in Part V (The Scheme of Arrangement) of this Document. For Overseas Shareholders, your attention is drawn to Part IX (Additional Information for Overseas Shareholders) of this Document, which forms part of this Explanatory Statement.

Statements made or referred to in this Explanatory Statement regarding Bidco's reasons for the Acquisition, information concerning the business of Bidco, the financial effects of the Acquisition on Bidco and/or intentions or expectations of or concerning Bidco reflect the views of the Bidco Directors.

Statements made or referred to in this Explanatory Statement regarding the background to and reasons for the recommendation of the Impellam Directors, information concerning the business of the Impellam Group and/or intentions or expectations of or concerning the Impellam Group prior to completion of the Acquisition reflect the views of the Impellam Directors.

2.	Summary of the terms of the Acquisition and the Scheme

Under the terms of the Acquisition, which is subject to the Conditions and further terms set out in Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of this Document, Scheme Shareholders at the Scheme Record Time will be entitled to receive, for each Impellam Share:

557.2 pence in cash (the "Cash Consideration"); and

392.8 pence in principal amount of loan notes (the "Loan Note Consideration").

In addition, Impellam Shareholders who were on the register of members as at 15 December 2023 will remain entitled to receive the interim dividend of 55.9 pence per Impellam Share declared by Impellam on 8 November 2023. As detailed below, prior to the Effective Date the Impellam Board also intends to declare a further cash dividend of 22.4 pence per Impellam Share and an in specie (i.e. non-cash) dividend equating to 56.1 pence per Impellam Share (in each case, on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) (the interim dividend and such further dividends together, the "Dividends").

The Cash Consideration, the Loan Note Consideration and the aggregate amount of the Dividends (together the "Total Shareholder Proceeds"), aggregate to 1,084.4 pence per Impellam Share (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) which represents a premium of:

•	154.6 per cent. over the Closing Price of 426 pence per Impellam Share on 11 April 2022 (the trading day immediately before the commencement of the Offer Period); and

•	66.8 per cent. over the Closing Price of 650 pence per Impellam Share on 12 December 2023 (the last practicable date before the Rule 2.7 Announcement).

The Total Shareholder Proceeds (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) value the entire issued share capital of Impellam at approximately £483.2 million.

Scheme Shares will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights or interests of any nature at the Effective Date or thereafter attached thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any return of capital (whether by reduction of share capital or share premium account or otherwise) announced, authorised, declared, made or paid in respect of the Scheme Shares by reference to a record date falling on or after the Effective Date.

The Loan Notes

The Loan Note Consideration of 392.8 pence per Impellam Share consists of:

•	258.2 pence in principal amount of non-convertible loan notes (the "Non-Convertible Loan Notes");

•	67.3 pence in principal amount of fixed rate convertible loan notes (the "Tranche A Convertible Loan Notes"); and

•
67.3 pence in principal amount of variable fixed rate extendable convertible loan notes (the "Tranche B Convertible Loan Notes"; together with the Non-Convertible Loan Notes and the Tranche A Convertible Loan Notes, the "Loan Notes").

The Non-Convertible Loan Notes accrue interest at 17 per cent. per annum, compounded and capitalised quarterly and payable upon redemption. Unless previously redeemed, the Non-Convertible Loan Notes have an initial maturity date of 3 years following the Effective Date (with a proportion only of the Non-Convertible Loan Notes capable of extension by a further 12 months as described in Part IV (Summary of the Loan Notes) of this Document).

The Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes (together, the "Convertible Loan Notes") each accrue interest at 12 per cent. per annum, compounded and capitalised quarterly. The Convertible Loan Notes have an initial maturity date of 12 months and one day following the date on which the Consideration will be despatched pursuant to the Acquisition. The initial maturity of the Tranche B Convertible Loan Notes may be extended by 6 months by the Noteholders (acting by simple majority). If the initial maturity date is extended, the applicable interest rate will reduce, in the specific circumstance described in paragraph 5.3 of Part IV (Summary of the Loan Notes) of this Document, to 5 per cent. per annum, payable quarterly in cash in arrear.

The Convertible Loan Notes are convertible into up to 20 per cent. of Bidco's total ordinary share capital and preferred share capital (as at the Effective Date) in the circumstances described in Part IV (Summary of the Loan Notes) of this Document.

In respect of any Restricted Overseas Shareholder, Bidco may at its discretion determine: (i) that no Loan Notes shall be allotted to such Restricted Overseas Shareholder; (ii) that the Loan Notes due to such Restricted Overseas Shareholders pursuant to the Acquisition may be issued to a trustee to hold pending delivery to such Restricted Overseas Shareholders being permitted and/or (if possible) be sold by such trustee with any proceeds (minus the costs of such sale) to be delivered to the Restricted Overseas Shareholder; and/or (iii) that additional cash consideration may be paid to such Restricted Overseas Shareholder in lieu of their Loan Notes.

3.	Impellam Dividends

Impellam Shareholders who were on the register of members of Impellam as at 15 December 2023 will remain entitled to receive and retain the interim dividend of 55.9 pence per Impellam Share for the 52 week period ending 5 January 2024, which was declared by Impellam on 8 November 2023, without any reduction to the Consideration (the "Interim Dividend"). As previously announced by Impellam, settlement of the Interim Dividend will take place on 12 January 2024.

In addition to the Interim Dividend, the Impellam Directors intend to declare, before the Effective Date, a special cash dividend of, in aggregate, £10 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) to 22.4 pence per Impellam Share (the "Cash Dividend"). Settlement of the Cash Dividend will take place on or before the Effective Date and will not be conditional upon the Acquisition becoming Effective. Impellam Shareholders on Impellam's register of members on the record date for the Cash Dividend will be entitled to receive and retain the Cash Dividend without any reduction to the Consideration. Settlement of the Cash Dividend will take place on or before the Effective Date and will not be conditional upon the Acquisition becoming Effective.

In addition to the Interim Dividend and Cash Dividend, the Impellam Directors intend to declare, before the Effective Date, a special dividend of, in aggregate, £25 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement) to 56.1 pence per Impellam Share which the Impellam Directors intend will be settled by way of a dividend in specie to eligible Impellam Shareholders of the shares in one or more newly-incorporated subsidiaries of Impellam (each a "ShellCo") (the "ShellCo Dividend"). The Impellam Directors intend that the ShellCos will have no assets or liabilities other than an amount in cash equal to, in aggregate, £25 million. The ShellCos will pursue strategic investment opportunities and the ShellCos' shares (which, following settlement of the ShellCo Dividend, will be held by Impellam Shareholders) are expected to be listed (at the ShellCos’ cost) on the Bermuda Stock Exchange. Settlement of the ShellCo Dividend will not be conditional upon the Acquisition becoming Effective. Eligible Impellam Shareholders on Impellam's register of members on the record date for the ShellCo Dividend will be entitled to receive and retain the ShellCo Dividend without any reduction to the Consideration. Impellam will make further announcements in due course in relation to the timing and manner of settlement of the ShellCo Dividend, including details about each ShellCo, their directors and, the number of ShellCo shares which will be distributed to Impellam shareholders, together with any further information required to comply with Rule 13 (Related Party Transactions) of the AIM Rules, if applicable.

If, on or after the date of the Rule 2.7 Announcement and on or prior to the Effective Date, any dividend, distribution or other return of capital (other than the Interim Dividend, Cash Dividend and the ShellCo Dividend) is declared, made, or paid, or becomes payable by Impellam, Bidco reserves the right to reduce the Cash Consideration by an amount equal to the aggregate amount of such dividend, distribution, or other return of capital. In such circumstances, Impellam Shareholders shall be entitled to retain any such dividend, distribution, or other return of capital declared, made, or paid.

Scheme Shares will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights or interests of any nature at the Effective Date or thereafter attached thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any return of capital (whether by reduction of share capital or share premium account or otherwise) announced, authorised, declared, made or paid in respect of the Scheme Shares by reference to a record date falling on or after the Effective Date.

4.	Background to and reasons for the recommendation

Information relating to the background to and reasons for the Impellam Directors' recommendation of the Acquisition is set out in paragraph 4 of Part I (Letter from the Chairman of Impellam) of this Document.

5.	Irrevocable Undertakings

Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from Impellam Directors who hold Impellam Shares in respect of their entire beneficial holdings, amounting in aggregate to 2,452,325 Impellam Shares representing approximately 5.5 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

In addition to the irrevocable undertakings received from the Impellam Directors who hold Impellam Shares, Bidco has received an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from the Lombard Trust in respect of 25,745,300 Impellam Shares, representing approximately 57.8 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

In aggregate, therefore, Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting in respect of 28,197,625 Impellam Shares, in aggregate, representing approximately 63.3 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

Further details of these irrevocable undertakings are set out in paragraph 6 (Irrevocable undertakings) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document. Copies of the irrevocable undertakings are available on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively, and will remain on display until the end of the Offer Period.

6.	Information relating to Impellam

Impellam is the holding company of a group of integrated, diversified workforce and STEM talent providers offering global workforce solutions, talent management and specialist recruitment across a variety of industry sectors and key end markets.

Services provided by the Impellam Group's two key operating divisions are as follows:

•	Global Managed Services ("GMS"): multi-disciplinary management of the overall talent process to provide comprehensive workforce solutions; and

•	STEM: MSP, RPO, contract, permanent and statement of work workforce solutions focused on IT and digital specialists, data experts, scientists, clinicians, and engineers.

Impellam's divisions operate through multiple brands including Guidant Global and Comensura (GMS), as well as Carbon60, SRG, Lorien, and Bartech (STEM).

On 3 March 2023, Impellam completed the disposal of two previous operating divisions - Regional Specialist Staffing and Healthcare - which has allowed the Impellam Group to focus on its key GMS and STEM divisions, where the Impellam Board expects higher returns from attractive growth markets, significantly improved revenue visibility and improved conversions.

In FY22, the continuing operations of the Impellam Group generated revenue of £1,947.4 million (FY21: £1,580.3 million), gross profit of £204.9 million (FY21: £161.0 million), and adjusted EBITDA of £34.2 million (FY21: £26.2 million). As at 30 June 2023, the Impellam Group had net cash of £56.1 million on a pre-IFRS 16 basis.

Impellam is headquartered in the UK and the Impellam Shares were admitted to trading on AIM on 7 May 2008.

7.	Information relating to Bidco and HeadFirst

Bidco

Bidco is a newly formed public limited company incorporated in England and Wales established for the sole purpose of becoming the holding company of the HeadFirst Group and implementing the Acquisition. As of the date of this Document, the entire issued ordinary capital of Bidco is owned by ILC Holdco VII B.V. Pursuant to the Cooperation Agreement (as described in paragraph 13 below), HeadFirst and Bidco have undertaken to Impellam to effect the Bidco Restructuring such that Bidco will become the ultimate holding company of the HeadFirst Group prior to the Court Hearing.

HeadFirst

HeadFirst Group is a leading, international HR-tech service provider and one of the largest platforms for professionals in Benelux, operating across fifteen European countries. The organisation offers a wide range of HR solutions, such as Managed Service Providing, Recruitment Process Outsourcing, IT Sourcing & Recruitment and HR consultancy. More than twenty-five thousand professionals work for over five hundred clients in Europe, with which HeadFirst Group realises an annual revenue of over two billion euros. The main brands of HeadFirst Group are the labels HeadFirst, Between and Staffing Management Services, serving as MSP (including intermediary services), the RPO and recruitment specialist Sterksen, IT talent sourcer StarApple, and Belgian HR-tech company, ProUnity.

HeadFirst's digital HR services platform is at the centre of its end-to-end solutions, linking the supply side (professional talent and partners, including secondment, temporary employment and recruitment companies, and ICT/system integrators) to the demand side (organisations looking for contingent and permanent workforce). HeadFirst has a wide range of solutions addressing labour market challenges for permanent and flexible employment, including:

•
MSP and RPO – HeadFirst assumes (a part of) its client's process to find, select, hire, and manage required staff (both temporary and permanent). HeadFirst fully supports organisations, ranging from identifying labour needs to reporting. HeadFirst usually implements a Vendor Management System ("VMS") or Applicant Tracking System ("ATS") to properly facilitate the processes either owned or third-party depending on the client needs.

•
Intermediary services (MSP light) – HeadFirst fills assignments with suitable professionals by recruiting and sourcing (international) talent based on hiring needs. HeadFirst also takes over practicalities (e.g. contracting, invoicing, payrolling, tax compliance), mitigating risks for both employers and professionals regarding aspects of (external) employment.

•
IT talent sourcing – Solutions for permanent and temporary placements, e.g., filling of vacancies, employer brand building, contract negotiations, onboarding of new employees. HeadFirst sees high demand for IT specialists – or more broadly called STEM profiles. It requires a community-driven personal approach with perseverance to connect the best professionals to HeadFirst's clients.

•
Professionals and Partners services – Add-on services offered to suppliers and professionals, e.g. personalised matchmaking and tailored offer of assignments, quick processing of contracts, coverage under liability and cyber security insurance, early payments and training.

•
Platform driven smart matchmaking – HeadFirst helps client companies fill vacancies by identifying their needs and matching them with the right professional in their talent database. By using smart automation and Artificial Intelligence ("AI"), it is possible to completely digitalise the end-to-end process of sourcing, matching, contracting and payroll for 100 per cent. of staff. By doing so, HeadFirst can add personal touch points in the client and candidate journeys, where they really add value. This offers speed, convenience and cost efficiency to HeadFirst customers.

HeadFirst has a strong focus on technology and data. It operates a core online platform (Striive) that centralises all customer assignments, professionals and suppliers and is connected directly to its website CMS. HeadFirst also utilises AI and Robotic Process Automation to further enhance both its offering and its operational efficiencies, focusing on eliminating waste in core processes of recruitment, contracting and invoicing. HeadFirst's Business Intelligence (BI) team has created a central data lake that collects all data from the HeadFirst Group, allowing HeadFirst to gain rich insights into its operations.

Since the foundation of HeadFirst in 1995, HeadFirst has been growing both organically and through acquisitions. HeadFirst has completed 10 acquisitions since 2017, including Source, Staffing Management Services, Myler, Between Staffing Group, Sterksen, ProUnity, and Star Apple. These acquisitions have enabled HeadFirst to increase its geographic coverage and become a leading operator in the Benelux region, add new capabilities to enhance its ability to cross-sell services and products to its clients, provide a complete HR service, and gain access to new customer groups across the public and private sector.

For the twelve months ended 30 September 2023, based on unaudited management results, HeadFirst generated revenues (gross invoice value) of €2.5 billion, net fee income of €70 million and adjusted EBITDA of €33 million.

In 2022, HeadFirst received an investment from funds managed by IceLake (the "IceLake Funds"), which are currently its majority investor.

IceLake is an independent private equity firm that supports entrepreneurs and managers in building leading companies. Immediately after the Effective Date, Ice Lake Capital Fund II Coöperatief U.A., Ice Lake Capital Fund I Coöperatief U.A., ILC HF 1 C.V. and ILC HF 2 C.V., all of which are managed by IceLake, are expected to have an aggregate interest of approximately 66.0 per cent. of the pro forma fully diluted ordinary shares and approximately 68.5 per cent. of the pro forma fully diluted preference shares in Bidco.

Mr Boyd Sleeman and Mr Koen Bekkering are non-executive directors of HeadFirst Global BV and existing indirect shareholders of HeadFirst Global BV, and are intended to become non-executive directors of Bidco. Immediately after the Effective Date, Mr Boyd Sleeman is expected to hold an indirect interest of approximately 15.8 per cent. of the pro forma fully diluted ordinary shares and approximately 14.9 per cent. of the pro forma fully diluted preference shares of Bidco, and Mr Koen Bekkering is expected to hold an indirect interest of approximately 15.8 per cent. of the pro forma fully diluted ordinary shares and approximately 14.9 per cent. of the pro forma fully diluted preference shares of Bidco.

The above interests have been calculated based on the expected issued share capital of Bidco, as at the Effective Date, adjusted to reflect subscriptions pursuant to the IceLake Equity Commitment Letter and the share issuances contemplated by the Share Exchange Agreement.

8.	Financial effects of the Acquisition on Bidco

The Bidco Directors expect that the Acquisition will have a positive impact on Bidco's revenue, net fee income and adjusted EBITDA following the Effective Date. Additionally, with effect from the Effective Date, the assets and liabilities of Bidco will include the assets and liabilities of Impellam and HeadFirst, as well as any liabilities arising from the Acquisition, including the third party debt used to part fund the Cash Consideration (as described in paragraph 9 below) and the Loan Notes.

9.	Financing of the Acquisition

The Cash Consideration will be funded through: (i) equity subscriptions into Bidco by the IceLake Funds, and (ii) by third party debt financing.

On 13 December 2023 Bidco entered into an equity commitment letter (the "IceLake Equity Commitment Letter") with the IceLake Funds for an aggregate amount of €70.75 million (the "EUR ECL Amount"). On 13 December 2023 Bidco also entered into a contingent foreign currency forward transaction with Barclays (the "Contingent Currency Forward Confirmation”) to ensure that the EUR ECL Amount may be exchanged for at least £60 million which will be used to part finance the Cash Consideration. The IceLake Funds may syndicate part of their funding commitments to and/or Bidco may raise additional funding commitments from one or more co-investors either before or after the Scheme becomes Effective. If such co-investment occurs prior to the Scheme becoming Effective, an announcement will be made by Bidco through a Regulatory Information Service.

On 13 December 2023 Bidco (as original borrower and original guarantor), Barclays Bank PLC (acting as mandated lead arranger and bookrunner, facility agent and original lender) and U.S. Bank Trustees Limited (acting as security agent) entered into a bridge facility agreement (the "Bridge Facility Agreement"), pursuant to which a £219 million term loan facility is made available to Bidco, £194 million of which may be drawn towards financing the Cash Consideration payable pursuant to the Acquisition (and to finance costs, expenses and taxes in connection with the Acquisition and any Finance Documents (as defined therein)) and to refinance certain existing debt in the Impellam Group.

Jefferies and Barclays, in their capacity as financial advisers to Bidco, are satisfied that sufficient cash resources are available to Bidco to enable it to satisfy in full the Cash Consideration payable to the Scheme Shareholders under the terms of the Acquisition.

Further details of the debt financing and the equity financing arrangements are set out in paragraph 12 (Financing arrangements relating to Bidco) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document.

10.	The Impellam Directors and the effect of the Scheme on their interests

Details of the interests of the Impellam Directors in the issued ordinary share capital of Impellam are set out in Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document. Scheme Shares held by the Impellam Directors at the Scheme Record Time will be subject to the Scheme.

The Impellam Directors who hold Impellam Shares have irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting (and, if the Acquisition is subsequently structured as an Offer, accept or procure acceptance of such Offer) in respect of those Impellam Shares that they hold and in respect of which they control the voting rights.

Further details of these irrevocable undertakings, including the circumstances in which they cease to be binding, are set out in paragraph 6 (Irrevocable undertakings) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document.

Impellam intends, prior to the Effective Date, to grant cash awards to certain members of Impellam's senior management (the "Cash Awards") in an aggregate amount of up to £12.5 million. The recipients of any Cash Awards and the amount of each Cash Award will be determined by Impellam's Chairman prior to the Effective Date. The Cash Award will vest and become payable in full conditional on the occurrence of the Effective Date.

Particulars of the service agreements (including termination provisions) and letters of appointment of the Impellam Directors are set out in paragraph 7 (Impellam Directors' service agreements and letters of appointment) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document.

It is expected that each of the Non-Executive Directors will resign from their office as a director of Impellam on or shortly after the Effective Date.

Save as set out above, the effect of the Scheme on the interests of Impellam Directors does not differ from its effect on the like interests of any other holder of Scheme Shares.

11.	Description of the Scheme and the Meetings

The Scheme

The Acquisition is to be implemented by means of a Court-sanctioned scheme of arrangement between Impellam and the Scheme Shareholders who are on the register of members of Impellam at the Scheme Record Time, under Part 26 of the Companies Act. This procedure requires approval by Scheme Shareholders at the Court Meeting and Impellam Shareholders at the General Meeting, and sanction of the Scheme by the Court. The Scheme is set out in full in Part V (The Scheme of Arrangement) of this Document.

The purpose of the Scheme is to provide for Bidco to become the holder of the entire issued and to be issued share capital of Impellam. This is to be achieved by transferring the Scheme Shares held by Scheme Shareholders as at the Scheme Record Time to Bidco, in consideration for which Bidco will pay the Cash Consideration and issue the Loan Notes to Scheme Shareholders (as at the Scheme Record Time) on the basis set out in paragraph 16 (Settlement of Consideration) of this Part II (Explanatory Statement). Any Impellam Shares held by or on behalf of the Bidco Group, and any shares held by Impellam in treasury, are excluded from the Scheme.

The Court Meeting and the General Meeting

The Scheme will require the approval of Scheme Shareholders at the Court Meeting and Impellam Shareholders at the General Meeting, both of which will be held on 17 January 2024 at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD. The Court Meeting is being held with the permission of the Court to seek the approval of Scheme Shareholders for the Scheme. The General Meeting is being convened to seek the approval of Impellam Shareholders to enable the Impellam Directors to implement the Scheme and to amend the Articles of Association as described below.

Notices of both the Court Meeting and the General Meeting are set out in Part XII (Notice of Court Meeting) and Part XIII (Notice of General Meeting) respectively, of this Document. Entitlement to attend and vote at these Meetings and the number of votes which may be cast at those Meetings will be determined by reference to the register of members of Impellam at the Voting Record Time.

Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders holding Scheme Shares at the Scheme Record Time, irrespective of whether or not they attended or voted in favour of, or against, the Scheme at the Court Meeting or in favour of, or against, or abstained from voting on, the Resolution at the General Meeting.

Any Impellam Shares which Bidco or any member of the Bidco Group (or their respective nominees) may acquire prior to the Court Meeting or the General Meeting (and any Impellam Shares which any member of the Bidco Group (or its nominee) holds at the date of the Court Meeting or General Meeting) are not Scheme Shares and therefore no member of the Bidco Group (or its nominees) is entitled to vote at the Court Meeting in respect of the Impellam Shares held or acquired by it. Each such member of the Bidco Group will undertake to be bound by the Scheme.

Court Meeting

The Court Meeting has been convened with the permission of the Court for 10.00 a.m. on 17 January 2024 for Scheme Shareholders on the register of members of Impellam as at the Voting Record Time to consider and, if thought fit, approve the Scheme.

At the Court Meeting, voting will be by poll and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held as at the Voting Record Time. The approval required at the Court Meeting is a simple majority in number of those Scheme Shareholders present and voting (and entitled to vote) in person or by proxy, representing no less than 75 per cent. or more in value of the Scheme Shares voted by such Scheme Shareholders.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of opinion of Scheme Shareholders. Whether or not you intend to attend and/or vote at the Meetings, you are therefore strongly encouraged to: (i) sign and return your Forms of Proxy by post; or (ii) transmit a proxy appointment and voting instruction online via Link Group's online facility or through the CREST electronic proxy appointment service, as soon as possible.

The completion and return of the Forms of Proxy by post (or transmission of a proxy appointment or voting instruction online, through CREST or via Link Group's online facility) will not prevent you from attending, asking questions and voting (and/or, in the case of the Court Meeting, raising any objections) at the Court Meeting or the General Meeting, if you are entitled to and wish to do so.

If the BLUE Form of Proxy for the Court Meeting is not lodged by 10.00 a.m. on 15 January 2024 (or, in the case of any adjournment, not later than 48 hours before the time fixed for the adjourned Court Meeting), it may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

General Meeting

In addition, the General Meeting has been convened for the same date (to be held as soon as thereafter as the Court Meeting concludes or is adjourned) to consider and, if thought fit, pass the Resolution to:

(A)	authorise the Impellam Directors to take all such actions as they may consider necessary or appropriate for carrying the Scheme into effect; and

(B)	amend the Articles of Association in the manner described below.

Voting at the General Meeting will be by poll and each Impellam Shareholder present in person or by proxy will be entitled to one vote for each Impellam Share held as at the Voting Record Time. The approval required for the Resolution to be passed is not less than 75 per cent. of the votes cast on such resolution (in person or by proxy).

If the YELLOW Form of Proxy for the General Meeting is not lodged by 10.15 a.m. on 15 January 2024 (by post or transmission of a proxy appointment or voting instruction online, through CREST or via Link Group's online facility) (or, in the case of any adjournment, not later than 48 hours before the time fixed for the adjourned General Meeting), it will be invalid.

Impellam will announce the details of the votes at each Meeting as required under the Code through a Regulatory Information Service as soon as practicable after the conclusion of the Meetings and, in any event, by no later than 8.00 a.m. on the Business Day following the Meetings.

Court Hearing

Under the Companies Act, the Scheme requires the sanction of the Court. The hearing by the Court to sanction the Scheme is currently expected to be held following the Meetings and the satisfaction (or, if applicable, waiver) of the Conditions (other than Conditions 1 and 2.3(i) set out in Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of this Document.

The Scheme shall lapse if:

(A)
the Court Meeting and the General Meeting are not held on or before 8 February 2024 (or such later date (if any) as Impellam and Bidco may agree (with the consent of the Panel) and the Court may approve, if such approval is required);

(B)
the Court Hearing is not held on or before the 22nd day after the expected date of such hearing (or such later date (if any) as Impellam and Bidco may agree (with the consent of the Panel) and the Court may approve, if such approval is required); or

(C)	the Scheme does not become Effective by the Long Stop Date,

provided however that the deadlines for the timing of the Court Meeting, the General Meeting and the Court Hearing as set out above may be waived by Bidco, and the deadline for the Scheme to become Effective may be extended by agreement between Impellam and Bidco (with the Panel's consent and as the Court may approve (if such approval(s) is/are required)).

Following sanction of the Scheme by the Court, the Scheme will become Effective in accordance with its terms upon a copy of the Court Order being delivered to the Registrar of Companies.

Impellam and/or Bidco will make an announcement through a Regulatory Information Service as soon as practicable following the Scheme becoming Effective.

Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders holding Scheme Shares at the Scheme Record Time, irrespective of whether or not they attended or voted in favour of, or against, the Scheme at the Court Meeting or in favour of, or against, or abstained from voting on the Resolution at the General Meeting.

If the Scheme is withdrawn or lapses, any documents of title and any other documents lodged with any Form of Proxy will be returned to the relevant Impellam Shareholder as soon as practicable, and in any event within 14 days of such lapse or withdrawal.

If the Scheme does not become Effective by the Long Stop Date or such later date, if any, as may be agreed in writing by Impellam and Bidco (with the Panel's consent and as the Court may approve (if such approval(s) is/are required)), the Scheme will never become Effective.

Amendments to the Articles of Association

It is proposed, in the Resolution, to amend the Articles of Association to ensure that any Impellam Shares issued or transferred out of treasury between the time at which the Resolution is passed and the Scheme Record Time will be subject to the Scheme. It is also proposed to amend the Articles of Association so that any Impellam Shares issued or transferred out of treasury to any person other than Bidco or its nominee(s) at or after the Scheme Record Time will be automatically transferred to Bidco (and, where applicable, for consideration to be paid to the transferee or the original recipient of the Impellam Shares so transferred or issued) on the same terms as under the Consideration to be paid pursuant to the Scheme (other than terms as to timing and formalities). This will avoid any person (other than Bidco or its nominee(s)) holding Impellam Shares after the Scheme becomes Effective.

The Resolution is set out in the notice of General Meeting in Part XIII (Notice of General Meeting) of this Document and seeks the approval of Impellam Shareholders for such amendments.

Entitlement to vote at the Meetings

Each Impellam Shareholder who is entered in Impellam's register of members at the Voting Record Time (expected to be 6.30 p.m. on 15 January 2024) will be entitled to attend and vote (in person or by proxy) on all resolutions to be put to the General Meeting and Court Meeting, respectively. If either Meeting is adjourned, only those Impellam Shareholders on the register of members at 6.30 p.m. on the day which is two Business Days before the adjourned Meeting will be entitled to attend (in person or by proxy). Each eligible Impellam Shareholder is entitled to appoint a proxy or proxies to attend and, on a poll, to vote instead of such Impellam Shareholder. A proxy need not be an Impellam Shareholder.

The completion and return of the Forms of Proxy by post (or transmission of a proxy appointment or voting instruction online, through CREST or via Link Group's online facility) will not prevent you from attending and voting at the Court Meeting or the General Meeting if you are entitled to and wish to do so.

If you are in any doubt as to whether or not you are permitted to vote at the Meetings (in person or by proxy), please call the Shareholder Helpline at Link Group on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

Further information on the actions to be taken is set out in paragraph 20 (Action to be taken) of this Part II (Explanatory Statement) of this Document.

Modifications to the Scheme

The Scheme contains a provision for Impellam and Bidco jointly to consent (on behalf of all persons concerned) to any modification of, or addition to, the Scheme or to any condition which the Court may approve or impose. The Court would be unlikely to approve or impose any modification of, or addition or condition to, the Scheme which might be material to the interests of Scheme Shareholders unless Scheme Shareholders were informed of any such modification, addition or condition. It would be for the Court to decide, in its discretion, whether or not a further meeting of Scheme Shareholders should be held in those circumstances for the purpose of approving any such modification, addition or condition.

12.	Conditions to the Acquisition

The Acquisition and, accordingly, the Scheme is subject to a number of conditions set out in full in Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of this Document, including (among others):

(A)
approval of the Scheme by a majority in number of the Scheme Shareholders (or relevant class or classes thereof) present and voting (and entitled to vote) at the Court Meeting and any separate class meeting which may be required by the Court, or at any adjournment of such meetings, either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares held by such Scheme Shareholders (or relevant class or classes thereof);

(B)	approval of the Resolution by Impellam Shareholders representing not less than 75 per cent. of the votes cast at the General Meeting (or at any adjournment thereof), whether in person or by proxy;

(C)	the receipt of certain antitrust and foreign investment approvals or the expiry of any relevant waiting periods;

(D)	the sanction of the Scheme by the Court (with or without modifications, but subject to any modifications being on terms acceptable to Impellam and Bidco); and

(E)	a copy of the Court Order being delivered for registration to the Registrar of Companies.

Other matters relevant to the Conditions

The Scheme will require approval by Scheme Shareholders at the Court Meeting and Impellam Shareholders at the General Meeting and the sanction of the Court at the Court Hearing. The Meetings and the nature of the approvals required to be given at them are described in more detail in paragraph 11 (Description of the Scheme and the Meetings) of this Part II (Explanatory Statement). All Impellam Shareholders are entitled to attend the Court Hearing in person or by proxy to support or oppose the sanctioning of the Scheme.

The Scheme can become Effective only if all Conditions to the Scheme, including shareholder approvals and the sanction of the Court, have been satisfied (unless, where applicable, the relevant Condition is waived). The Scheme will become Effective upon a copy of the Court Order being delivered to the Registrar of Companies. This is expected to occur in the first half of 2024. Unless the Scheme becomes Effective by the Long Stop Date or such later date, if any, as may be agreed in writing by Impellam and Bidco (with the Panel's consent and as the Court may approve (if such approval(s) are required)) the Scheme will not become Effective and the Acquisition will not proceed.

If any of the Conditions set out in Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of this Document are not satisfied by the relevant deadline specified therein, Bidco will make an announcement through a Regulatory Information Service by 8.00 a.m. on the Business Day following the deadline so specified confirming whether, Bidco has invoked the relevant Condition, (where applicable) waived the relevant deadline or, with the agreement of Impellam (with the Panel's consent and as the Court may approve (if such consent(s) or approval(s) is/are required)), specified a new date by which that Condition must be satisfied.

Implementation by Offer

Bidco has reserved the right to elect to implement the Acquisition by way of an Offer, subject to the Panel's consent and the terms of the Cooperation Agreement. In such event, such an Offer will be implemented on the same terms and conditions as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Acquisition.

If the Acquisition is effected by way of an Offer and such Offer becomes or is declared unconditional, Bidco intends to: (i) make a request to the London Stock Exchange for the cancellation of trading of the Impellam Shares on AIM; and (ii) exercise its rights, if available, to apply the provisions of Chapter 3 of Part 28 of the Companies Act to acquire compulsorily the remaining Impellam Shares in respect of which the Offer has not been accepted.

If the Acquisition is implemented by way of an Offer, it will be made in compliance with all applicable US laws and regulations, including any applicable exemptions under the US Exchange Act.

13.	Offer-related arrangements

Confidentiality Agreements

HeadFirst's sole shareholder, Beryllium, and Impellam entered into a confidentiality agreement on 15 June 2022 and a reverse confidentiality agreement on 12 June 2023 (the "Confidentiality Agreements") pursuant to which each party has undertaken to the other, amongst other things,: (a) to keep confidential information relating to, inter alia, the Acquisition and not disclose it to third parties (other than permitted parties) unless required by law or regulation; and (b) to use the confidential information for the sole purpose of evaluating, negotiating or implementing the Acquisition. These confidentiality obligations remain in force until 15 June 2024 in the case of the confidentiality agreement and until 12 June 2025 in the case of the reverse confidentiality agreement (in each case, regardless of whether the Acquisition is implemented or not).

Cooperation Agreement

HeadFirst, Bidco and Impellam entered into a cooperation agreement (the "Cooperation Agreement") on 13 December 2023, pursuant to which: (i) HeadFirst and Bidco each agreed to use all reasonable endeavours to secure the regulatory clearances and authorisations necessary to satisfy the Conditions; (ii) HeadFirst, Bidco and Impellam each agreed to certain undertakings to cooperate and provide each other with information, assistance and access in relation to the filings, submissions and notifications to be made in connection with the satisfaction of the Conditions; (iii) HeadFirst and Bidco agreed to provide Impellam with certain information for the purposes of this Document and to otherwise assist with the preparation of this Document; (iv) HeadFirst and Bidco have each undertaken to complete the Bidco Restructuring by no later than 7.59 a.m. on the day of the Court Hearing; (v) HeadFirst and Bidco have each agreed to procure that the Loan Notes are listed on TISE as soon as practicable after, and in any event not later than 20 Business Days following the Effective Date; (vi) Bidco and Impellam agreed certain arrangements in respect of Impellam's employees; and (vii) HeadFirst and Bidco have agreed that Bidco will adopt new articles of association of Bidco with effect from no later than the Effective Date (the "New Bidco Articles").

The Cooperation Agreement also records Bidco and Impellam's intention to implement the Acquisition by way of the Scheme, subject to the ability of Bidco to proceed by way of an Offer in accordance with and subject to the terms of the Cooperation Agreement.

The Cooperation Agreement will terminate in certain circumstances, including if: (i) the Acquisition is withdrawn or lapses prior to the Long Stop Date; (ii) the Impellam directors withdraw their recommendation of the Acquisition; (iii) a Competing Transaction (as defined in the Cooperation Agreement) is recommended by the Impellam Directors or completes, becomes effective or is declared or becomes unconditional; (iv) the Scheme does not become effective in accordance with its terms by the Long Stop Date; or (v) otherwise agreed in writing between Bidco and Impellam.

14.	Summary of the terms of the Loan Notes

A detailed summary of the terms of the Loan Notes and of the rights of the Conversion Shares into which the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes may convert is set out in Part IV (Summary of the Loan Notes) of this Document.

Terms applicable to all Loan Notes

•	The Loan Notes will be governed by English law.

•	The Loan Notes will be issued by Bidco, credited as fully paid in integral multiples of £1.00 in principal amount.

•	The Non-Convertible Loan Notes, the Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes will each be constituted by separate Loan Note Instruments and executed as a deed.

•
The Loan Notes will constitute direct and unsecured obligations of Bidco. Bidco's obligations under the Loan Notes will, at all times (but without prejudice to any express rights or obligations in respect of payments prior to a winding up), rank:

o	junior to the Bridge Facility Agreement;

o
junior to any secured obligations and obligations mandatorily preferred by applicable law, including arising pursuant to any receivables financing entered into by Bidco or subsidiaries of Bidco, and any first refinancing thereof;

o	pari passu (i) equally and rateably without any preference among themselves and (ii) with other unsecured and unsubordinated obligations of Bidco; and

o	in priority to (i) all subordinated obligations of Bidco which by law and/or by their terms rank junior to unsubordinated obligations and (ii) all classes of share capital of Bidco.

•
The terms of the Loan Notes may be amended (including to approve an extension of the maturity date that is not already included in the terms of the Loan Notes) with the sanction of a resolution passed (at a meeting or by written consent) by Noteholders holding a majority in principal amount of the relevant Loan Notes then outstanding (a "Noteholder Majority") and the consent of Bidco.

•
Bidco will take all steps within its control to procure that, as soon as practicable following the Effective Date (and in any event within 20 Business Days), the Loan Notes are listed on TISE in Guernsey and remain listed for so long as they are outstanding.

•
Bidco will also give certain covenants to the holders of the Convertible Loan Notes including, among other things, not to take certain steps which might be adverse to holders of the Convertible Loan Notes.

•
Following conversion of any Convertible Loan Notes into Conversion Shares, the rights of the Conversion Shares and the rights and obligations of the former holders of Convertible Loan Notes, as shareholders in Bidco, will be governed by the New Bidco Articles.

Non-Convertible Loan Notes

•
Unless previously redeemed, the Non-Convertible Loan Notes will be redeemed on the third anniversary of the Effective Date. However, Bidco has the option to extend the maturity of approximately £75 million in principal amount of the outstanding Non-Convertible Loan Notes for an additional 12 months (with the remainder repayable on the third anniversary of the Effective Date). Any Non-Convertible Loan Notes so extended will be repayable on the fourth anniversary of the Effective Date.

•
The Non-Convertible Loan Notes will be redeemable (in their entirety) at the election of Bidco prior to their maturity upon payment of the outstanding principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, if Bidco elects to extend the maturity date of part of the outstanding principal amount of the Non-Convertible Loan Notes, the extended maturity date.

•
The Non-Convertible Loan Notes will accrue interest at a rate of 17.0 per cent. per annum, compounding and capitalised quarterly and payable upon redemption (whether at maturity or if otherwise redeemed prior to the applicable maturity date in accordance with the terms of the Non-Convertible Loan Notes), provided that if Bidco exercises its option to extend the maturity of approximately £75 million in principal amount of outstanding Non-Convertible Loan Notes as described above, the aggregate interest (including all capitalised and non-capitalised compounded interest) accrued on all of the Non-Convertible Loan Notes up to (but excluding) the third anniversary of the Effective Date shall be payable on such date, notwithstanding such extension.

•	The Non-Convertible Loan Notes will also be repayable at the election of a Noteholder Majority:

o	on a change of control of Bidco, at the outstanding principal amount and the amount of interest that has accrued and not been paid as at the date of redemption; or

o
in the case of certain customary events of insolvency (other than those described in the paragraph immediately below), at the principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, if Bidco elects to extend the maturity date of part of the outstanding principal amount of the Non-Convertible Loan Notes, the extended maturity date.

•
If an order is made or an effective resolution is passed for the winding-up, dissolution or liquidation of Bidco or a liquidator is appointed in respect of Bidco (or any analogous event happens in any jurisdiction), Bidco must immediately (without any requirement for notice from any Noteholder or otherwise) exercise its right to redeem all of the Non-Convertible Loan Notes for the time being outstanding at the principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, if Bidco elects to extend the maturity date of the outstanding principal amount of the Non-Convertible Loan Notes, the extended maturity date.

•
In addition to the outstanding principal amount and any interest payable thereon, upon any redemption of any Non-Convertible Loan Notes at or prior to the initial maturity date (including in circumstances where Bidco exercises its option to extend the maturity of approximately £75 million in principal amount of the outstanding Non-Convertible Loan Notes for an additional 12 months), Noteholders will also receive their pro rata proportion of an extension availability fee of £25 million in aggregate.

•
From the date of the Non-Convertible Loan Note Instrument until the date on which all of the Non-Convertible Loan Notes have been repaid or redeemed, the Noteholders (acting by simple majority) shall have the right from time to time to nominate one individual to act as a director of Bidco, and the right to remove any such individual, and Bidco shall procure as soon as reasonably practicable that any such individual is appointed as a director (or removed as a director, as the case may be).

Tranche A Convertible Loan Notes

•
Unless previously redeemed, the Tranche A Convertible Loan Notes will convert automatically into "Class A Ordinary Shares" and "Class A Preferred Shares" in the capital of Bidco (the "Conversion Shares") on the date falling 12 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme.

•
The number of Conversion Shares to be issued upon conversion of all of the Tranche A Convertible Loan Notes will represent 10.0 per cent. of the pro forma fully diluted ordinary share capital and 10.0 per cent. of the pro forma fully diluted preferential share capital of Bidco in each case, as set out in a capitalisation table which is scheduled to the Tranche A Convertible Loan Note Instrument.

•
Bidco may elect to redeem the Tranche A Convertible Loan Notes in whole or part by giving not less than 7 days' written notice to the Noteholders (specifying the principal amount of Tranche A Convertible Loan Notes to be redeemed and the redemption date) expiring not later than 1 July 2024 (the "Initial Tranche A Redemption Period"), upon which redemption Noteholders will be entitled to receive payment in full of £1.0834 for every £1.00 of principal amount of Tranche A Convertible Loan Notes redeemed.

•
If Tranche A Convertible Loan Notes are outstanding following the expiry of the Initial Tranche A Redemption Period, at any time up to and including the maturity date, Bidco may elect to redeem the Tranche A Convertible Loan Notes in whole or part by giving at least 30 days' written notice to the Noteholders, upon which redemption Noteholders will be entitled to receive: (i) payment in full of £1.1001 for every £1.00 of principal amount (excluding capitalised interest) of Tranche A Convertible Loan Notes redeemed; plus (ii) any related capitalised interest and any related accrued interest in respect of such Tranche A Convertible Loan Notes that has not yet been capitalised (including all capitalised and non-capitalised compounded interest).

•
The Tranche A Convertible Loan Notes will accrue interest at a rate of 12.0 per cent. per annum, compounding and capitalised quarterly and payable upon redemption of the Tranche A Convertible Loan Notes, provided that no accrued interest will be payable in respect of any Tranche A Convertible Loan Notes that are redeemed during the Initial Tranche A Redemption Period.

•
If a change of control of Bidco occurs and Bidco has not elected to redeem the Tranche A Convertible Loan Notes in whole as described above, a Noteholder Majority may, by giving notice to Bidco in advance of such change of control, require that Bidco converts all (but not only some) of the outstanding Tranche A Convertible Loan Notes immediately prior to such change of control on the same basis described above.

•	The Tranche A Convertible Loan Notes will also be converted automatically into Conversion Shares in the case of certain customary events of insolvency.

Tranche B Convertible Loan Notes

•
Τhe Tranche B Convertible Loan Notes, unless previously redeemed, will be converted into Conversion Shares on the date falling either (i) if the Noteholders do not elect to extend the maturity date, 12 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme (the "Original Maturity Date") or (ii) if the Noteholders elect to extend the maturity date, the date falling 18 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme (the "Extended Maturity Date").

•
Unless redeemed on the basis set out below, the number of Conversion Shares to be issued upon conversion of all of the Tranche B Convertible Loan Notes will represent 10.0 per cent. of the pro forma fully diluted ordinary share capital and 10.0 per cent. of the pro forma fully diluted preferential share capital of Bidco in each case, as set out in a capitalisation table which is scheduled to the Tranche B Convertible Loan Note Instrument.

•	The Tranche B Convertible Loan Notes will be redeemable as follows:

o
Bidco may elect to redeem the Tranche B Convertible Loan Notes in whole or part by giving not less than 7 days' written notice to the Noteholders (specifying the principal amount of Tranche B Convertible Loan Notes to be redeemed and the redemption date) expiring not later than the date that is 30 days after the date of issuance (the "Initial Tranche B Redemption Period"), upon which redemption Noteholders will be entitled to receive payment in full of £1.0834 for every £1.00 of principal amount of Tranche B Convertible Loan Notes redeemed.

o
If any Tranche B Convertible Loan Notes are outstanding following the expiry of the Initial Tranche B Redemption Period, at any time up to and including the Original Maturity Date, Bidco may, upon giving at least 30 days' written notice to the Noteholders (specifying the principal amount of Tranche B Convertible Loan Notes to be redeemed and the redemption date) prior to the Original Maturity Date (a "Redemption Offer"), offer to redeem any outstanding Tranche B Convertible Loan Notes in whole or part for an amount equal to: (i) £1.05 for every £1.00 of principal amount (excluding capitalised interest) of Tranche B Convertible Loan Notes redeemed; plus (ii) any related capitalised interest and any related accrued interest in respect of such Tranche B Convertible Loan Notes that has not yet been capitalised up to the date of redemption (the "Redemption Price"). If a Redemption Offer is made, the Noteholders may elect, by Noteholder Majority, to: (a) accept any Redemption Offer (on the date and in accordance with the terms set out in the Redemption Offer); or (b) reject the Redemption Offer and extend the maturity date for the Tranche B Convertible Loan Notes by an additional six months to the Extended Maturity Date. If no Redemption Offer is made, the Noteholders may still elect, by Noteholder Majority, to extend the maturity of the Tranche B Convertible Loan Notes to the Extended Maturity Date.

o
If the maturity date of the Tranche B Convertible Loan Notes is extended by the Noteholders by an additional 6 months to the Extended Maturity Date, Bidco may, at least 30 days prior to the Extended Maturity Date, by written notice to the Noteholders (an "Extended Redemption Offer"), offer to redeem all of the Tranche B Convertible Loan Notes on the Extended Maturity Date at the Redemption Price. The Noteholders may elect, by Noteholder Majority, to accept the Extended Redemption Offer, failing which the Tranche B Convertible Loan Notes will automatically convert into Conversion Shares on the basis set out below on the Extended Maturity Date.

•
If no Redemption Offer is made, or a Redemption Offer is made but not accepted and, in either case, the maturity date is not extended as described above, the Tranche B Convertible Loan Notes will convert into Conversion Shares automatically on the Original Maturity Date. Alternatively, if the maturity date is extended as described above, and no Extended Redemption Offer is made, or an Extended Redemption Offer is made but not accepted, the Tranche B Convertible Loan Notes will convert into Conversion Shares automatically on the Extended Maturity Date.

•
If a change of control of Bidco occurs and Bidco has not elected to redeem the Tranche B Convertible Loan Notes in whole during the Initial Redemption Period as described above, a Noteholder Majority may, by giving notice to Bidco, require that Bidco convert all (but not only some) of the outstanding Tranche B Convertible Loan Notes on the same basis described above.

•	The Tranche B Convertible Loan Notes will be converted automatically into Conversion Shares (as described above) in the case of certain customary events of insolvency.

•
Save as provided in the paragraph below, up to (but excluding) the Extended Maturity Date, the Tranche B Convertible Loan Notes will accrue interest at a rate of 12.0 per cent. per annum, compounding and capitalised quarterly which will be payable upon any redemption of the Tranche B Convertible Loan Notes, provided that no accrued interest will be payable in respect of any Tranche B Convertible Loan Notes that are redeemed during the Initial Tranche B Redemption Period. If the Tranche B Convertible Loan Notes are converted into Conversion Shares at any time, Noteholders will not receive any interest on the Tranche B Convertible Loan Notes (other than as described in the paragraph below).

•
If a Redemption Offer is made but not accepted and the maturity date of the Tranche B Convertible Loan Notes is extended to the Extended Maturity Date as described above, the Tranche B Convertible Loan Notes will accrue interest at a rate of 5.0 per cent. per annum, payable in cash quarterly in arrear, from (and including) the Maturity Date to (but excluding) the Extended Maturity Date ("Updated Interest"). If the Tranche B Convertible Loan Notes are converted into Conversion Shares on the Extended Maturity Date, Noteholders will receive unpaid Updated Interest on the Tranche B Convertible Loan Notes accrued up to (but excluding) the Extended Maturity Date.

As required by Rule 24.11 of the Code, an estimate of the value of the Loan Notes from Blackwood and Jefferies, together with the assumptions, qualifications and caveats forming the basis of such estimate of value, is set out in Part VII (Rule 24.11 Estimate of Value Letter) of this Document.

Although the Loan Notes are expected to be listed on TISE in Guernsey (as referred to under Terms applicable to all Loan Notes above), HeadFirst and Bidco do not currently intend to apply for admission to listing or admission to trading in respect of the shares in Bidco, including any Conversion Shares issued upon conversion of the Convertible Loan Notes.

Although Bidco’s registered office is in the UK, the Code is not expected to apply to Bidco because its shares are not expected to be admitted to trading on a regulated market or multilateral trading facility in the UK or any stock exchange in the Channel Islands or the Isle of Man, and the Panel has confirmed to Bidco that, on the basis of the current residency of the expected directors of Bidco as outlined in paragraph 7 of Part I (Letter from the Chairman of Impellam) of this Document, Bidco will not have its place of central management and control in the UK, the Channel Islands or the Isle of Man. Accordingly, Impellam Shareholders should note that the Acquisition becoming Effective and the potential conversion of the Tranche A Convertible Loan Notes and/or the Tranche B Convertible Loan Notes could result in Impellam Shareholders holding Conversion Shares in an unlisted company with no form of dealing facility and they, as holders of Conversion Shares, would not be entitled to the benefit of the protections provided under the Code, including the rules regarding mandatory takeover bids. In the event that any of the above circumstances change, or if the interpretation and application of the Code by the Panel changes (including changes to the way in which the Panel assesses the application of the Code to companies incorporated in England and Wales whose shares are not listed in the UK, the Channel Islands or the Isle of Man), the Code may apply to Bidco in the future.

Agreed form drafts of the deeds which will constitute the Loan Notes (being the Non-Convertible Loan Note Instrument, the Tranche A Convertible Loan Note Instrument and the Tranche B Convertible Loan Note Instrument), together with the New Bidco Articles, are available on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively.

15.	Cancellation of admission to trading of Impellam Shares

The last day of dealings in, and registration of transfers of, Impellam Shares on AIM is expected to be the Business Day immediately after the Court Hearing and no transfers shall be registered after 6.00 p.m. on that date, following which Impellam Shares will be suspended from trading on AIM with effect from 7.30 a.m. on the next Business Day thereafter.

It is intended that, prior to the Effective Date, applications will be made to the London Stock Exchange for the cancellation of the admission to trading of Impellam Shares on AIM to take effect shortly following the Effective Date.

On the Effective Date, entitlements to Scheme Shares held within CREST will be cancelled, and share certificates in respect of Scheme Shares held in certificated form will cease to be valid documents of title and should be destroyed or, at the request of Impellam, delivered up to Impellam, or to any person appointed by Impellam to receive the same.

It is also proposed that, following the Effective Date and after its shares are delisted, Impellam shall be re-registered as a private limited company.

16.	Settlement of Consideration

Subject to the Acquisition becoming Effective, settlement of the Consideration to which any Impellam Shareholder on the register of members as at the Scheme Record Time is entitled under the Scheme will be effected in the following manner:

Cash Consideration - Impellam Shares held in uncertificated form (that is, in CREST)

Where, at the Scheme Record Time, a Scheme Shareholder holds Impellam Shares in uncertificated form, the Cash Consideration to which such Scheme Shareholder is entitled under the terms of the Scheme will be transferred to such person through CREST by Bidco instructing or procuring the instruction of Euroclear to create an assured payment obligation in favour of the appropriate CREST account through which the Scheme Shareholder holds such uncertificated Impellam Shares in respect of any Cash Consideration due to them not later than the 14th day following the Effective Date.

As from the Effective Date, each holding of Impellam Shares credited to any stock account in CREST will be disabled and all Impellam Shares will be removed from CREST in due course.

Cash Consideration - Impellam Shares held in certificated form

Where, at the Scheme Record Time, a Scheme Shareholder holds Impellam Shares in certificated form, settlement of the Cash Consideration due under the Scheme in respect of the Scheme Shares will be despatched:

(A)	by first class post, by cheque; or

(B)	by such other method as may be approved by the Panel.

All such cash payments will be made in pounds sterling and drawn on a United Kingdom bank. Payments made by cheque will be payable to the Scheme Shareholders concerned and the encashment of any such cheque shall be a complete discharge of Bidco's obligation under the Scheme to pay the monies represented thereby. Bidco shall despatch or procure the despatch of cheques within 14 days of the Effective Date to the person entitled thereto at the address as appearing in the register of members of Impellam at the Scheme Record Time or in accordance with any special standing instructions regarding communications (except that, in the case of joint holders, Bidco reserves the right to make such cheques payable to the joint holder whose name stands first in the register of members of the Company in respect of such holding at the Scheme Record Time or to make such cheques payable to all joint holders). None of Impellam, Bidco, any nominee(s) of Impellam or Bidco, or any of their respective agents shall be responsible for any loss or delay in the transmission of cheques sent in this way, and such cheques shall be sent at the risk of the person or persons entitled thereto.

If any Scheme Shareholders have not encashed their cheques within six months of the Effective Date, Impellam and Bidco shall procure that the cash consideration due to such Scheme Shareholders under the Scheme shall be held by Link Group as Receiving Agent in a designated United Kingdom bank account for a period of at least 12 years from the Effective Date solely for the purpose of satisfying payment obligations under the Scheme, and such Scheme Shareholders may claim the Cash Consideration due to them by written notice to the Company or the Receiving Agent in a form and with such evidence which the Company determines evidences their entitlement to such Cash Consideration at any time during the period of 12 years from the Effective Date.

Loan Notes

The Loan Notes to which a Scheme Shareholder is entitled under the terms of the Scheme will be issued by Bidco to the Scheme Shareholder. Regardless as to whether the Scheme Shares at the Scheme Record Time are held in certificated or uncertificated form, definitive certificates for the Loan Notes will be despatched by first class post (or by international post or airmail, if overseas) within 14 days of the Effective Date to the person entitled thereto at the address as appearing in the register of members of Impellam as at the Scheme Record Time or in accordance with any special standing instructions regarding communications. No certificates for Loan Notes will be despatched to addresses in Restricted Jurisdictions.

General

All documents and remittances sent to Impellam Shareholders will be sent at the risk of the person(s) entitled thereto.

On the Effective Date, each certificate representing a holding of Scheme Shares will cease to be a valid document of title and should be destroyed or, at the request of Impellam, delivered up to Impellam, or to any person appointed by Impellam to receive the same.

In accordance with the Scheme, as from the Effective Date, Impellam shall procure that each holding of Scheme Shares credited to any stock account in CREST shall be disabled. With effect from, or as soon as practicable after, the Effective Date, Impellam shall procure that Euroclear is instructed to cancel or transfer the entitlements to Scheme Shares of holders of Scheme Shares in uncertificated form. Following cancellation of the entitlements to Scheme Shares of holders of Scheme Shares in uncertificated form, Impellam shall procure (if necessary) that such entitlements to Scheme Shares are rematerialised.

Subject to the completion of the relevant forms of transfer or other instruments or instructions of transfer as may be required in accordance with the Scheme, Impellam shall make or procure to be made, the appropriate entries in its register of members to reflect the transfer of the Scheme Shares to Bidco and/or its nominee(s).

Except with the consent of the Panel, settlement of the Consideration to which any Scheme Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme free of any lien, right of set-off, counterclaim or other analogous right to which Bidco might otherwise be, or claim to be, entitled against such Impellam Shareholder.

Impellam Dividends

Please refer to paragraph 3 (Impellam Dividends) of this Part II (Explanatory Statement) for further information on the Interim Dividend, the Cash Dividend and the ShellCo Dividend.

17.	United Kingdom taxation

Your attention is drawn to Part VIII (United Kingdom Taxation) of this Document, which contain a summary of limited aspects of the United Kingdom tax treatment of the Scheme. These summaries relate only to the position of certain categories of Impellam Shareholders (as explained further in Part VIII (United Kingdom Taxation) of this Document), do not constitute tax advice and do not purport to be a complete analysis of all potential United Kingdom tax consequences of the Scheme.

You are strongly advised to contact an appropriate independent professional adviser immediately to discuss the tax consequences of the Scheme on your particular circumstances, in particular if you are in any doubt about your own taxation position or you are subject to taxation in a jurisdiction other than the United Kingdom.

18.	Overseas Shareholders

Overseas Shareholders should refer to Part IX (Additional Information for Overseas Shareholders) of this Document, which contains important information relevant to such holders.

19.	Further information

The terms of the Scheme are set out in full in Part V (The Scheme of Arrangement) of this Document. Further information regarding Impellam and Bidco is set out in Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document. Documents published and available for inspection are listed in paragraph 18 (Documents available for inspection) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document.

20.	Action to be taken

Sending Forms of Proxy by post

Impellam Shareholders will receive a BLUE Form of Proxy for the Court Meeting and a YELLOW Form of Proxy for the General Meeting. Whether or not you intend to attend these Meetings, please complete and sign the Forms of Proxy in accordance with the instructions printed on them and return them to Link Group, the Company's Registrars, by post to Link Group, PXS 1, Central Square, 29 Wellington Street, Leeds, LS1 4DL, United Kingdom, during business hours, so as to be received as soon as possible and in any event not later than the relevant times set out below:

BLUE Forms of Proxy for the Court Meeting	10.00 a.m. on 15 January 2024
YELLOW Forms of Proxy for the General Meeting	10.15 a.m. on 15 January 2024
or, if in either case the Meeting is adjourned, the relevant Form of Proxy should be received not later than 48 hours (excluding any part of such 48-hour period falling on a day that is not a working day) before the time fixed for the adjourned Meeting.

What if I miss the deadline mentioned above?

(A)
If the BLUE Form of Proxy for the Court Meeting is not lodged by the relevant time, it may be presented in person to the Link Group representative who will be present at the Court Meeting, in each case, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

(B)	However, if the YELLOW Form of Proxy for the General Meeting is not lodged by the relevant time, it will be invalid.

Online appointment of proxies

As an alternative to completing and returning the printed Forms of Proxy, proxies may be appointed electronically via Link Group's online facility by logging on to the following website: www.signalshares.com and following the instructions therein.

For an electronic proxy to be valid, your appointment must be received by Link Group by no later than 10.00 a.m. on 15 January 2024 in the case of the Court Meeting and by 10.15 a.m. on 15 January 2024 in the case of the General Meeting (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting, in each case excluding any part of such 48-hour period falling on a day that is not a working day).

What if I miss the deadline mentioned above?

(A)
In the case of the Court Meeting only, if the electronic proxy appointment is not received by this time, the BLUE Form of Proxy may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

(B)	In the case of the General Meeting only, if the electronic proxy appointment is not received by this time, it will be invalid.

Electronic appointment of proxies through CREST

If you hold Impellam Shares in uncertificated form through CREST and wish to appoint a proxy or proxies for the Court Meeting or the General Meeting (or any adjourned Meeting) using the CREST electronic proxy appointment service, you may do so by using the procedures described in the CREST Manual. Please also refer to the accompanying notes to the notices of the Meetings set out in Part XII (Notice of Court Meeting) and Part XIII (Notice of General Meeting) of this Document. CREST personal members or other CREST sponsored members, and those CREST members who have appointed any voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a "CREST Proxy Instruction") must be properly authenticated in accordance with the specifications of Euroclear and must contain the information required for such instructions as described in the CREST Manual. The message (regardless of whether it constitutes the appointment of a proxy or an amendment to the instructions given to a previously appointed proxy) must, in order to be valid, be transmitted so as to be received by Link Group (ID: RA10) not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the relevant Meeting (as set out in paragraph 2(a) above) or any adjournment thereof. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Link Group is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.

What if I miss the deadline mentioned above?

(A)
In the case of the Court Meeting only, if the CREST proxy or instruction is not received by this time, the BLUE Form of Proxy may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

(B)	In the case of the General Meeting only, if the CREST proxy or instruction is not received by this time, it will be invalid.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed any voting service provider(s), to procure that their CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. For further information on the logistics of submitting messages in CREST, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Impellam may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the CREST Regulations.

Attendance at the Meetings

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of opinion of Scheme Shareholders. Whether or not you intend to attend and/or vote at the Meetings, you are therefore strongly encouraged to: (i) sign and return your Forms of Proxy by post; or (ii) transmit a proxy appointment and voting instruction online via Link Group's online facility or through the CREST electronic proxy appointment service, as soon as possible.

The completion and return of the Forms of Proxy by post (or transmission of a proxy appointment or voting instruction online, through CREST or via Link Group's online facility) will not prevent you from attending, asking questions and voting (and/or, in the case of the Court Meeting, raising any objections) at the Court Meeting or the General Meeting, if you are entitled to and wish to do so.

Shareholder Helpline

If you have any questions relating to this Document (or any information incorporated into this Document by reference from another source), the Shareholder Meetings or the completion and return of the Forms of Proxy, please contact Link Group, Impellam's Registrars on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines will be open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Different charges may apply to calls from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Acquisition nor give any financial, legal or tax advice.

Yours truly,

Thomas Bailey
For and on behalf of
Houlihan Lokey UK Limited

PART III

CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME AND TO THE ACQUISITION

SECTION A

Conditions to the Scheme and the Acquisition

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and Effective, subject to the provisions of the Code, by no later than 11.59 p.m. on the Long Stop Date.

Scheme approval

2.	The Scheme is subject to the following conditions:

2.1	(i)
its approval by a majority in number representing not less than 75 per cent. in value of the Impellam Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting; and

(ii)	the Court Meeting being held on or before 8 February 2024 (or such later date, if any, as Bidco and Impellam may agree and, if required, the Court may allow);

2.2	(i)	the Resolution being duly passed by Impellam Shareholders representing not less than 75 per cent. of the votes cast, either in person or by proxy, at the General Meeting; and

(ii)	the General Meeting being held on or before 8 February 2024 (or such later date, if any, as Bidco and Impellam may agree and, if required, the Court may allow); and

2.3	(i)
the sanction of the Scheme by the Court (with or without modification but subject to any such modification being on terms acceptable to Bidco and Impellam) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(ii)
the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing set out in the expected timetable of principal events on pages 17 and 18 of this Document (or such later date, if any, as may be agreed by Bidco and Impellam and, if required, the Court may allow).

Other Conditions

3.
In addition, subject as stated in Section B below and to the requirements of the Panel, the Acquisition is also conditional on the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where capable of waiver, waived:

Competition law and regulatory approvals

Hart-Scott-Rodino

(a)	insofar as the Acquisition satisfies the premerger notification thresholds and requirements identified in the HSR Act:

(i)
all filings having been made and all applicable waiting periods (including any extensions thereof or any time periods set forth in any timing agreements with the United States antitrust authorities) under the HSR Act and the rules and regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition, or any matters arising from the Acquisition; and

(ii)
no law, injunction (whether temporary, preliminary or permanent), or legal order having been enacted, entered, promulgated or enforced by any United States antitrust authority of competent jurisdiction which prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Acquisition.

UK NSIA

(b)	the Secretary of State:

(i)	having:

(A)	confirmed that no approval is required under the UK National Security and Investment Act 2021 (the "NSIA");

(B)	confirmed that no further action will be taken under the NSIA in relation to the Acquisition; or

(C)	approved the Acquisition pursuant to the NSIA either unconditionally or on conditions that are acceptable to Bidco acting reasonably (in accordance with sections 13(2)(b) or (c) of the NSIA); and

(ii)	the Secretary of State not having made any interim or final order that would prevent Completion;

General third party clearances

(c)
the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state or any other body or person whatsoever in any jurisdiction (each a "Third Party") of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider Impellam Group taken as a whole) arising as a result of or in connection with the Acquisition including, without limitation, its implementation or the proposed, direct or indirect, acquisition of any shares or other securities in, or control of, Impellam by Bidco or any member of the HeadFirst Group;

(d)
other than in relation to the matters referred to in conditions 3(a) to 3(c) above (inclusive), no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)
require, prevent or materially delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider HeadFirst Group or any member of the Wider Impellam Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which in any such case would be material in the context of the Wider Impellam Group taken as a whole;

(ii)	require any proposed divestiture by any member of the Wider HeadFirst Group of any shares or other securities in Impellam;

(iii)
impose any material limitation on, or result in a material delay in, the ability of any member of the Wider HeadFirst Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Impellam Group or the Wider HeadFirst Group or to exercise management control over any member of the Wider Impellam Group, in each case, to an extent which is material in the context of the Wider Impellam Group;

(iv)
otherwise adversely affect the business, assets, profits or prospects of any member of the Wider HeadFirst Group or of any member of the Wider Impellam Group to an extent which is material in the context of the Wider Impellam Group taken as a whole;

(v)
make the Acquisition, its implementation or the acquisition or proposed acquisition by Bidco or any member of the Wider HeadFirst Group of any shares or other securities in, or control of Impellam void, illegal or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose material additional conditions or obligations with respect thereto, or otherwise materially challenge or interfere therewith;

(vi)
save as envisaged by the Acquisition or pursuant to sections 974 to 991 of the Companies Act, require any member of the Wider HeadFirst Group or the Wider Impellam Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Impellam Group or the Wider HeadFirst Group owned by any third party, where such acquisition would be material in the context of the Wider Impellam Group taken as a whole or, as the case may be, the Wider HeadFirst Group taken as a whole;

(vii)
impose any limitation on the ability of any member of the Wider HeadFirst Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Impellam Group which is adverse to and material in the context of the Wider Impellam Group or the Wider HeadFirst Group, in each case, taken as a whole; or

(viii)
result in any member of the Wider Impellam Group ceasing to be able to carry on business under any name under which it presently does so to an extent that is material in the context of the Wider Impellam Group taken as a whole, and all applicable waiting and other time periods during which any such Third Party could institute, implement any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Impellam Shares having expired, lapsed or been terminated;

(e)
in addition to the competition law and regulatory approvals referred to in Conditions 3(a) to 3(c) above, all mandatory filings or applications having been made in connection with the Acquisition, and all mandatory statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition or the acquisition by any member of the Wider HeadFirst Group of any shares or other securities in, or control of, Impellam and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals or the proposed acquisition of any shares or other securities in, or control of, Impellam by any member of the Wider HeadFirst Group having been obtained in terms and in a form reasonably satisfactory to HeadFirst from all appropriate Third Parties or persons with whom any member of the Wider Impellam Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the Wider Impellam Group, in each case which is material in the context of the Wider Impellam Group or the Wider HeadFirst Group, in each case, taken as a whole, remaining in full force and effect and all material filings necessary for such purpose have been made, and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Acquisition becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

Certain matters arising as a result of any arrangement, agreement etc.

(f)
except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Impellam Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, which, in each case as a consequence of the Acquisition would or would reasonably be expected to result in (in each case to an extent which is material in the context of the Wider Impellam Group taken as a whole):

(i)
any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely affected, or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

(iii)
any assets or interests of any such member being or failing to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged, or could cease to be available to any such member other than in the ordinary course of business;

(iv)
other than in the ordinary course of business, the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)
the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member, other than trade creditors or other liabilities incurred in the ordinary course of business,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Impellam Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this Condition 3(f), in each case which is or would be material in the context of the Wider Impellam Group taken as a whole;

No material transactions, claims or changes in the conduct of the business of the Wider Impellam Group

(g)	except as Disclosed, no member of the Wider Impellam Group having, since 30 December 2022:

(i)	save as between Impellam and wholly-owned subsidiaries of Impellam, issued, authorised or proposed the issue of additional shares of any class;

(ii)
save as between Impellam and wholly-owned subsidiaries of Impellam, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)
other than for the Interim Dividend, the Cash Dividend and the ShellCo Dividend, other than to another member of the Impellam Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)
save for intra-Impellam Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or any right, title or interest in any material asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and which, in any such case, is material in the context of the Wider Impellam Group taken as a whole;

(v)	save for intra-Impellam Group transactions, made or authorised or proposed or announced an intention to propose any material change in its loan capital;

(vi)
issued, authorised or proposed the issue of any debentures or (save for intra-Impellam Group transactions or in the ordinary course of business) incurred or increased any indebtedness or become subject to any liability (actual or contingent) and which, in any such case, is material in the context of the Wider Impellam Group taken as a whole;

(vii)
purchased, redeemed or repaid, or announced any proposal to purchase, redeem or repay any of its own shares or other securities (other than to the extent they are held by another member of the Impellam Group) or reduced or, save in respect to the matters mentioned in sub-paragraphs (i) or (ii) above, made any other change to any part of its share capital and which, in any such case, is material in the context of the Wider Impellam Group taken as a whole;

(viii)
save for intra-Impellam Group transactions, implemented, or authorised, proposed or announced its intention to implement any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement (other than the Acquisition) otherwise than in the ordinary course of business;

(ix)
except as Disclosed, entered into or varied the terms of any contract with any director or senior executive of any member of the Wider Impellam Group, except for salary increases, bonuses or variations of terms in the ordinary course of business, in any such case to an extent which is material in the context of the Wider Impellam Group taken as a whole;

(x)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, transaction or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such nature or magnitude which is or would reasonably be expected to be materially restrictive on the businesses of any member of the Wider Impellam Group and which, in any such case, is material in the context of the Wider Impellam Group or the Wider HeadFirst Group, in each case, taken as a whole;

(xi)
(other than in respect of a member of the Wider Impellam Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened in writing against it for its winding-up, dissolution or reorganisation, or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xii)
been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business which is material in the context of the Wider Impellam Group taken as a whole;

(xiii)
other than in respect of claims between Impellam and wholly-owned subsidiaries of Impellam, waived or compromised any claim otherwise than in the ordinary course of business, and in any such case to an extent which is material in the context of the Wider Impellam Group taken as a whole;

(xiv)
except as Disclosed, entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (g) and which is material in the context of the Wider Impellam Group taken as a whole;

(xv)	except in relation to changes made or agreed as a result of, or arising from, changes to legislation, having made or agreed or consented to any material change to:

(A)	the terms of the trust deeds constituting the Impellam Pension Scheme;

(B)	the contributions payable to the Impellam Pension Scheme or to the benefits which accrue or to the pensions which are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions under the Impellam Pension Scheme are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of the Impellam Pension Scheme are funded, valued or made,

in each case, to the extent which is material and adverse in the context of the Wider Impellam Group taken as a whole;

(xvi)
except as Disclosed, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Impellam Group, and in each case which is material in the context of the Wider Impellam Group taken as a whole;

(xvii)
except as Disclosed, on or after 13 December 2023, and other than with the consent of Bidco, having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Impellam Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code; or

(xviii)
made any alteration to its memorandum or articles of association or other incorporation documents (other than in connection with the Scheme) which is material and adverse to the interests of Bidco in the context of the Acquisition;

No adverse change, litigation or regulatory enquiry

(h)	except as Disclosed, since 30 December 2022:

(i)
no adverse change or deterioration having occurred in the business, assets, financial or trading position, or profits or prospects of any member of the Wider Impellam Group which is material and adverse in the context of the Wider Impellam Group taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings to which any member of the Wider Impellam Group is or is reasonably likely to become a party (whether as a plaintiff, defendant or otherwise), and no investigation by any Third Party against or in respect of any member of the Wider Impellam Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Impellam Group, in each case which has or might reasonably be expected to have a material and adverse effect on the Wider Impellam Group taken as a whole;

(iii)
no contingent or other liability of any member of the Wider Impellam Group having arisen or become apparent to Bidco which has or could be reasonably likely to have a material and adverse effect on the business, assets, financial or trading position or profits of the Wider Impellam Group taken as a whole;

(iv)
no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or remaining outstanding against or in respect of any member by or the Wider Impellam Group which in any case is material in the context of the Wider Impellam Group taken as a whole;

(v)
no steps having been taken which result or are reasonably likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Impellam Group which is necessary for the proper carrying on of its business; and

(vi)
no member of the Wider Impellam Group having conducted its business in material breach of any applicable laws and regulations, which in any case is material in the context of the Wider Impellam Group taken as a whole;

No discovery of certain matters

(i)	except as Disclosed, Bidco not having discovered:

(i)
that any financial, business or other information concerning the Wider Impellam Group as contained in the information publicly disclosed at any time prior to 13 December 2023 by or on behalf of any member of the Wider Impellam Group is misleading, contains a material misrepresentation of fact or omits to state a material fact necessary to make that information not misleading, in each case, to the extent which is material and adverse in the context of the Wider Impellam Group taken as a whole;

(ii)
that any member of the Wider Impellam Group is subject to any material liability (actual or contingent) which is not disclosed in the annual report and accounts of Impellam for the financial year ended 30 December 2022, in each case, to the extent which is material and adverse in the context of the Wider Impellam Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Impellam Group and which is material and adverse in the context of the Wider Impellam Group taken as a whole;

(j)	except as Disclosed, Bidco not having discovered that:

(i)
any past or present member of the Wider Impellam Group has failed to comply in any material respect with any applicable legislation or regulations, of any jurisdiction with regard to the use, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair materially the environment (including property) or harm human health or animal health, or otherwise relating to environmental matters or the health and safety of humans, which non-compliance has or would be likely to give rise to any material liability (actual or contingent) on the part of any member of the Wider Impellam Group; or

(ii)
there is, or is reasonably likely to be, for that or any other reason whatsoever, any material liability (actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Impellam Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction and which is material in the context of the Wider Impellam Group taken as a whole;

Anti-corruption, sanctions and criminal property

(k)	save as Disclosed, Bidco not having discovered that:

(i)
any past or present member, director, officer or employee of the Wider Impellam Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or any person that performs or has performed services for or on behalf of the Wider Impellam Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which has or would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or ant-bribery law, rule or regulation or another other applicable law, rule, or regulation concerning improper payments or kickbacks;

(ii)
any asset of any member of the Wider Impellam Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) or proceeds of crime under any other applicable law, rule or regulation concerning money laundering or proceeds of crime or any member of the Wider Impellam Group is found to have engaged in activities constituting money laundering under any applicable law, rule, or regulation concerning money laundering;

(iii)
any past or present member, director, officer or employee of the Impellam Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from:

(A)
any government, entity or individual in respect of which US, UK or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, UK or European Union laws or regulations, including the economic sanctions administered by the US Office of Foreign Assets Control, or HM Revenue & Customs in the UK; or

(B)	any government, entity or individual targeted by any of the economic sanctions of the United Nations, the US, the UK, the European Union or any of its member states,

which, in each case, would cause any member of the Wider Impellam Group to be in breach of any economic sanctions laws applicable to the Wider Impellam Group;

(iv)
any member of the Impellam Group being engaged in any transaction which has or would cause Bidco to be in breach of any law or regulation upon its acquisition of Impellam, including the economic sanctions of the US Office of Foreign Assets Control, or HM Revenue & Customs in the UK, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the US, the UK, the European Union or any of its member states; or

(v)	any past or present member, director, officer or employee of the Wider Impellam Group, or any other person for whom any such person may be liable or responsible:

(A)	has engaged in conduct which would violate any relevant anti-terrorism laws, rules, or regulations, including but not limited to the US Anti-Terrorism Act;

(B)
has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including but not limited to the Export Administration Regulations administered and enforced by the US Department of Commerce or the International Traffic in Arms Regulations administered and enforced by the US Department of State;

(C)
has engaged in conduct which would violate any relevant laws, rules, or regulations concerning human rights, including but not limited to any law, rule, or regulation concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or

(D)
is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality, or international organization or found to have violated any applicable law, rule, or regulation concerning government contracting or public procurement, in each case, to the extent which is material in the context of the Wider Impellam Group taken as a whole.

SECTION B

Waiver and Invocation of the Conditions

1.
Subject to the requirements of the Panel in accordance with the Code, Bidco reserves the right in its sole discretion to waive, in whole or in part, all or any of the Conditions in Section A above, except for Condition 1 of Section A and Conditions 2.1(i), 2.2(i) or 2.3(i) of Section A (Conditions to the Scheme and the Acquisition), which cannot be waived. If any of Conditions 1, 2.1(i), 2.2(i) or 2.3(i) of Section A is not satisfied by the relevant deadline specified in the relevant Condition, Bidco shall make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked the relevant Condition, waived the relevant deadlines, or agreed with Impellam to extend the relevant deadline.

2.
Bidco shall be under no obligation to waive or treat as satisfied any of Conditions 3(a) to 3(j) of Section A (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Acquisition may at such earlier date have been waived or fulfilled, and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

3.
Under Rule 13.5(a) of the Code and subject to paragraph 4 below, Bidco may only invoke a Condition so as to cause the Acquisition not to proceed, to lapse or be withdrawn, with the consent of the Panel. The Panel shall normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to Bidco in the context of the Acquisition. This shall be judged by reference to the facts of each case at the time that the relevant circumstances arise.

4.
Conditions 1 and 2 of Section A (and, if applicable, any acceptance condition adopted on the basis specified in paragraph 2 of Section C below in relation to any Offer) are not subject to Rule 13.5(a) of the Code.

5.	Any Condition that is subject to Rule 13.5(a) of the Code may be waived by Bidco.

6.
If the Panel requires Bidco to make an offer or offers for Impellam Shares under the provisions of Rule 9 of the Code, Bidco may make such alterations to the Conditions and the other terms of the Acquisition as are necessary to comply with the provisions of that Rule.

SECTION C

Implementation by way of an Offer

1.	Bidco reserves the right to elect (with the consent of the Panel and subject to the terms of the Cooperation Agreement) to implement the Acquisition by way of an Offer as an alternative to the Scheme.

2.
In such event, such Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Offer, including (without limitation) the inclusion of an acceptance condition set at such percentage of the Impellam Shares to which the Offer relates as Bidco may, subject to the rules of the Code and the terms of the Cooperation Agreement and with the consent of the Panel, decide.

SECTION D

Certain further terms of the Acquisition

1.
The Acquisition will not become Effective unless the Conditions have been fulfilled or (to the extent capable of waiver) waived or, where appropriate, have been determined by Bidco to be or remain satisfied by no later than 11.59 p.m. on the Long Stop Date.

2.
The availability of the Acquisition to persons not resident in the UK may be affected by the laws or regulations of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about, and observe, any applicable requirements. Impellam Shareholders who are in any doubt about such matters should consult an appropriate, independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

3.
This Document and any rights or liabilities arising hereunder, the Acquisition, the Rule 2.7 Announcement and any proxies will be governed by English law and be subject to the jurisdiction of the English courts. The Acquisition will be subject to applicable requirements of the AIM Rules, the London Stock Exchange, the Code and the Panel.

4.
The Acquisition will be subject to the Conditions and certain further terms set out in this Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of this Document, and such further terms as may be required to comply with the rules and regulations of the London Stock Exchange, the AIM Rules and the Code.

5.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

6.
The Scheme Shares will be acquired by Bidco fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights or interests of any nature at the Effective Date or thereafter attached thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any return of capital (whether by reduction of share capital or share premium account or otherwise) announced, authorised, declared, made or paid in respect of the Scheme Shares by reference to a record date falling on or after the Effective Date.

7.
Other than the Interim Dividend, the Cash Dividend and the ShellCo Dividend, if any dividend, other distribution or return of capital is announced, declared, made or paid in respect of the Impellam Shares on or after the date of the Rule 2.7 Announcement and prior to the Effective Date, Bidco reserves the right to reduce the consideration payable in respect of each Impellam Share by the amount of all or part of any such dividend or other distribution or return of capital.

PART IV

SUMMARY OF THE LOAN NOTES

Impellam Shareholders are encouraged to read the agreed form Loan Note Instruments which are available on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/. This summary is not a substitute for reading the Loan Note Instruments in full.

1.	General

Composition of the Loan Note Consideration

The Loan Note Consideration consists of, for each Impellam Share:

•	258.2 pence in principal amount of Non-Convertible Loan Notes;

•	67.3 pence in principal amount of Tranche A Convertible Loan Notes; and

•	67.3 pence in principal amount of Tranche B Convertible Loan Notes.

2.	Terms applicable to all Loan Notes

2.1	Governing law and constitution

The Loan Notes will be governed by English law and will be issued by Bidco, credited as fully paid in integral multiples of £1.00 in principal amount. The Non-Convertible Loan Notes, the Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes will each be constituted by a separate loan note instrument and executed as a deed.

The Loan Notes will be transferable in amounts or integral multiples of £1.00 (or, if less, the entire principal amount of Loan Notes held). The prior written consent of Bidco is required for any assignment or transfer of the Loan Notes to benefit of persons subject to certain economic or financial sanctions.

2.2	Ranking

The Loan Notes will constitute direct and unsecured obligations of Bidco. Bidco's obligations under the Loan Notes will, at all times (but without prejudice to any express rights or obligations in respect of payments prior to a winding up), rank:

(a)	junior to the Bridge Facility Agreement;

(b)
junior to any secured obligations and obligations mandatorily preferred by applicable law, including arising pursuant to any receivables financing entered into by Bidco or subsidiaries of Bidco, and any first refinancing thereof;

(c)	pari passu (i) equally and rateably without any preference among themselves and (ii) with other unsecured and unsubordinated obligations of Bidco; and

(d)	in priority to (i) all subordinated obligations of Bidco which by law and/or by their terms rank junior to unsubordinated obligations and (ii) all classes of share capital of Bidco.

As a result of the ranking described above, redemptions are, other than in certain circumstances, restricted by the terms of the Loan Notes or the Bridge Facility.

2.3	Decisions of the Noteholders

The terms of the Loan Notes may be amended (including to approve an extension of the maturity date that is not already included in the terms of the Loan Notes) with the sanction of a resolution passed (at a meeting or by written consent) by Noteholders holding a majority in principal amount of the relevant Loan Notes then outstanding (a "Noteholder Majority") and the consent of Bidco.

Any decisions made by a Noteholder Majority will be binding on all Noteholders regardless of whether they participate in any resolution or attend any meeting of the Noteholders (as applicable).

2.4	Listing and taxation

Bidco will take all steps within its control to procure that, as soon as practicable following the Effective Date (and in any event within 20 Business Days), the Loan Notes are listed on TISE in Guernsey.

Listing on the TISE will allow the Loan Notes to benefit from the 'quoted Eurobond exemption' under the Income Tax Act 2007 to withholding tax and deductions on interest payable under the Loan Notes. Bidco has committed to use its reasonable endeavours to maintain the listing on the TISE or, if such listing were to cease, to use reasonable endeavours to procure the Loan Notes are listed elsewhere. Bidco has also committed to providing all reasonable assistance to mitigate any adverse change in tax law and will gross up Noteholders for any deductions or withholding on payments of interest accordingly. Further details of the UK tax considerations for Impellam Shares under the Acquisition are set out in Part VIII (United Kingdom Taxation) of this Document.

2.5	Bidco covenants

Under the terms of the Convertible Loan Notes, Bidco will covenant with the holders of the Convertible Loan Notes that, for so long as any Convertible Loan Notes remain outstanding:

(a)	Bidco will perform and observed the obligations on its part contained in the Convertible Loan Note Instruments;

(b)
Bidco will take all necessary steps to ensure that, at all times, the directors have sufficient authority to allot the Conversion Shares to the Noteholders and to disapply all pre-emption rights in relation to the same; and

(c)	without the prior written consent of a Noteholder Majority, Bidco will not:

(i)	permit or cause any amendments or variations to the terms of the Convertible Loan Notes;

(ii)
propose any amendment or variation to the New Bidco Articles which would (A) adversely affect the rights the Noteholders will have in the Conversion Shares upon conversion vis-à-vis other holders of Class A Ordinary Shares and Class A Preferred Shares or (B) adversely affect the rights of the holders of Class A Ordinary Shares and Class A Preferred Shares relative to the holders of other classes of shares in Bidco;

(iii)
enter into any transaction (including issuances of shares, or other instruments convertible into shares, any grant of options, warrants or other rights to subscribe for, or call for the allotment or issue of shares in Bidco) with any holder of Class A Ordinary Shares and Class A Preferred Shares or any of their affiliates which is not on arms' length terms;

(iv)	make, declare or pay, dividends, distributions or returns of capital or value to shareholders which in aggregate exceed £5 million;

(v)	redesignate any of the Class A Ordinary Shares and Class A Preferred Shares into a different class of shares in Bidco; or

(vi)
alter the rights attached to any class of share capital or attach any special rights, privileges or restrictions thereto to a class of share capital which would (A) adversely affect the rights the Noteholders will have in the Conversion Shares upon conversion vis-à-vis other holders of Class A Ordinary Shares and Class A Preferred Shares or (B) adversely affect the rights of the holders of Class A Ordinary Shares and Class A Preferred Shares relative to the holders of other classes of shares in Bidco.

2.6	Rule 24.11 valuation

As required by Rule 24.11 of the Code, an estimate of the value of the Loan Notes by Blackwood and Jefferies, together with the assumptions, qualifications and caveats forming the basis of such estimate of value is set out in Part VII (Rule 24.11 Estimate of Value Letter) of this Document.

2.7	Noteholder rights following conversion of the Convertible Loan Notes

Following conversion of the Tranche A Convertible Loan Notes and/or the Tranche B Convertible Loan Notes into Conversion Shares (as defined below), the rights of the Conversion Shares and the rights and obligations of the former holders of Convertible Loan Notes, as shareholders in Bidco, will be governed by the New Bidco Articles.

The rights of Conversion Shares under the New Bidco Articles are set out in more detail in paragraph 6 below.

2.8	Considerations in relation to the Conversion Shares

If the Convertible Loan Notes are converted, holders of the Convertible Loan Notes will receive Conversion Shares. The attention of Impellam Shareholders is drawn to the following factors in relation to the Conversion Shares:

(a)	the Conversion Shares will be in an unlisted company and will not be admitted to trading on any stock exchange and will therefore be illiquid;

(b)	the Conversion Shares will be of uncertain value and there can be no assurance that they will be capable of being sold in the future;

(c)
the Conversion Shares will not be entitled to the benefit of the protections provided under the Code, including the rules regarding mandatory takeover bids and Bidco's place of central management and control will not be in the UK, the Channel Islands or the Isle of Man;

(d)
upon the Scheme becoming Effective, Bidco will be controlled by IceLake and its affiliates. Holders of Conversion Shares will have limited influence over decisions made by Bidco in relation to the Enlarged Group; and

(e)
following the Effective Date, Bidco could (subject to the restrictions described in paragraph 2.5(c) above) issue further shares in Bidco, which could dilute the economic and voting percentages represented by any Conversion Shares on conversion.

2.9	Modification

The provisions of the instruments relating to the Loan Notes and the rights of the Noteholders thereunder are subject to modification, abrogation or compromise by Bidco with the sanction of a Noteholder Majority. A copy of the instruments relating to the Loan Notes are available on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively.

Modification of the terms of any of the Loan Notes sanctioned by Bidco and a Noteholder Majority will be binding on all Noteholders regardless of whether they participate in any resolution or attend any meeting of the Noteholders (as applicable).

3.	Non-Convertible Loan Notes

3.1	Maturity and early redemption

Unless previously redeemed, the Non-Convertible Loan Notes will be redeemed on the third anniversary of the Effective Date. However, Bidco has the option to extend the maturity of approximately £75 million in principal amount of the outstanding Non-Convertible Loan Notes for an additional 12 months (with the remaining£40 million repayable on the third anniversary of the Effective Date). Any Non-Convertible Loan Notes so extended will be repayable on the fourth anniversary of the Effective Date.

The Non-Convertible Loan Notes will be redeemable (in their entirety) at the election of Bidco prior to their maturity upon payment of the outstanding principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, if Bidco elects to extend the maturity date of part of the outstanding Non-Convertible Loan Notes as described above, the extended maturity date.

Early redemptions (other than those described in paragraph 3.3 below) and an extension to the maturity date are entirely at the election of Bidco so Noteholders will not have any ability to elect whether they are redeemed early or – where Bidco exercises the option to extend the maturity date – repaid in full on the third anniversary of the Effective Date.

3.2	Interest

The Non-Convertible Loan Notes will accrue interest at a rate of 17.0 per cent. per annum, compounding and capitalised quarterly and payable upon redemption (whether at maturity or if otherwise redeemed prior to the applicable maturity date in accordance with the terms of the Non-Convertible Loan Notes), provided that if Bidco exercises its option to extend the maturity of approximately £75 million in principal amount of outstanding Non-Convertible Loan Notes as described above, the aggregate interest (including all capitalised and non-capitalised compounded interest) accrued on all of the Non-Convertible Loan Notes, up to (but excluding) the third anniversary of the Effective Date shall be payable on such date, notwithstanding such extension.

If Bidco exercises the option to extend the maturity to the fourth anniversary of the Effective Date, all interest accrued on the aggregate principal amount of the Non-Convertible Loan Notes will be paid on the third anniversary of the Effective Date (along with approximately £40 million of principal amount plus the pro rata share of the extension availability fee described below). Interest for the additional year on the approximately £75 million in principal amount outstanding will accrue at the same rate of 17.0 per cent. per annum, compounded and capitalised quarterly and payable on the fourth anniversary of the Effective Date.

3.3	Repayment events

The Non-Convertible Loan Notes will also be repayable at the election of a Noteholder Majority:

(a)	on a change of control of Bidco, at the outstanding principal amount and the amount of interest that has accrued and not been paid as at the date of redemption; or

(b)
in the case of certain customary events of insolvency (other than those described in the paragraph immediately below), at the principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, if Bidco elects to extend the maturity date of part of the outstanding Non-Convertible Loan Notes as described above, the extended maturity date.

If an order is made or an effective resolution is passed for the winding-up, dissolution or liquidation of Bidco or a liquidator is appointed in respect of Bidco (or any analogous event happens in any jurisdiction), Bidco must immediately (without any requirement for notice from any Noteholder or otherwise) exercise its right to redeem all of the Non-Convertible Loan Notes for the time being outstanding at the principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, if Bidco elects to extend the maturity date of part of the outstanding principal amount of the Non-Convertible Loan Notes, the extended maturity date.

Any decisions taken by a Noteholder Majority in the circumstances set out above will be binding on all Noteholders regardless of whether they participate in any resolution or attend any meeting of the Noteholders (as applicable).

In the event of an insolvency of Bidco, the ranking set out in paragraph 2 above will apply and the Non-Convertible Loan Notes will rank junior to the Bridge Facility and the other secured debt of Bidco.

3.4	Extension availability fee

In addition to the outstanding principal amount and any interest payable thereon, upon any redemption of any Non-Convertible Loan Notes at or prior to the initial maturity date (including in circumstances where Bidco exercises its option to extend the maturity of approximately £75 million in principal amount of the outstanding Non-Convertible Loan Notes for an additional 12 months), Noteholders will also receive their pro rata proportion of an extension availability fee of £25 million in aggregate.

3.5	Director appointment right

From the date of the Non-Convertible Loan Note Instrument until the date on which all of the Non-Convertible Loan Notes have been repaid or redeemed, the Noteholders (acting by simple majority) shall have the right from time to time to nominate one individual to act as a director of Bidco, and the right to remove any such individual, and Bidco shall procure as soon as reasonably practicable that any such individual is appointed as a director (or removed as a director, as the case may be).

The New Bidco Articles contain an acknowledgment of this right and the shareholders of Bidco as at the Effective Date will provide Deed Poll undertakings in favour of Bidco and the Noteholder Majority to enforce this right.

4.	Tranche A Convertible Loan Notes

4.1	Maturity and conversion

Unless previously redeemed, the Tranche A Convertible Loan Notes will convert automatically into Class A Ordinary Shares and Class A Preferred Shares in the capital of Bidco (the "Conversion Shares") on the date falling 12 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme.

The number of Conversion Shares to be issued upon conversion of all of the Tranche A Convertible Loan Notes will represent 10.0 per cent. of the pro forma fully diluted ordinary share capital and 10.0 per cent. of the pro forma fully diluted preferential share capital of Bidco in each case as set out in the capitalisation table which is scheduled to Tranche A Convertible Loan Note Instrument. No fractional shares will be issued and the number of each class of Conversion Shares issued to each Noteholder will be rounded down to the nearest whole number. The pro forma capitalisation table in relation to the share capital of Bidco as at this date is set out in Schedule 5 to the Convertible Loan Note Instruments, each of which are available on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively.

The rights of the Conversion Shares under the New Bidco Articles are set out in more detail in paragraph 6 below.

4.2	Redemption

Bidco may elect to redeem the Tranche A Convertible Loan Notes in whole or part by giving not less than 7 days' written notice to the Noteholders (specifying the principal amount of Tranche A Convertible Loan Notes to be redeemed and the redemption date) expiring not later than 1 July 2024 (the "Initial Tranche A Redemption Period"), upon which redemption Noteholders will be entitled to receive payment in full of £1.0834 for every £1.00 of principal amount of Tranche A Convertible Loan Notes redeemed.

If any Tranche A Convertible Loan Notes are outstanding following the expiry of the Initial Tranche A Redemption Period, at any time up to and including the maturity date, Bidco may elect to redeem the Tranche A Convertible Loan Notes in whole or part by giving at least 30 days' written notice to the Noteholders, upon which redemption Noteholders will be entitled to receive: (i) payment in full of £1.1001 for every £1.00 of principal amount (excluding capitalised interest) of Tranche A Convertible Loan Notes redeemed; plus (ii) any capitalised interest and any accrued interest in respect of such Tranche A Convertible Loan Notes that has not yet been capitalised (including all capitalised and non-capitalised compounded interest).

If Bidco elects to redeem any of the Tranche A Convertible Loan Notes, Noteholders will have no ability to retain such Tranche A Convertible Loan Notes to maturity or convert them into Conversion Shares.

4.3	Interest

The Tranche A Convertible Loan Notes will accrue interest at a rate of 12.0 per cent. per annum, compounding and capitalised quarterly and payable upon redemption of the Tranche A Convertible Loan Notes, provided that no interest will be paid on any Tranche A Convertible Loan Notes redeemed during the Initial Tranche A Redemption Period and no interest will be paid on any Tranche A Convertible Loan Notes that are converted into Conversion Shares.

4.4	Change of control and insolvency

If a change of control of Bidco occurs and Bidco has not elected to redeem the Tranche A Convertible Loan Notes in whole as described above, a Noteholder Majority may, by giving notice to Bidco in advance of such change of control, require that Bidco converts all (but not only some) of the outstanding Tranche A Convertible Loan Notes immediately prior to such change of control on the same basis described above.

The Tranche A Convertible Loan Notes will also be converted automatically into Conversion Shares in the case of certain customary events of insolvency.

Impellam Shareholders should note the ranking of the Loan Notes in any insolvency scenario, as set out in paragraph 2 above.

5.	Tranche B Convertible Loan Notes

5.1	Conversion

The Tranche B Convertible Loan Notes, unless previously redeemed, will be converted into Conversion Shares on the date falling either

(a)
if the Noteholders do not elect to extend the maturity date, 12 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme (the "Original Maturity Date") or

(b)
if the Noteholders elect to extend the maturity date, the date falling 18 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme (the "Extended Maturity Date").

Unless redeemed on the basis set out below, the number of Conversion Shares to be issued upon conversion of all of the Tranche B Convertible Loan Notes will represent 10.0 per cent. of the pro forma fully diluted ordinary share capital and 10.0 per cent. of the pro forma fully diluted preferential share capital of Bidco in each case as set out in the capitalisation table which is scheduled to Tranche B Convertible Loan Note Instrument. No fractional shares will be issued and the number of each class of Conversion Shares issued to each Noteholder will be rounded down to the nearest whole number. The pro forma capitalisation table in relation to the share capital of Bidco as at this date is set out in Schedule 5 to the Convertible Loan Note Instruments, each of which are available on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively.

The rights of Conversion Shares under the New Bidco Articles are set out in more detail in paragraph 6 below.

5.2	Redemption events

Bidco may elect to redeem the Tranche B Convertible Loan Notes in whole or part by giving not less than 7 days' written notice to the Noteholders (specifying the principal amount of Tranche B Convertible Loan Notes to be redeemed and the redemption date) expiring not later than the date that is 30 days after the date of issuance (the "Initial Tranche B Redemption Period"), upon which redemption Noteholders will be entitled to receive payment in full of £1.0834 for every £1.00 of principal amount of Tranche B Convertible Loan Notes redeemed.

If Bidco elects to redeem any of the Tranche B Convertible Loan Notes, Noteholders will have no ability to retain such Tranche B Convertible Loan Notes to maturity or convert them into Conversion Shares.

If any Tranche B Convertible Loan Notes are outstanding following the expiry of the Initial Tranche B Redemption Period, at any time up to and including the Original Maturity Date, Bidco may, upon giving at least 30 days' written notice to the Noteholders (specifying the principal amount of Tranche B Convertible Loan Notes to be redeemed and the redemption date) prior to the Original Maturity Date (a "Redemption Offer"), offer to redeem any outstanding Tranche B Convertible Loan Notes in whole or part for an amount equal to: (i) £1.05 for every £1.00 of principal amount (excluding capitalised interest) of Tranche B Convertible Loan Notes redeemed; plus (ii) any capitalised interest and any accrued interest in respect of such Tranche B Convertible Loan Notes that has not yet been capitalised up to the date of redemption (the "Redemption Price"). If a Redemption Offer is made, the Noteholders may elect, by Noteholder Majority, to: (a) accept any Redemption Offer (on the date and in accordance with the terms set out in the Redemption Offer); or (b) reject the Redemption Offer and extend the maturity date for the Tranche B Convertible Loan Notes by an additional six months to the Extended Maturity Date. If no Redemption Offer is made, the Noteholders may nevertheless elect, by Noteholder Majority, to extend the maturity of the Tranche B Convertible Loan Notes to the Extended Maturity Date.

Any decisions taken by a Noteholder Majority in the circumstances set out above will be binding on all Noteholders regardless of whether they participate in any resolution or attend any meeting of the Noteholders (as applicable).

If the maturity date of the Tranche B Convertible Loan Notes is extended by the Noteholder Majority by an additional 6 months to the Extended Maturity Date, Bidco may, at least 30 days prior to the Extended Maturity Date, by written notice to the Noteholders (an "Extended Redemption Offer"), offer to redeem all of the Tranche B Convertible Loan Notes on the Extended Maturity Date at the Redemption Price. The Noteholders may elect, by Noteholder Majority, to accept the Extended Redemption Offer, failing which the Tranche B Convertible Loan Notes will automatically convert into Conversion Shares on the basis set out below on the Extended Maturity Date.

Any decisions taken by a Noteholder Majority in the circumstances set out above will be binding on all Noteholders regardless of whether they participate in any resolution or attend any meeting of the Noteholders (as applicable).

If no Redemption Offer is made, or a Redemption Offer is made but not accepted and, in either case, the maturity date is not extended as described above, any outstanding Tranche B Convertible Loan Notes will convert into Conversion Shares automatically on the Original Maturity Date. Alternatively, if the maturity date is extended as described above, and no Extended Redemption Offer is made, or an Extended Redemption Offer is made but not accepted, any outstanding Tranche B Convertible Loan Notes will convert into Conversion Shares automatically on the Extended Maturity Date.

5.3	Interest

Save as provided in the paragraph below, up to (but excluding) the Extended Maturity Date, the Tranche B Convertible Loan Notes will accrue interest at a rate of 12.0 per cent. per annum, compounding and capitalised quarterly which will be payable upon any redemption of the Tranche B Convertible Loan Notes, provided that no accrued interest will be paid on any Tranche B Convertible Loan Notes redeemed during the Initial Tranche B Redemption Period and no interest will be paid on any Tranche B Convertible Loan Notes that are converted into Conversion Shares (other than as set out below).

If a Redemption Offer is made but not accepted and the maturity date of the Tranche B Convertible Loan Notes is extended to the Extended Maturity Date as described above, the Tranche B Convertible Loan Notes will accrue interest at a rate of 5.0 per cent. per annum, payable in cash quarterly in arrear, from (and including) the Maturity Date to (but excluding) the Extended Maturity Date ("Updated Interest"). If the Tranche B Convertible Loan Notes are converted into Conversion Shares on the Extended Maturity Date, Noteholders will receive unpaid Updated Interest on the Tranche B Convertible Loan Notes accrued up to (but excluding) the Extended Maturity Date.

5.4	Change of control and insolvency

If a change of control of Bidco occurs and Bidco has not elected to redeem the Tranche B Convertible Loan Notes in whole as described above, a Noteholder Majority may, by giving notice to Bidco, require that Bidco convert all (but not only some) of the outstanding Tranche B Convertible Loan Notes on the same basis described above.

The Tranche B Convertible Loan Notes will be converted automatically into Conversion Shares (as described above) in the case of certain customary events of insolvency.

6.	Conversion Share rights under the New Bidco Articles

6.1	Overview

Upon conversion of any Convertible Loan Notes, the Noteholders will be issued with Class A Ordinary Shares and Class A Preference Shares in the capital of Bidco credited as fully paid and ranking pari passu with the then issued Class A Ordinary Shares and Class A Preference Shares, including the right to vote the ordinary shares at general meetings of Bidco and the to receive dividends or other distributions made by Bidco.

Although the Loan Notes are expected to be listed on TISE in Guernsey (as referred to under Terms applicable to all Loan Notes in paragraph 14 of Part II (Explanatory Statement), HeadFirst and Bidco do not currently intend to apply for admission to listing or admission to trading in respect of the shares in Bidco, including any Conversion Shares issued upon conversion of the Convertible Loan Notes.

Although Bidco’s registered office is in the U.K., the Code is not expected to apply to Bidco because its shares are not expected to be admitted to trading on a regulated market or multilateral trading facility in the U.K. or any stock exchange in the Channel Islands or the Isle of Man, and the Panel has confirmed to Bidco that, on the basis of the current residency of the expected directors of Bidco as outlined in paragraph 7 of Part I (Letter from the Chairman of Impellam) of this Document, Bidco will not have its place of central management and control in the U.K., the Channel Islands or the Isle of Man. Accordingly, Impellam Shareholders should note that the Acquisition becoming Effective and the potential conversion of the Tranche A Convertible Loan Notes and/or the Tranche B Convertible Loan Notes could result in Impellam Shareholders holding Conversion Shares in an unlisted company with no form of dealing facility and they, as holders of Conversion Shares, would not be entitled to the benefit of the protections provided under the Code, including the rules regarding mandatory takeover bids.

In the event that any of the above circumstances change, or if the interpretation and application of the Code by the Panel changes (including changes to the way in which the Panel assesses the application of the Code to companies incorporated in England and Wales whose shares are not listed in the U.K., the Channel Islands or the Isle of Man), the Code may apply to Bidco in the future.

6.2	Voting rights

Each Class A Ordinary in the capital of Bidco has the right to vote at a general meeting of Bidco. The Class A Preference Shares have no right to vote at a general meeting of Bidco but may attend and speak at general meetings of Bidco.

Each shareholder in Bidco is required, so far as it is legally able, to exercise its rights in relation to Bidco to procure that no action or decision is taken, in respect of the matters set out below without the prior written consent of holders of Class A Ordinary Shares carrying in aggregate at least 75 per cent. of the voting rights exercisable at a general meeting, such consent to be given either (i) by resolution of the members at a general meeting, or (ii) provided all voting shareholders have received no less than five Business Days' notice of the proposal for which consent is being sought, in writing (a "Super Majority Consent"):

(a)	to amend the New Bidco Articles;

(b)	to file for insolvency or apply for suspension of payment of debts, scheme of arrangements or similar scheme under applicable law by Bidco;

(c)
to initiate liquidation proceedings, administration (whether out of court or otherwise), reorganisation (other than a bona fide solvent reorganisation), or other relief, in each such case under any bankruptcy, insolvency or similar law, or winding up (other than in connection with a bona fide solvent reorganisation), in respect of Bidco (other than in the event of an Exit (as defined in the New Bidco Articles), or the consent by any member of the Bidco Group to a decree or order for relief or any filing of a petition, application or document under such law or to the appointment of a trustee, receiver, administrator (whether out of court or otherwise);

(d)
except as set out in the New Bidco Articles, to exclude any pre-emptive rights provided for in the New Bidco Articles, or delegate the authority to do so, in relation to the issuance of new Bidco shares (or any other equity instruments) by Bidco or shares or other equity instruments in any other member of the Bidco Group;

(e)
except in connection with the conversion of the Tranche A Convertible Loan Notes or the Tranche B Convertible Loan Notes, any resolution for the purchase, redemption or other form of reorganisation of the share capital of Bidco (other than any issuance of new shares), including by way of reduction of capital, buy-back or redemption of securities, conversion of securities from one class to another or consolidation and subdivision of shares, to the extent the Minority Shareholders (as defined in the New Bidco Articles) would be disproportionally adversely affected;

(f)
except in the case of an Exit, any member of the Bidco Group acquiring or disposing of (whether in a single transaction or series of transactions) any business (or any material part of any business) or any shares in any company where the value of that business or those shares exceeds £10 million;

(g)	adopting or amending the business plan or budget;

(h)	any material reorganisation of the Bidco Group's corporate or tax structure or of the domicile of any member of the Bidco Group;

(i)	any resolution approving the remuneration of a director of Bidco, where such remuneration is at least 10 per cent. greater than the remuneration of the then highest paid director of Bidco;

(j)	any material changes to the Bidco's management incentive plan (administered via HeadFirst Manco B.V. and Stichting Adminstratiekantoor HeadFirst); or

(k)	materially changing the nature of the business of the Bidco Group.

For the avoidance of doubt, the commencement and implementation of an Exit (as defined in the New Bidco Articles) shall not require Super Majority Consent.

6.3	Economic rights – dividends and distributions

The holders of the Preference Shares shall as a class be entitled to receive in priority to any payment by way of dividend to the holders of any other class of Bidco shares in respect of each financial year (and proportionately for any part year) a fixed cumulative preferential dividend (the "Preferred Dividend") of 8 per cent. on the amount (including premium) from time to time paid up on each Preference Share respectively held by them. Immediately following IceLake funding under the IceLake Equity Commitment Letter to finance the Acquisition (the "Offer Closing"), the aggregate amount paid up on the Preference Shares will be €191,754,000 and the amount paid up on each Preference Share at any given time will be arrived at by dividing the sum of: ((x) the total amount paid up on all Preference Shares then in existence plus (y) the aggregate amount of any accrued but unpaid Preferred Interest (as defined below)) by (z) the total number of Preference Shares then in existence.

The Preferred Dividend shall be deemed to accrue from day to day commencing on the date of issue of the relevant Preference Shares (which, in respect of the Preference Shares then in issue will be deemed to be the date of the Offer Closing) and shall become a debt due to the holders of the Preference Shares (notwithstanding any restrictions under loans or similar agreements entered into by Bidco with banks or similar financial institutions) from the last day of each Financial Year (the "Due Date").

Interest (the "Preferred Interest") shall automatically accrue at 8 per cent. from day to day on the amount that would for any reason (including if non-payment would be unlawful for the Preferred Dividend) be payable on the Due Date, calculated on a daily basis over a 365 day year from and including the Due Date to the actual date of payment, compounded to the end of each calendar month in respect of the period from (and including) that date up to (but excluding) the date of actual payment.

Any accrued but unpaid Preferred Dividend and Preferred Interest will be paid when determined by the Bidco directors and, if and to the extent not paid before, will be paid on the occurrence of a Liquidity Event (as defined in the New Bidco Articles).

6.4	Economic rights – winding up

On a winding up, in the event of a liquidation of Bidco, a dissolution of Bidco, a winding-up of Bidco, or an Exit (any such event, a "Liquidity Event"), all surplus proceeds and assets of such event, be it cash, stock or assets, remaining after payment of Bidco's liabilities (other than those described below) shall be applied, as follows:

(a)	first: all transaction fees and expenses incurred in connection with the Liquidity Event (including those of the shareholders) will be paid;

(b)	second: all outstanding amounts under the Vendor Loans (as defined in the New Bidco Articles) will be paid, repaid or settled;

(c)
third: all earn-out amounts the payment of which is triggered by an Exit and which are owed but unpaid to the Founding Shareholders (as defined in the New Bidco Articles) or to Groove Capital C.V. or their respective Affiliates (as defined in the New Bidco Articles) will be paid or settled,

(d)	fourth outstanding amounts under any Shareholder loans other than Vendor Loans will be paid or repaid;

in each case, by the relevant member of the Bidco Group;

(e)
fifth: the amount paid up on each Preference Share and any accrued but unpaid Preferred Dividend and Preferred Interest respectively to which each holder of Preference Shares is entitled and which are outstanding will be paid, repaid or settled; and

(f)	sixth: remaining proceeds will be distributed to the holders of Ordinary Shares in proportion to the number of Ordinary Shares held by each of them,

provided that any payments or distributions (however defined) paid or payable by any member of the Bidco Group to any Founder Shareholder (and not other shareholders) at any time before or after the date of the New Bidco Articles (including any which are intended to replace the fixed interim dividend to which they are currently entitled) shall in each case be aggregated and set off against and subtracted from the amounts otherwise payable to such Founder Shareholder or its Affiliates (on a pro rata basis).

6.5	Tag Along, Drag Along and Exit

The New Bidco Articles provide that, subject to certain exceptions:

(a)
if one or more Bidco shareholders wishes to sell and transfer any shares in Bidco to a Third Party (as defined in the New Bidco Articles) in one or a series of related transactions that would cause such Third Party together with its Affiliates (as defined in the New Bidco Articles) to hold more than 30 per cent. of the shares in Bidco, the other holders of shares in Bidco will be entitled to require the purchase of (where the selling shareholder(s) is selling all of their shares in Bidco) all or (where the selling shareholder(s) is selling only part of their shares in Bidco) the same proportion of their shares in Bidco by such Third Party at a price and on terms and conditions in all material respect identical or entirely equivalent to the terms applicable to the sale by the selling shareholder(s);

(b)
if one or more bona fide Third Parties (as defined in the New Bidco Articles) makes or make an offer to acquire more than 50 per cent. of the shares in Bidco and one or more members of Bidco holding more than 50 per cent. of the shares in Bidco (which must include the IceLake Funds or other Investors (as defined in the New Bidco Articles)) (the "Dragging Shareholders"), the Dragging Shareholders will have the right to require that all other holders of shares in Bidco join in such sale on the same terms and conditions applicable to the Dragging Shareholders; and

(c)
if the IceLake Funds or other Investors (as defined in the New Bidco Articles) wish to pursue an Exit (as defined in the New Bidco Articles) are required to give full cooperation and take such action as reasonably required by the Investors to achieve an Exit and to optimise the value of the Bidco Group for such purpose.

This summary is not a substitute for reading the New Bidco Articles in full. A copy of the agreed form New Bidco Articles are available on the website of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively.

PART V

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE
BUSINESS AND PROPERTY COURTS OF ENGLAND AND WALES
COMPANIES COURT (ChD)

CR-2023-005997

IN THE MATTER OF IMPELLAM GROUP PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT
(under Part 26 of the Companies Act 2006)

between

IMPELLAM GROUP PLC

and

THE HOLDERS OF THE SCHEME SHARES
(as hereinafter defined)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

"Acquisition"
the proposed acquisition by Bidco of the entire issued and to be issued share capital of Impellam not already directly or indirectly owned by Bidco to be effected by means of the Scheme, and, where the context admits, any subsequent revision, variation, extension or renewal thereof;

"Bidco"	Heather Global PLC, a public limited company incorporated in England and Wales with registered number 15289165;

"Business Day"	a day (other than Saturdays, Sundays and public holidays in the UK) on which banks are open for business in London;

"Cash Consideration"	the cash consideration payable to Scheme Shareholders pursuant to Clause 2;

"Cash Dividend"
a special cash dividend of, in aggregate, £10 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement), to 22.4 pence per Impellam Share, which the Impellam Directors intend to declare prior to the Scheme becoming Effective, further details of which will be announced by Impellam in due course;

"certificated form" or "in certificated form"	a share or other security which is not in uncertificated form (that is, not in CREST);

"Code"	the City Code on Takeovers and Mergers, as amended from time to time;

"Companies Act"	the Companies Act 2006, as amended from time to time;

"Conditions"	the conditions to the Acquisition and to the implementation of this Scheme set out in Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of the Scheme Document;

"Consideration"
the consideration payable to Scheme Shareholders pursuant to Clause 2 of this Scheme, comprising 557.2 pence in cash and loan notes in an aggregate principal amount of 392.8 pence per Scheme Share (as the same may be reduced subject to, and in accordance with, Clause 2 of this Scheme);

"Convertible Loan Notes"	the Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes;

"Cooperation Agreement"	the cooperation agreement dated 13 December 2023 between HeadFirst, Bidco and Impellam relating to, among other things, the implementation of the Acquisition;

"Court"	the High Court of Justice in England and Wales;

"Court Meeting"
the meeting of Scheme Shareholders (and any adjournment, postponement or reconvening thereof) convened pursuant to an order of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without amendment) this Scheme;

"Court Order"	the order of the Court sanctioning this Scheme under section 899 of the Companies Act;

"CREST"
the relevant system (as defined in the CREST Regulations) for the paperless settlement of trades in securities and holding of uncertificated securities, in respect of which Euroclear is the Operator (as defined in said Regulations);

"CREST Manual"	the CREST Manual published by Euroclear, as amended from time to time;

"CREST Regulations"
the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended from time to time (including by means of the Uncertificated Securities (amendment and EU Exit) Regulations 2019 (SI 2019/679));

"Effective Date"	the date on which this Scheme becomes effective in accordance with its terms;

"Euroclear"	Euroclear UK & International Limited;

"Excluded Shares"
any Impellam Shares which are:

(i)          registered in the name of or beneficially owned by Bidco and/or any member of the Bidco Group (and/or any nominee of the foregoing); or

(ii)          held in treasury,

in each case, at any relevant date or time;

"holder"	a registered holder and includes any person(s) entitled by transmission;

"Impellam" or "Company"	Impellam Group plc, a company incorporated in England and Wales with registered number 06511961 and with its registered office at 800 The Boulevard Capability Green, Luton, Bedfordshire, LU1 3BA;

"Impellam Directors"	the directors of Impellam from time to time;

"Impellam Group"	Impellam and its subsidiary undertakings;

"Impellam Shareholders"	holders of Impellam Shares from time to time;

"Impellam Shares"
the existing unconditionally allotted or issued and fully paid ordinary shares of one pence each in the capital of Impellam and any further such ordinary shares which are unconditionally allotted or issued before this Scheme becomes effective;

"Interim Dividend"	the interim dividend of 55.9 pence per Impellam Share declared by the Impellam Directors on 8 November 2023 in respect of the 52 week period ending 5 January 2024;

"Latest Practicable Date"	close of business on 20 December 2023, being the latest practicable date before publication of the Scheme Document;

"Loan Note Consideration"	the Convertible Loan Notes and Non-Convertible Loan Notes to be issued to Scheme Shareholders pursuant to Clause 2 of this Scheme;

"Non-Convertible Loan Notes"
the unsecured non-convertible loan notes to be issued by Bidco with an initial maturity date of three years following the Effective Date and a coupon of 17.0 per cent. per annum, as further described in Clause 2 of this Scheme;

"Panel"	the Panel on Takeovers and Mergers of the United Kingdom, or any successor to it;

"Registrars" or "Link Group"	Link Market Services Limited, Central Square, 29 Wellington Street, Leeds, LS1 4DL;

"Rule 2.7 Announcement"	the announcement made by Bidco on 13 December 2023 of its firm intention to make an offer for the entire issued and to be issued share capital of Impellam;

"Scheme"	this scheme of arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Impellam and Bidco;

"Scheme Document"	the circular to Impellam Shareholders published by the Company on 22 December 2023 in connection with this Scheme;

"Scheme Record Time"	6.00 p.m. on the Business Day immediately preceding the Effective Date (or such other date and/or time as Bidco and Impellam may agree);

"Scheme Shareholders"	holders of Scheme Shares and a "Scheme Shareholder" shall mean any one of those Scheme Shareholders;

"Scheme Shares"
the Impellam Shares:

(i)          in issue at the date of this Scheme;

(ii)         (if any) issued after the date of this Scheme and prior to the Voting Record Time; and

(iii)       (if any) issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof shall be bound by this Scheme or shall by such time have agreed in writing to be bound by this Scheme, in each case (where the context requires), remaining in issue at the Scheme Record Time but, in each case, excluding any Excluded Shares;

"Shareholder Helpline"	the helpline set up by Link Group, further details of which are provided in paragraph 20 (Action to be taken) of Part II (Explanatory Statement) of this Document;

"ShellCo"	any newly-incorporated subsidiary of Impellam whose shares are intended by the Impellam Directors to constitute the in specie dividend by which the ShellCo Dividend will be settled;

"ShellCo Dividend"
a special interim dividend of £25 million, in aggregate, equating (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement), to 56.1 pence per Impellam Share, which the Impellam Directors intend to declare before the Effective Date and which the Impellam Directors intend will be settled by way of an in specie dividend of shares in one or more ShellCos, further details of which will be announced by Impellam in due course;

"subsidiary undertaking"	has the meaning given in section 1162 of the Companies Act;

"Tranche A Convertible Loan Notes"
the unsecured tranche A convertible loan notes to be issued by Bidco with a maturity date of 12 months and one day following the payment of the Cash Consideration and issuance of the certificates in respect of such notes and a coupon of 12.0 per cent. per annum, as further described in Clause 2 of this Scheme;

"Tranche B Convertible Loan Notes"
the unsecured tranche B convertible loan notes to be issued by Bidco with an initial (extendable) maturity date of 12 months and one day following the payment of the Cash Consideration and issuance of the certificates in respect of such notes and an initial coupon of 12.0 per cent. per annum as further described in Clause 2 of this Scheme;

"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland;

"uncertificated form" or "in uncertificated form"
a share or other security recorded on the relevant register as being held in uncertificated form in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST; and

"Voting Record Time"
6.30 p.m. on the day which is two Business Days prior to the date of the Court Meeting or, if the Court Meeting is adjourned, 6.30 p.m. on the day which is two Business Days before the date of such adjourned Meeting.

(B)
In this Scheme: (i) all references to times of day are to London time; (ii) all references to "£", "Pounds Sterling", "pence" and "p" are to the lawful currency of the United Kingdom; and (iii) all references to clauses and sub-clauses are to clauses and sub-clauses of this Scheme.

(C)	As at the Latest Practicable Date, there were 44,537,927 Impellam Shares in issue (there were no Impellam Shares held in treasury).

(D)	Bidco was incorporated on 16 November 2023 under the laws and regulations of England and Wales with registered number 15289165. Bidco's legal entity identifier (LEI) is 984500BA49D85296G582.

(E)
As at the Latest Practicable Date, none of: (i) Bidco nor any member of the Bidco Group; nor (ii) as far as Bidco is aware, any person acting in concert (within the meaning of the Code) with Bidco, is the registered holder of, or has any beneficial shareholding in, Impellam Shares.

(F)
Bidco has agreed, subject to the terms of the Cooperation Agreement and the satisfaction or (where applicable) waiver of the Conditions (other than Conditions 1 (Conditions to the Scheme and the Acquisition) and Conditions 2.1(i), 2.2(i) or 2.3(i) (Scheme approval) set out in Section A of Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of the Scheme Document), to appear by counsel at the hearing to sanction this Scheme and to undertake to the Court to be bound by the provisions of this Scheme in so far as it relates to Bidco and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it to give effect to this Scheme.

THE SCHEME

1.	Transfer of Scheme Shares

(A)
Upon and with effect from the Effective Date, Bidco shall acquire all the Scheme Shares fully paid up, with full title guarantee, free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights or interests of any nature whatsoever, and together with all rights or interests of any nature at the Effective Date or thereafter attached thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any return of capital (whether by reduction of share capital or share premium account or otherwise) announced, authorised, declared, made or paid in respect of the Scheme Shares by reference to a record date falling on or after the Effective Date.

(B)
For the purposes of such acquisition, the Scheme Shares shall be transferred to Bidco and such transfer shall be effected by means of a form or forms of transfer or other instrument or instruction of transfer, or by means of CREST, and, to give effect to such transfer(s), any person may be appointed by Bidco as attorney and/or agent and shall be authorised as such attorney and/or agent on behalf of the relevant holder of Scheme Shares to execute and deliver as transferor a form or forms of transfer or other instrument of transfer (whether as a deed or otherwise) of, or give any instruction to transfer (including by means of CREST) such Scheme Shares and every form, instrument or instruction of transfer so executed or instruction given shall be as effective as if it had been executed or given by the holder or holders of the Scheme Shares thereby transferred. Such instrument or form shall be deemed to be the principal instrument of transfer and the equitable or beneficial interest in the Scheme Shares shall only be transferred to Bidco (and/or its nominee(s)), together with the legal interest in such Scheme Shares, pursuant to such form or instrument of transfer.

(C)
With effect from the Effective Date and pending the transfer of the Scheme Shares pursuant to sub-clause 1(A) and sub-clause 1(B) of this Scheme and the updating of the register of members of the Company to reflect such transfer, each Scheme Shareholder irrevocably:

(i)
appoints Bidco (and/or its nominee(s)) as its attorney and/or agent to exercise on its behalf (in place of and to the exclusion of the relevant Scheme Shareholder) any voting rights attached to its Scheme Shares and any or all rights and privileges (including the right to receive notice of or requisition the convening of a general meeting of the Company or of any class of its shareholders) attaching to its Scheme Shares and to receive any distribution or other benefit accruing or payable in respect thereof;

(ii)
appoints Bidco (and/or its nominee(s)) and any one or more of its directors or agents to sign on behalf of such Scheme Shareholder any such documents, and to do such things, as may in the opinion of Bidco and/or any one or more of its directors or agents be necessary or desirable in connection with the exercise of any votes or any other rights or privileges attaching to its Scheme Shares (including, without limitation, an authority to sign any consent to short notice of any general or separate class meeting of Impellam as attorney or agent for, and on behalf of, such Scheme Shareholder and/or to attend and/or to execute a form of proxy in respect of its Scheme Shares appointing any person nominated by Bidco and/or any one or more of its directors or agents to attend any general and separate class meetings of Impellam (or any adjournment thereof) and to exercise or refrain from exercising the votes attaching to the Scheme Shares on such Scheme Shareholder's behalf); and

(iii)
authorises Impellam and/or its agents to send to Bidco (and/or its nominee(s)) any notice, circular, warrant or other document or communication which may be required to be sent to them as a member of Impellam in respect of such Scheme Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of their Scheme Shares into certificated form), such that from the Effective Date, no Scheme Shareholder shall be entitled to exercise any voting rights attached to the Scheme Shares or any other rights or privileges attaching to the Scheme Shares otherwise than in accordance with the directions of Bidco.

(D)	The authorities granted pursuant to sub-clauses 1(B) and 1(C) shall be treated for all purposes as having been granted by deed.

(E)	Impellam shall register, or procure the registration of, any transfer(s) of Scheme Shares effected in accordance with sub-clauses 1(A) and 1(B).

2.	Consideration for the transfer of Scheme Shares

(A)
In consideration for the transfer of the Scheme Shares to Bidco pursuant to Clause 1 of this Scheme, Bidco shall, subject as hereinafter provided, pay or procure that there shall be paid, in each case, to or for the account of each Scheme Shareholder (as appearing on the register of members of Impellam at the Scheme Record Time), for each Scheme Share:

557.2 pence in cash (the "Cash Consideration"); and

392.8 pence in principal amount of loan notes (the "Loan Note Consideration").

(B)	The Loan Note Consideration of 392.8 pence per Impellam Share consists of:

(i)	258.2 pence in principal amount of non-convertible loan notes (the "Non-Convertible Loan Notes");

(ii)	67.3 pence in principal amount of fixed rate convertible loan notes (the "Tranche A Convertible Loan Notes"); and

(iii)	67.3 pence in principal amount of variable fixed rate extendable convertible loan notes (the "Tranche B Convertible Loan Notes").

(C)
The terms of the Loan Notes are summarised in Part IV (Summary of the Loan Notes) of the Scheme Document and are set out in full in the Loan Note Instruments on display on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively.

(D)
Other than the Interim Dividend, the Cash Dividend and the ShellCo Dividend, if any dividend, distribution and /or other return of capital is announced, declared, made or paid in respect of a Scheme Share on or after 13 December 2023 and prior to the Effective Date, Bidco shall be entitled to reduce the amount of Cash Consideration due in respect of each Scheme Share by the amount of all or part of any such dividend, distribution or return of capital (calculated, for the avoidance of doubt, on a per Scheme Share basis).

(E)
Subject always to sub-clause 2(F) of this Scheme, if Bidco exercises the right referred to in sub-clause 2(D) of this Scheme to reduce the Consideration due in respect of each Scheme Share by all or part of the amount of dividend and/or other distribution and/or other return of capital that has not been paid but is payable by reference to a record date prior to the Effective Date:

(i)
holders of Impellam Shares appearing on the register of members at the relevant record time as determined by the directors of the Company shall be entitled to receive and retain that dividend (and/or other distribution and/or other return of capital) in respect of the Impellam Shares they held at such record time;

(ii)	any reference in this Scheme to the Consideration due under the Scheme shall be deemed to be a reference to the Consideration as so reduced; and

(iii)	the exercise of such rights shall not be regarded as constituting any revision or modification of the terms of this Scheme.

(F)
To the extent that any such dividend, distribution and/or other return of capital is announced, declared, made or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles Bidco (and/or its nominee(s)) to receive the full amount of the dividend and/or distribution and/or other return of capital and to retain it; or (ii) cancelled in full, the Consideration due under the terms of this Scheme shall not be subject to change in accordance with Clause 2 of this Scheme.

3.	Certificates in respect of Scheme Shares and cancellation of CREST entitlements

With effect from, or as soon as reasonably practicable after, the Effective Date:

(A)
all certificates representing Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and every holder of Scheme Shares shall be bound at the request of Impellam to deliver the same to Impellam (or any person appointed by Impellam to receive such certificates), or, as Impellam may direct, to destroy the same;

(B)	Impellam shall procure that Euroclear is instructed to cancel or transfer the entitlements to Scheme Shares of holders of Scheme Shares in uncertificated form;

(C)
following cancellation of the entitlements to Scheme Shares of holders of Scheme Shares in uncertificated form, Impellam shall procure that (if necessary) entitlements to such Scheme Shares are rematerialised; and

(D)
on or as soon as reasonably practicable after the Effective Date, and subject to the completion and delivery of such forms of transfer or other instruments or instructions of transfer as may be required in accordance with Clause 1 of this Scheme and the payment of any United Kingdom stamp duty thereon, Impellam shall make or procure to be made, the appropriate entries in its register of members to reflect the transfer of the Scheme Shares to Bidco pursuant to Clause 1 of this Scheme.

4.	Settlement of Consideration

(A)	Settlement of the Consideration to which a Scheme Shareholder is entitled shall be effected as follows:

(i)
in the case of Scheme Shares held in certificated form at the Scheme Record Time, Bidco shall despatch, or procure the despatch, to the relevant Scheme Shareholder (or to those persons as the Scheme Shareholder may direct) of cheques for the Cash Consideration payable to the Scheme Shareholder in accordance with Clause 2 of this Scheme; and

(ii)
in the case of Scheme Shares held in uncertificated form at the Scheme Record Time, Bidco shall instruct, or procure the instruction of, Euroclear to create an assured payment obligation in favour of the Scheme Shareholder's payment bank in respect of the Cash Consideration payable to the Scheme Shareholder in accordance with the CREST assured payment arrangements, provided that Bidco reserves the right to make payment of the said Cash Consideration by cheque as aforesaid in sub-clause 4(A)(i) of this Scheme if, for reasons outside its reasonable control, it is not able to effect settlement in accordance with this sub-clause 4(A)(ii); and

(iv)
regardless as to whether the Scheme Shares at the Scheme Record Time are held in certificated or uncertificated form, definitive certificates for the Loan Notes will be despatched by first class post (or by international post or airmail, if overseas) within 14 days of the Effective Date to the person entitled thereto at the address as appearing in the register of members of Impellam as at the Scheme Record Time or in accordance with any special standing instructions regarding communications. No certificates for Loan Notes will be despatched to addresses in Restricted Jurisdictions.

Cheques shall be despatched within 14 days of the Effective Date (or such other period as may be approved by the Panel).

(B)	With effect from the Scheme Record Time, each holding of Scheme Shares credited to any stock account in CREST shall be disabled and all Scheme Shares shall be removed from CREST in due course.

(C)
All deliveries of cheques, Loan Note certificates or statements of entitlement required to be made pursuant to this Scheme shall be effected by sending the same by first class post in pre-paid envelopes or by international standard post if overseas (or by such method as may be approved by the Panel) addressed to the persons entitled thereto at their respective registered addresses as appearing in the register of members of Impellam at the Scheme Record Time or, in the case of joint holders, at the address of the holder whose name stands first in such register in respect of the joint holding concerned at such time.

(D)
All payments shall be in Pounds Sterling and shall be made payable to the Scheme Shareholder concerned (except that, in the case of Scheme Shareholders holding jointly, Bidco reserves the right to make such payments to that one of the joint holders whose name stands first in the register of members of the Company in respect of such joint holding of Scheme Shares at the Scheme Record Time). The encashment of any such cheque or the creation of any assured payment obligation through CREST or otherwise, each in connection with this Scheme, shall be a complete discharge of Bidco's obligations (and those of Bidco's respective agents or nominees) under this Scheme to pay the monies represented thereby.

(E)
If any Scheme Shareholders have not encashed their cheques within six months of the date of such cheques, Bidco and the Company shall procure that the cash consideration due to such Scheme Shareholders under this Scheme shall be held on trust for such Scheme Shareholders (subject to the legal requirements of any jurisdiction relevant to such Scheme Shareholders) for a period of 12 years from the Effective Date, and such Scheme Shareholders may (subject to the legal requirements of any jurisdiction relevant to such Scheme Shareholders) claim the Consideration due to them (plus any interest accrued thereon, but net of any expenses and taxes) by written notice to the Company or Bidco in a form which the Company or Bidco determines evidences their entitlement to such Consideration at any time during the period of 12 years from the Effective Date, and Bidco undertakes that neither it nor its nominee(s) will seek, require or accept repayment of the monies so held on trust for the purposes detailed above prior to the first Business Day after the twelfth anniversary of the date of such cheques or otherwise with the permission of the Court.

(F)
Neither Impellam nor Bidco, nor any of their respective agents or nominees or Link Group, shall be responsible for any loss or delay in the transmission of any cheques, Loan Note certificates or statements of entitlement sent in accordance with this Clause 4, which shall be sent at the risk of the person or persons entitled thereto.

(G)	The preceding sub-clauses of this Clause 4 shall take effect subject to any prohibition or condition imposed by law.

5.	Mandates

All mandates and other instructions given to Impellam by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares shall, as from the Effective Date, cease to be valid.

6.	Operation of this Scheme

(A)	This Scheme shall become effective as soon as a copy of the Court Order shall have been delivered to the Registrar of Companies for England and Wales.

(B)
Unless this Scheme has become effective on or before 1 August 2024 or such later date, if any, as may be agreed in writing by Bidco and Impellam (with the Panel's consent and as the Court may approve (if such approval(s) are required)), this Scheme shall never become effective.

7.	Modification

Impellam and Bidco may jointly consent on behalf of all persons concerned to any modification of, or addition to, this Scheme or to any condition which the Court may approve or impose. Any such modification or addition shall require the consent of the Panel where such consent is required under the Code. No modification to the Scheme can be made pursuant to this clause after the Scheme has taken effect.

8.	Governing law

This Scheme is governed by English law and is subject to the exclusive jurisdiction of English courts. The rules of the Code apply to this Scheme on the basis provided in the Code.

Dated 22 December 2023

PART VI

FINANCIAL AND RATINGS INFORMATION

1.	Financial information relating to Impellam

The following sets out financial information in respect of Impellam as required by Rule 24.3 of the Code. The specified sections of the documents referred to below, the contents of which have previously been announced through a Regulatory Information Service, are incorporated into this Document by reference in accordance with Rule 24.15 of the Code:

Information incorporated by reference	Hyperlinks	Pages (inclusive)
Accounts for Impellam and its subsidiaries for the 52 weeks ended 31 December 2021	https://investors.impellam.com/investor-centre/	58 to 121

Accounts for Impellam and its subsidiaries for the 52 weeks ended 30 December 2022	https://investors.impellam.com/investor-centre/	55 to 130

Impellam Interim results for the 26 weeks ended 30 June 2023	https://investors.impellam.com/investor-centre/	6 to 20

2.	Impellam Rating

No ratings agency has publicly accorded Impellam with any current credit rating or outlook.

3.	Financial Information relating to HeadFirst and Bidco

The following sets out financial information in respect of HeadFirst and Bidco as required by Rule 24.3 of the Code. The documents (or parts thereof) are incorporated by reference into this Document pursuant to Rule 24.15 of the Code.

Information incorporated by reference	Hyperlinks	Pages (inclusive)

The audited consolidated accounts of HFBG Holding B.V. for the financial year ended 31 December 2022 and for the extended financial year 2021 since incorporation of HFBG Holding B.V. on 17 September 2020
	https://headfirst.group/en/takeover/	56 to 104

The unaudited pro forma consolidated interim financial statements of HeadFirst for the financial years ended 31 December 2021 and 31 December 2022, and for the twelve month period ended 30 September 2023
	https://headfirst.group/en/takeover/	2 to 4

HFBG Holding B.V ("HFBG") is currently the parent company of the entire operating businesses of the HeadFirst Group, and is indirectly 100 per cent. owned by HeadFirst, the current ultimate holding company of the HeadFirst Group. Pursuant to the Cooperation Agreement as described in paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document, HeadFirst and Bidco have undertaken to complete by no later than 7.59 a.m. on the day of the Court Hearing the Bidco Restructuring whereby Bidco will become the ultimate holding company of the HeadFirst Group.

During the period covered by the audited consolidated accounts of HFBG, certain acquisitions have been made by the HeadFirst Group. The financial position and results of certain acquired entities is not included in the audited consolidated accounts of HFBG for the financial year ended 31 December 2022. For the year ended 31 December 2022, HFBG (as included in the audited consolidated accounts for HFBG) represented 90.7 per cent. of HeadFirst's pro forma consolidated revenue (gross invoice value) and 83.1 per cent. of HeadFirst's pro forma consolidated adjusted EBITDA, with pro forma consolidated figures based on unaudited management reports. However, the financial position and results of the entities set out below as if they have been owned by the HeadFirst Group since 1 January 2022 have been included in the unaudited consolidated interim financial statements of HeadFirst for the 12 months ended 31 December 2022 and for the 12 months ended 30 September 2023.

Name of entity	Date of acquisition by Beryllium	Date of transfer to HFBG	Revenue for financial year ended 31 December 2022 (€ million/ per cent. of HeadFirst Group)	Adj. EBITDA for financial year ended 31 December 2023 (€ million / per cent. of HeadFirst Group)
Sterksen Holding B.V.	16 March 2021	30 December 2022	17.1 / 0.8	1.7 / 5.6
Prounity B.V.	12 July 2022	1 September 2023	29.2 / 1.4	2.9 / 9.6
Star Apple Holding B.V.	9 November 2022	1 September 2023	155.1 / 7.2	0.5 / 1.6

Bidco

Bidco was incorporated on 16 November 2023 and has not traded or paid any dividends since its date of incorporation. Accordingly, no financial information is available or has been published in respect of it. Bidco has no material assets or liabilities, in each case other than those described in this Document in connection with the Acquisition and the financing of the Acquisition.

Following the completion of the Bidco Restructuring, and the Scheme becoming Effective, the earnings, assets and liabilities of Bidco will include the consolidated earnings, assets and liabilities of the HeadFirst Group and the Impellam Group on the Effective Date.

4.	Bidco ratings information

As Bidco was incorporated on 16 November 2023 and has not traded since the date of incorporation and is being utilised for the sole purpose of making the Acquisition, there are no current ratings or outlooks publicly accorded to Bidco by ratings agencies.

No ratings agency has publicly accorded HeadFirst with any current credit rating or outlook.

5.	No incorporation of website information

Save as expressly referred to herein, neither the content of Impellam's or HeadFirst's websites, nor the content of any website accessible from hyperlinks on Impellam's or HeadFirst's websites, is incorporated into, or forms part of, this Document.

PART VII

RULE 24.11 ESTIMATE OF VALUE LETTER

Directors of Heather Global PLC
First Floor Templeback
10 Temple Back
Bristol, BS1 6FL
United Kingdom

22 December 2023

RECOMMENDED ACQUISITION

OF

IMPELLAM GROUP PLC ("IMPELLAM")

BY

HEATHER GLOBAL PLC ("BIDCO")

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

Estimated Value of the Loan Notes

Dear Sirs,

Pursuant to the requirements of the Code, you have requested our opinion as to the estimated value of the Loan Notes offered by Bidco to Impellam Shareholders (the "Estimated Value") under the terms of the Acquisition pursuant to the Offer.

Capitalised terms used in this letter will, unless otherwise stated, have the same meanings given to them in the document of which this letter forms part dated 22 December 2023 (being, the "Scheme Document").

Under the terms of the Acquisition, Impellam Shareholders will be entitled to receive, for each Impellam Share:

•	557.2 pence in cash (the "Cash Consideration"); and

•	392.8 pence in principal amount of loan notes (the "Loan Note Consideration", as described in more detail below);

The Loan Note Consideration of 392.8 pence per Impellam Share consists of:

•	258.2 pence in principal amount of non-convertible loan notes (the "Non-Convertible Loan Notes");

•	67.3 pence in principal amount of fixed rate convertible loan notes (the "Tranche A Convertible Loan Notes"); and

•	67.3 pence in principal amount of variable fixed rate extendable convertible loan notes (the "Tranche B Convertible Loan Notes").

Bidco will take all steps within its control to procure that, as soon as practicable following the Effective Date (and in any event within 20 business days), the Loan Notes are listed on TISE in Guernsey and remain listed for so long as they are outstanding.

Full details of the Loan Notes are set out in Part IV (Summary of the Loan Notes) of the Scheme Document.

Purpose

This Estimated Value has been provided to the Bidco Directors solely for the purposes of complying with the requirements of Rule 24.11 of the Code in connection with the Acquisition and shall not be used or relied upon for any other purpose whatsoever. It is not addressed to, and may not be relied upon by, any third party for any purpose whatsoever and each of Blackwood and Jefferies expressly disclaims any duty or liability to any third party with respect to the contents of this letter.

The Estimated Value assumes both a willing buyer and seller of equal bargaining power, neither being under any compulsion to buy or sell, dealing on an arm's length basis and where each party has knowledge of all relevant information.

Our view as expressed in this letter is limited to an estimate of the value of the Loan Notes being offered to Impellam Shareholders in connection with the Acquisition as at 22 December 2023. The Estimated Value does not represent the value that a holder of Loan Notes may realise on any future sale of such Loan Notes, it being noted that such value realised on any future sale of Loan Notes may be higher or lower than the ﬁgure in this letter. The Estimated Value may also differ substantially from estimates available from other sources.

Information

In arriving at an Estimated Value, we have held discussions with certain representatives of Bidco and HeadFirst and we have, among other things, reviewed or otherwise taken the following into account:

(a)	the standalone ﬁnancial projections of the Enlarged Group prepared by certain representatives of Bidco and HeadFirst;

(b)	certain publicly available ﬁnancial statements as well as certain other publicly available business and ﬁnancial information relating to Impellam;

(c)	certain information provided by Impellam to Bidco relating to the business, operations, ﬁnancial condition and prospects of Impellam;

(d)	the commercial assessments of certain representatives of Bidco and HeadFirst with respect to the business, operations, ﬁnancial condition and prospects of the Enlarged Group;

(e)
the rights and restrictions attached to the Loan Notes contained in each Loan Note Instrument and the New Bidco Articles (as applicable), although we are not lawyers and our review should in no way be construed as constituting legal advice;

(f)	the terms of the Acquisition and its proposed ﬁnancing;

(g)	the terms of the Loan Notes; and

(h)	such other ﬁnancial analyses and such other information as we deemed appropriate for the purposes of this letter.

In performing our analyses, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or which was furnished to or discussed with us by or on behalf of Bidco or otherwise reviewed by or for us, and we have not independently veriﬁed (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness.

In relying on Enlarged Group financial analyses, projections and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably and properly prepared by Bidco on the basis of its current estimates and judgements of the future ﬁnancial performance of the Enlarged Group. We express no view as to such analyses, projections or forecasts or the assumptions on which they were based and nor have we applied any sensitivity analysis to these. We also note that these Enlarged Group ﬁnancial projections incorporate certain assumptions regarding future growth and value creation initiatives. The ability of the Bidco Directors to generate future value is inherently uncertain and subject to market conditions and other factors outside the control of the Enlarged Group.

We note that these Enlarged Group ﬁnancial projections are the sole responsibility of Bidco and the Bidco Directors and were not prepared for the purposes of Rule 24.11 of the Code or the giving of our views on the Estimated Value as set out in this letter.

We have not conducted or been provided with any valuation or appraisal of any assets or liabilities of the Enlarged Group, nor have we evaluated the solvency of the Enlarged Group under any applicable laws relating to bankruptcy, insolvency or similar matters. We have assumed for the purposes of this letter that the Acquisition will become effective in accordance with its terms with no modiﬁcation or delay.

If any of the information or assumptions relied upon prove to be incorrect, the actual value of the Loan Notes may be different from, including potentially considerably less than or more than, the Estimated Value. We have assumed for the purposes of this letter that the Loan Notes are already in issue, that the Acquisition has become effective in accordance with its terms (with no modification or delay), that the conditions to the issue and allotment of the Loan Notes have been satisfied or (if applicable) waived (without adverse effect) and that Bidco has acquired the entire issued and (if applicable) to be issued ordinary share capital of Impellam.

Our view on the Estimated Value as expressed in this letter is necessarily based on economic, market and other conditions, the prospects of the Enlarged Group and other factors which generally inﬂuence the valuation of companies and securities, in each case as they exist at the date hereof and on the information made available to us as of the date of this letter. It should be understood that subsequent developments and/or changes to prevailing ﬁnancial, economic and market conditions, the ﬁnancial condition and prospects of the Enlarged Group and other factors which generally inﬂuence the valuation of companies and securities may affect the views provided in this letter and that we assume no obligation to update, revise or reafﬁrm the views expressed in this letter, unless otherwise required to by the Code.

Methodology

In arriving at the Estimated Value of the Non-Convertible Loan Notes, we have, among other things:

(a)
considered the lack of both a liquid market and non-transferability for the Non-Convertible Loan Notes and the rights and restrictions attaching to the Non-Convertible Loan Notes contained in the Non-Convertible Loan Note Instruments and the New Bidco Articles (as applicable);

(b)
applied applicable discount rates based on our assessment of an appropriate cost of capital for an instrument with these characteristics, which we would note is at a lower level than the accrued interest pertaining to the Non-Convertible Loan Notes; and

(c)	taken into account current prevailing interest rates.

In arriving at the Estimated Value of the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes in circumstances when they might reasonably be expected to be redeemed by Bidco, we have, among other things:

(a)
considered the lack of both a liquid market and non-transferability for the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes and the rights and restrictions attaching to the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes contained in the Convertible Loan Note Instruments and the New Bidco Articles (as applicable);

(b)
applied applicable discount rates based on our assessment of an appropriate cost of capital for an instrument with these characteristics, which we would note is at a higher level than the accrued interest pertaining to the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes; and

(c)	taken into account current prevailing interest rates.

In arriving at the Estimated Value of the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes in circumstances when they might reasonably be expected to covert to into ordinary and preferred shares of Bidco, we have, among other things:

(a)	undertaken a discounted cash ﬂow analysis based on the Enlarged Group's ﬁnancial projections as prepared by Bidco;

(b)
considered a range of other widely accepted valuation methods including, inter alia, trading and precedent transaction multiples and applying appropriate target returns rates under leveraged buyout analysis;

(c)	taken into account the proposed ﬁnancing structure for the Enlarged Group, costs and expenses payable in respect of the Acquisition;

(d)
considered the lack of both a liquid market and non-transferability for the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes and the risk factors pertaining to the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes as summarised and contained in the Scheme Document, the Convertible Loan Note Instruments and the New Bidco Articles (as applicable);

(e)
applied applicable discount rates based on our assessment of an appropriate cost of capital for an instrument with these characteristics, which we would note is at a higher level than the accrued interest pertaining to these instruments; and

(f)	taken into account current prevailing interest rates.

The Estimated Value is based on theoretical valuation techniques and is highly sensitive to changes in assumptions about the future ﬁnancial performance of the Enlarged Group and the terms agreed for any event resulting in a return of capital. As a result, there can be no assurance that the actual value of a Loan Note will not be higher or lower than the Estimated Value.

The valuation of illiquid securities is inherently imprecise and is subject to certain uncertainties and contingencies, all of which are difﬁcult to predict and are beyond our control. Reasons for this inherent uncertainty, include, but are not limited to, the following factors:

(a)
although the Loan Notes are expected to be listed on TISE in Guernsey, HeadFirst and the board of Bidco do not currently intend to apply for admission to listing or admission to trading in respect of the shares in Bidco, including any shares issued upon conversion of the Tranche A Convertible Loan Notes and/or the Tranche B Convertible Loan Notes. Accordingly, the Loan Notes are expected to be highly illiquid;

(b)	that certain Impellam shareholders may be unable or unwilling to hold the Loan Notes given, among other things, their expected illiquidity;

(c)	that the Enlarged Group is expected to have a capital structure that is atypical for a listed company with these business characteristics;

(d)
that Bidco can, under certain circumstances, redeem the Loan Notes in whole or in part at par plus, depending upon the time at which the notes are redeemed, a redemption payment and/or accrued interest;

(e)
the holders of Loan Notes will not enjoy any minority protections or other rights save for those rights provided for in each Loan Note Instrument and the New Bidco Articles and those rights prescribed by applicable law;

(f)	payments in respect of Loan Notes will not be guaranteed or secured; and

(g)	upon the Scheme becoming Effective, the Enlarged Group will be controlled by Bidco and the Loan Notes will not carry any right to attend or vote at any general meeting of Bidco.

Blackwood and Jefferies have made an assessment of a relevant percentage discount rate to be applied to the value of a Loan Note rate to reﬂect paragraphs (a) to (b) above and also considered alternative approaches of adjusting cost of capital and discount rates to reﬂect paragraphs (a) to (b) above. For the avoidance of doubt, whilst Blackwood and Jefferies considered the items above in assessing Estimated Value we have not attempted to apply any discount to reﬂect paragraphs (c) to (e) as we believe the Impellam Shareholders may each have a different view of the impact of these factors on their assessment of the value of Loan Notes.

The taxation position of individual Impellam Shareholders will vary and so we have not taken account of the effect of any taxation, exemptions, allowances or reliefs which may be available for the purposes of income, capital gains, inheritance or any other applicable tax, duty or levy, notwithstanding that these may be of signiﬁcance in the case of certain shareholders.

No account has been taken of any potential transaction costs that a holder of Loan Notes may incur, including any associated dealing costs, or any potential costs that may be associated with a sale of Bidco to a third party or a liquidation of Bidco and which might be expected to reduce any return to a holder of Loan Notes upon the occurrence of such an event.

In performing this analysis, we have made numerous assumptions with respect to industry performance and general business, economic and market conditions, many of which are beyond the control of Bidco. Consequently, the view expressed in this letter is not necessarily indicative of the amount which might be realised upon a sale of Loan Notes.

The Estimated Value

In giving our view of the Estimated Value, we have applied a range of assumptions regarding discount rates, valuation multiple achieved at exit and illiquidity discount to the standalone ﬁnancial projections as prepared by certain representatives of Bidco and HeadFirst. As noted above, Impellam Shareholders should note that the Estimated Value is highly sensitive to a number of assumptions, including the future ﬁnancial performance of the Enlarged Group.

Any assessment of the value of the Loan Notes needs to take into account an individual eligible Impellam Shareholder's assessment of an appropriate discount given the factors outlined above. As noted above, the Estimated Value only incorporates an assumed level of discount for trading illiquidity and non-transferability of the Loan Notes. The Estimated Value does not incorporate a discount for other governance-related and structural features and risk factors pertaining to the Loan Notes.

The Non-Convertible Loan Notes Estimated Value

On the basis of and subject to the foregoing, Blackwood and Jefferies, as financial advisors to Bidco, have advised that, in their opinion, based on market conditions on the Latest Practicable Date, the value of the Non-Convertible Loan Notes (had they been issued that day) would have been no less than 100 pence per £1.00 in principal amount of the Non-Convertible Loan Notes

The Tranche A Convertible Loan Notes Estimated Value

On the basis of and subject to the foregoing, Blackwood and Jefferies, as financial advisors to Bidco, have advised that, in their opinion, based on market conditions on the Latest Practicable Date, the Estimated Value of the Tranche A Convertible Loan Notes (had they been issued that day) would have been no less than 100 pence per £1.00 in principal amount of the Tranche A Convertible Loan Notes.

The Tranche B Convertible Loan Notes Estimated Value

On the basis of and subject to the foregoing, Blackwood and Jefferies, as financial advisors to Bidco, have advised that, in their opinion, based on market conditions on the Latest Practicable Date, the Estimated Value of the Tranche B Convertible Loan Notes (had they been issued that day) would have been no less than 100 pence per £1.00 in principal amount of the Tranche B Convertible Loan Notes.

General

Blackwood and Jefferies are acting as ﬁnancial advisers to Bidco and no one else solely for the purposes of providing this letter in accordance with Rule 24.11 of the Code in connection with the Acquisition and Blackwood and Jefferies will not be responsible to anyone other than Bidco for providing the protections afforded to clients of Blackwood and Jefferies, nor for providing advice in connection with the Acquisition or any matter referred to in the Scheme Document or this letter.

Blackwood and Jefferies will receive fees from Bidco in respect of their services in connection with the provision of this letter. In addition, Bidco has agreed to indemnify Blackwood and Jefferies for certain liabilities arising out of their engagements.

Blackwood and Jefferies have not provided, nor will they provide, legal, tax, regulatory, accounting or other specialist advice, and nothing herein should be taken to reﬂect any such advice. For the avoidance of doubt, Blackwood and Jefferies express no opinion (whether as to the fairness or otherwise) on the ﬁnancial terms of the Acquisition.

This letter is provided solely for the beneﬁt and use of the Bidco Directors for the purpose of Rule 24.11 of the Code in connection with the Acquisition and for no other purpose. This letter is not addressed to, or provided on behalf of, nor shall it confer any rights or remedies upon, any shareholder, creditor or any other person other than the Bidco Directors for the aforesaid purpose. Without prejudice to the generality of the foregoing, this letter does not constitute a recommendation or opinion to, or for the beneﬁt of, any Impellam Shareholder as to whether such Impellam Shareholder should vote in favour of the Scheme at the Court Meeting or the resolution to be proposed at the General Meeting in order to give effect to the Acquisition. Other than as required pursuant to the Code or as the Panel or the Court may otherwise require, this letter may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval in each case. This letter may be reproduced in full in the Scheme Document to be sent to Impellam Shareholders on the basis that no duties or responsibilities are accepted by Blackwood and Jefferies to any person, individually or collectively, but this letter may not otherwise be published or reproduced publicly in any manner without our prior written approval.

Yours very truly,

for and on behalf of

Blackwood Capital Group (UK) Limited	Jefferies International Limited

PART VIII
UNITED KINGDOM TAXATION

The comments set out below summarise certain limited aspects of the UK tax treatment of certain Impellam Shareholders under the Scheme and do not purport to be a complete analysis of all tax considerations relating to the Scheme or the holding of Loan Notes or Conversion Shares. They are based on current UK legislation and current published HMRC practice (which may not be binding on HMRC), in each case as at the Latest Practicable Date, both of which are subject to change, possibly with retrospective effect.

The comments are intended as a general guide and do not deal with certain types of Impellam Shareholder such as charities, trustees, dealers in securities, persons who have or could be treated for tax purposes as having acquired their Impellam Shares by reason of an office or their employment or as carried interest, collective investment schemes, persons subject to UK tax on the remittance basis or insurance companies.

References below to "UK Holders" are to Impellam Shareholders who are resident (and, in the case of individuals, domiciled) for tax purposes in, and only in, the UK (and to whom split-year treatment does not apply), who hold their Impellam Shares as an investment (other than under a self-invested personal pension plan or individual savings account) and who are the absolute beneficial owners of their Impellam Shares.

IF YOU ARE IN ANY DOUBT ABOUT YOUR TAX POSITION OR YOU ARE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK, YOU SHOULD CONSULT AN APPROPRIATELY QUALIFIED INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

Receipt of ShellCo Dividend

The ShellCo Dividend should be treated in the same way for UK income tax and corporation tax purposes as a cash dividend equal to the market value of the relevant ShellCo shares distributed to UK Holders.

Receipt of Cash Consideration and Loan Notes under the Scheme

UK taxation of chargeable gains

General

Liability to UK taxation of chargeable gains in respect of the transfer of their Impellam Shares will depend on the individual circumstances of Impellam Shareholders and on the form of consideration received as described in more detail below.

In relation to UK Holders who, alone or together with persons connected with them, hold more than five per cent. of, or of any class of, shares in or debentures of Impellam, the treatment below is subject to the exchange of Impellam Shares for the Loan Notes being effected for bona fide commercial reasons and not forming part of a scheme or arrangements of which the main purpose, or one of the main purposes, is avoidance of liability to CGT or UK corporation tax. An application for clearance will not be made to HMRC under section 138 of the Taxation of Chargeable Gains Act 1992 in this regard.

An individual UK Holder who has ceased to be resident in the UK for tax purposes for a period of less than five complete tax years and who realises a gain in respect of their Impellam Shares during that period may also be liable on their return to the UK to tax on any capital gain realised. This also applies to individuals who have not ceased to be resident in the UK but who have become non-UK resident pursuant to the application of a double taxation treaty.

Transfer of Impellam Shares

The transfer of Impellam Shares under the Scheme in return for the Cash Consideration should be treated as a part-disposal of the UK Holder’s Impellam Shares for the purposes of CGT or UK corporation tax on chargeable gains (as applicable) and therefore may, depending on the UK Holder’s particular circumstances (including the availability of exemptions, reliefs and/or allowable losses), give rise to a liability to UK taxation on chargeable gains or, alternatively, an allowable capital loss.

The transfer of Impellam Shares under the Scheme in return for the Loan Notes should not be treated as an immediate disposal of the UK Holder's Impellam Shares for the purposes of CGT or UK corporation tax on chargeable gains (as applicable). Depending on whether the Loan Notes are treated as "qualifying corporate bonds" ("QCBs") or "non-qualifying corporate bonds" ("non-QCBs") for the UK Holder, any gain on the corresponding Impellam Shares should be "held-over" or "rolled-over" respectively.

Where a gain is "held-over", the gain should be computed at the time of the transfer of the Impellam Shares under the Scheme, and will be crystallised for the purposes of UK taxation of chargeable gains on a subsequent disposal of the relevant Loan Notes. Where a gain is "rolled-over" the relevant Loan Notes are treated as having been acquired at the same time and for the same consideration as the Impellam Shares in respect of which they are issued. Accordingly, any gain should be computed at the time of ultimate disposal of the Loan Notes by reference to the amount received on disposal and the original acquisition cost of the relevant Impellam Shares. In either case, a disposal of the Loan Notes includes their redemption.

For corporate UK Holders, the Loan Notes will be treated as QCBs. For individual UK Holders, the Company believes that the Non-Convertible Loan Notes are likely to be QCBs (and therefore subject to "hold-over" treatment as described above), and that the Convertible Loan Notes are likely to be non-QCBs (and therefore subject to "roll-over" treatment). However, the analysis is complex and UK Holders are encouraged to take their own advice if they have any doubt as to the treatment of the Loan Notes or the ongoing tax consequences for them of holding the Loan Notes or, in the case of the Convertible Loan Notes, the receipt of Conversion Shares.

Individual Impellam Shareholders – taxation of gains

Subject to available reliefs or allowances, a gain arising on a disposal of Impellam Shares by an individual UK Holder will be subject to CGT at the rate of (for the 2023/24 tax year) 10 per cent. (basic rate) or 20 per cent. (higher rate), depending on the individual's personal circumstances, including other taxable income and gains in the relevant tax year.

The CGT annual exemption (which is £6,000 for the 2023/24 tax year) may be available to an individual UK Holder to offset against chargeable gains realised on the disposal of their Impellam Shares.

Any held-over or rolled-over gain will only be realised in the year of disposal of the Loan Notes, when the above rates and exemptions may be different.

Corporate Impellam Shareholders – taxation of gains

Subject to available exemptions, reliefs or allowances, a gain arising on a disposal of Impellam Shares by a UK Holder within the charge to UK corporation tax should be taxed at the rate of corporation tax applicable to that UK Holder.

Where a UK Holder within the charge to UK corporation tax has (either itself or together with certain associated companies) held not less than 10 per cent. of the issued ordinary share capital of Impellam for a continuous period of at least one year beginning not more than six years prior to the date of disposal, the substantial shareholding exemption may, subject to satisfaction of a number of conditions, apply to exempt any gain (or disallow any loss) arising on the disposal of that UK Holder's Impellam Shares under the Scheme for the purposes of UK corporation tax on chargeable gains.

UK stamp duty and stamp duty reserve tax ("SDRT")

No UK stamp duty or SDRT should generally be payable by Impellam Shareholders on receipt of the ShellCo Dividend or on the transfer of their Impellam Shares under the Scheme.

PART IX
ADDITIONAL INFORMATION FOR OVERSEAS SHAREHOLDERS

OVERSEAS SHAREHOLDERS SHOULD CONSULT THEIR OWN LEGAL AND TAX ADVISERS WITH RESPECT TO THE LEGAL AND TAX CONSEQUENCES OF THE SCHEME.

The availability of the Scheme and the Acquisition to Overseas Shareholders may be affected by the laws and regulations of the relevant jurisdictions in which they are located. Overseas Shareholders should inform themselves about and should observe any applicable legal or regulatory requirements. It is the responsibility of all Overseas Shareholders to satisfy themselves as to the full compliance with the laws and regulations of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

The release, publication or distribution of this Document and/or any accompanying documents (in whole or in part), directly or indirectly, in or into or from jurisdictions other than the UK may be restricted by law or regulation and therefore any persons who are subject to the law or regulation of any jurisdiction other than the UK should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the UK to vote using their Impellam Shares with respect to the Scheme at the Court Meeting or the General Meeting, or to appoint another person as proxy may be affected by the laws and regulations of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Document and any accompanying documents have been prepared for the purposes of complying with English law, and the applicable requirements of the Code, the Panel, the AIM rules and the London Stock Exchange, and the information disclosed may not be the same as that which would have been disclosed if this Document had been prepared in accordance with the laws and regulations of jurisdictions outside of England and Wales.

Unless otherwise determined by Bidco or required by the Code, and permitted by applicable law and regulation, no person may vote in favour of the Acquisition by any use, means, instrumentality or from within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws or regulations of that jurisdiction. Accordingly, copies of this Document and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, in whole or in part, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction, and persons receiving this Document and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws or regulations in that jurisdiction.

See also the "Notice to US Impellam Shareholders" at the beginning of this Document for additional information.

PART X
ADDITIONAL INFORMATION ON IMPELLAM, BIDCO AND HEADFIRST

1.	Responsibility

1.1
The Impellam Directors, whose names are set out in paragraph 2.1 below, accept responsibility for the information contained in this Document (including expressions of opinion), other than information for which responsibility is taken by the Bidco Directors or HeadFirst Responsible Persons, pursuant to paragraph 1.2 below. To the best of the knowledge and belief of the Impellam Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this Document (including any expressions of opinion) for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2
The Bidco Directors, whose names are set out in paragraph 2.2 below, and the HeadFirst Responsible Persons, whose names are set out in paragraph 2.3 below, accept responsibility for the information contained in this Document (including any expressions of opinion) relating to the Loan Notes, the Conversion Shares, Bidco, the Wider HeadFirst Group, the HeadFirst Responsible Persons, the Bidco Directors and their respective immediate families and the related trusts of and persons connected with the Bidco Directors, and persons acting in concert with Bidco (as such term is defined in the Code). To the best of the knowledge and belief of the Bidco Directors and the HeadFirst Responsible Persons (who have taken all reasonable care to ensure that such is the case), the information contained in this Document (including any expressions of opinion) for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors

2.1	The Impellam Directors and their respective positions are:

Lord Ashcroft KCMG PC	Non-Executive Chairman

Julia Robertson	Chief Executive Officer

Timothy Briant	Chief Financial Officer

Mike Ettling	Independent Non-Executive Director

Angela Entwistle	Non-Executive Director

Michael Laurie	Independent Non-Executive Director

Baroness Stowell of Beeston MBE PC	Independent Non-Executive Director

The business address of Impellam and each of the Impellam Directors is 800 The Boulevard Capability Green, Luton, Bedfordshire, LU1 3BA.

The Company Secretary of Impellam is Timothy Briant.

2.2	The Bidco Directors and their respective positions are as follows:

Bastiaan Hagenouw	Director

Matteo Racca	Director

Bidco is a public limited company incorporated in England and Wales.

The business address of Bidco and each of the Bidco Directors is First Floor Templeback, 10 Temple Back, Bristol, BS1 6FL.

2.3	The HeadFirst Responsible Persons and their respective positions are as follows:

Marion van Happen	Chief Executive Officer of HeadFirst

Marjolein Slappendel	Chief Financial Officer of HeadFirst

Johan Kolff	Chairman of HeadFirst

Koen Bekkering	Non-executive director of HeadFirst

Boyd Sleeman	Non-executive director of HeadFirst

The business address of HeadFirst and each of the HeadFirst Responsible Persons is Taurusavenue 18, 2132 LS, Hoofddorp, The Netherlands.

3.	Interests and dealings in Impellam Shares

3.1
For the purposes of this paragraph 3, and paragraphs 4 (Interests and dealings in Bidco Shares) and 5 (Interests and Dealings – General) of this Part X (Additional Information on Impellam, Bidco and HeadFirst):

(A)	"acting in concert" has the meaning given to it in the Code;

(B)
"arrangement" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to securities which may be an inducement to deal or refrain from dealing;

(C)	"dealing" has the meaning given to it in the Code;

(D)	"derivative" has the meaning given to it in the Code;

(E)	"interest(s)" in relevant securities has the meaning given to it in the Code;

(F)
"relevant Impellam securities" means relevant securities (such term having the meaning given to it in the Code in relation to an offeree) of Impellam including equity share capital of Impellam (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof;

(G)
"relevant Bidco Securities" means relevant securities (such term having the meaning given to it in the Code in relation to an offeror) of Bidco including equity share capital in Bidco (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including trading options) in respect thereof; and

(H)
"short position" means any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.

3.2
As at the Latest Practicable Date, the Impellam Directors (and their close relatives, related trusts and connected persons) held the following interests in, or rights to subscribe in respect of, relevant Impellam securities:

Holder	Number of Impellam Shares	Per cent. of Impellam's total issued share capital	Nature of interest
Lord Ashcroft KCMG PC	28,019,055(1)	62.91	Ordinary shares of one pence each
Julia Robertson	153,910	0.35	Ordinary shares of one pence each
Angela Entwistle	13,800	0.03	Ordinary shares of one pence each
Mike Ettling	10,860	0.02	Ordinary shares of one pence each
(1) 2,273,755 Impellam Shares held directly and 25,745,300 Impellam Shares held through the Lombard Trust.

3.3
As at the Latest Practicable Date, none of the persons acting in concert with Impellam (other than the Impellam Directors as detailed in paragraph 3.2 above) were interested in any relevant Impellam securities.

4.	Interests and dealings in Bidco Shares

4.1
As at the Latest Practicable Date, no Impellam Directors (and their close relatives, related trusts and connected persons) held interests in, or rights to subscribe in respect of, relevant Bidco Securities.

4.2
The Bidco Directors at the date of this Document have, as at the Latest Practicable Date, an indirect interest via the IceLake Funds in all of the shares in Bidco, as set out in paragraph 7 (Information relating to Bidco and HeadFirst) of Part II (Explanatory Statement) of this Document.

5.	Interests and Dealings – General

5.1	Save as disclosed in paragraph 3 above as at the Latest Practicable Date:

(A)
no member of the Bidco Group had any interest in, right to subscribe in respect of or any short position in relation to any relevant Impellam securities, nor has any member of the Bidco Group dealt in any relevant Impellam securities during the Disclosure Period;

(B)
none of the Bidco Directors had any interest in, right to subscribe in respect of or any short position in relation to any relevant Impellam securities, nor has any such person dealt in any relevant Impellam securities during the Disclosure Period;

(C)
no person acting in concert with Bidco had any interest in, right to subscribe in respect of or any short position in relation to any relevant Impellam securities, nor has any such person dealt in any relevant Impellam securities during the Disclosure Period;

(D)
no person who has an arrangement with Bidco had any interest in, right to subscribe in respect of or any short position in relation to any relevant Impellam securities, nor has any such person dealt in any relevant Impellam securities during the Disclosure Period; and

(E)	neither Bidco, nor any person acting in concert with Bidco, has borrowed or lent any relevant Impellam securities, save for any borrowed shares which have been either on-lent or sold.

5.2	Save as disclosed in paragraphs 3 and 4 above as at the Latest Practicable Date:

(A)
no member of the Impellam Group had any interest in, right to subscribe in respect of or any short position in relation to any relevant Bidco Securities, nor has any such person dealt in any relevant Impellam securities or relevant Bidco Securities during the Disclosure Period;

(B)
none of the Impellam Directors had any interest in, right to subscribe in respect of or any short position in relation to any relevant Impellam securities or relevant Bidco Securities, nor has any such person dealt in any relevant Impellam securities or any relevant Bidco Securities during the Disclosure Period;

(C)
no person acting in concert with Impellam had any interest in, right to subscribe in respect of or any short position in relation to any relevant Impellam securities, nor has any such person dealt in any relevant Impellam securities or relevant Bidco securities during the Disclosure Period;

(D)
neither Impellam nor any person acting in concert with Impellam, has borrowed or lent any relevant Impellam securities or relevant Bidco securities, save for any borrowed shares which have been either on-lent or sold;

(E)
none of the Bidco Directors had any interest in, right to subscribe in respect of or any short position in relation to any relevant Impellam securities or relevant Bidco Securities, nor has any such person dealt in any relevant Impellam securities or any relevant Bidco Securities during the Disclosure Period;

(F)
save as disclosed herein (in paragraph 7 of Part II (Explanatory Statement) and paragraphs 9.2 (Bidco material contracts) and 9.3 (HeadFirst material contracts) of this Part X (Additional Information on Impellam, Bidco and HeadFirst)), no person acting in concert with Bidco had any interest in, right to subscribe in respect of or any short position in relation to any relevant Impellam securities or relevant Bidco securities, nor has any such person dealt in any relevant Impellam securities or relevant Bidco securities during the Disclosure Period; and

(G)
neither Bidco, nor any person acting in concert with it, has borrowed or lent any relevant Impellam securities or relevant Bidco securities, save for any borrowed shares which have been either on-lent or sold.

5.3
Save as disclosed in paragraph 6 (Irrevocable undertakings) below, no persons have given any irrevocable or other commitment to vote in favour of the Scheme or the Resolution to be proposed at the General Meeting.

5.4
Save as disclosed herein, none of: (i) Bidco or any person acting in concert with Bidco; or (ii) Impellam or any person acting in concert with Impellam, has any arrangement in relation to relevant Impellam securities or relevant Bidco securities of the kind referred to in Note 11 on the definition of acting in concert in the Code.

5.5
Save as disclosed herein, no agreement, arrangement or understanding (including any compensation arrangement) exists between Bidco, or any person acting in concert with it and any of the Impellam Directors or Bidco Directors or the recent directors, shareholders or recent shareholders of Impellam or Bidco having any connection with or dependence upon or which is conditional upon the Acquisition.

5.6	There is no agreement, arrangement or understanding whereby the beneficial ownership of any Impellam Shares to be acquired by Bidco pursuant to the Scheme will be transferred to any other person.

6.	Irrevocable undertakings

Impellam Directors' Irrevocable Undertakings

Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from Impellam Directors who hold Impellam Shares in respect of their entire beneficial holdings, amounting to 2,452,325 Impellam Shares, in aggregate, representing approximately 5.5 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

Name of Impellam Director	Number of Impellam Shares	Per cent. of Impellam's issued share capital
Lord Ashcroft KCMG PC	2,273,755	5.11
Julia Robertson	153,910	0.35
Angela Entwistle	13,800	0.03
Mike Ettling	10,860	0.02
TOTAL	2,452,325	5.51

These irrevocable undertakings given by the Impellam Directors will continue to be binding in the event that a higher competing offer is made for Impellam.

The irrevocable undertakings given by the Impellam Directors will cease to be binding if:

•	the Scheme lapses or is withdrawn in accordance with its terms and no new, revised or replacement Scheme is announced by Bidco in accordance with Rule 2.7 of the Code at the same time; or

•	the Scheme has not become Effective by 11.59 p.m. on the Long Stop Date.

Other Irrevocable Undertakings

The Lombard Trust

In addition to the irrevocable undertaking received from Impellam Directors who hold Impellam Shares, Bidco has received an irrevocable undertaking from the Lombard Trust (a family trust connected with Lord Ashcroft KCMG PC) to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Acquisition at the General Meeting in respect of its beneficial holding of 25,745,300 Impellam Shares representing approximately 57.8 per cent. of the existing issued ordinary share capital of Impellam as at the Latest Practicable Date.

Summary of irrevocables

The irrevocable undertaking given by the Lombard Trust will continue to be binding in the event that a higher competing offer is made for Impellam.

The irrevocable undertaking given by the Lombard Trust will cease to be binding if:

•	the Scheme lapses or is withdrawn in accordance with its terms and no new, revised or replacement Scheme is announced by Bidco in accordance with Rule 2.7 of the Code at the same time; or

•	the Scheme has not become Effective by 11.59 p.m. on the Long Stop Date.

General information regarding Irrevocable Undertakings

In aggregate, therefore, Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting in respect of 28,197,625 Impellam Shares, in aggregate, representing approximately 63.3 per cent. of the Impellam Shares in issue as at the Latest Practicable Date.

Copies of the irrevocable undertakings are available on the websites of Impellam and HeadFirst at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively, and will remain on display until the end of the Offer Period.

7.	Impellam Directors' service agreements and letters of appointment

7.1	Executive Directors' service contracts

Set out below are details of the service contracts of the Executive Directors:

Name of Executive Director	Date of service contract	Effective date of appointment to the Impellam Board	Notice period
Julia Robertson	5 April 2013	5 April 2013	12 months
Timothy Briant	1 October 2019	20 February 2020	12 months (extended from 6 months on 1 May 2023)

(A)
Julia Robertson's (Group Chief Executive Officer) appointment as an Executive Director commenced on 5 April 2013 and she is currently engaged under a service agreement with Impellam dated 5 April 2013 governing her role as an executive director. As of 30 December 2022, Julia Robertson is entitled to an annual base salary of £450,000, a car allowance of £15,000 per annum and other benefits totalling £12,000 per annum (including healthcare cover, income replacement and life assurance), bringing Julia Robertson's total annual salary and benefits to £477,000 (consistent with the value for FY21). Julia Robertson's salary and benefits are reviewed and approved annually by the Impellam Remuneration Committee (but not necessarily increased). There is no separate letter of appointment for Julia Robertson.

(B)
Timothy Briant's (Group Chief Financial Officer) appointment as an Executive Director commenced on 20 February 2020, having been appointed Group Chief Financial Officer in October 2019. He is currently engaged under a service agreement with Impellam dated 1 October 2019 governing his role as an executive director. As of 30 December 2022, Timothy Briant is entitled to an annual base salary of £300,000, a car allowance of £10,000 per annum and other benefits totalling £3,000 per annum (including healthcare cover and life assurance), bringing Timothy Briant's total annual salary and benefits to £313,000 (down from £314,000 in FY21). Timothy Briant's salary and benefits are reviewed and approved annually by the Impellam Remuneration Committee (but not necessarily increased). There is no separate letter of appointment for Timothy Briant.

(C)
Each Executive Director is required to retire and seek re-election by the Impellam Shareholders if they have been appointed by the board since the previous AGM or if it is the third AGM following the AGM at which they were elected or last re-elected, as required by Impellam's articles of association, or as the Board of Impellam resolves. If the Impellam Shareholders do not re-elect the Executive Director, such director's employment will continue as an employee only and the terms of their service agreement shall continue in full force but such director shall have no claims in respect of such cessation of office.

(D)
The potential pension entitlement for Julia Robertson is capped at 15 per cent. of her base salary. Julia Robertson currently receives a pension contribution of £68,000 as of 30 December 2022 (consistent with the value for FY21). The potential pension entitlement for Timothy Briant is capped at 8 per cent. of his base salary. Timothy Briant currently receives a pension contribution of £24,000 as of 30 December 2022 (consistent with the value for FY21).

(E)	Executive Directors are eligible to receive compensation up to a maximum of the basic remuneration package for the entire notice period, in the event of contract termination.

(F)
Benefits available to the Executive Directors include annual bonus arrangements (see (G) below), annual leave entitlement, additional annual leave on the date of their birthday, company life insurance up to four times basic salary, medical cover for the Executive Director and their family, access to the employee assistance programme, access to the Company's life style platform reward gateway, access to the flexible benefits scheme zest benefits and a defined contribution pension scheme (see (D) above) the costs of which are expensed to the income statement as they become due. Timothy Briant also has access to the Impellam Group personal pension plan managed by Scottish Widows. Julia Robertson is also entitled to an income replacement scheme to a free cover level of £120,000 and a maximum benefit of 80 per cent. of total insured benefit (equating to the sum of annual basic salary, pension contributions and natural insurance contributions). Executive Directors are also eligible for reimbursement of all reasonable expenses wholly, properly and necessarily incurred performing their duties of office, subject to production of receipts or other appropriate evidence of payment.

(G)
The Executive Directors are also entitled to an annual bonus payment conditional on financial and individual performance the cost of which arrangements are recognised in the income statement when the entity has an obligation to make such payments as a result of the achievement of Impellam Board-approved performance targets when a reliable estimate of this obligation can be made. The annual variable bonus entitlement for Julia Robertson as of 30 December 2022 was £547,000 comprised of: (i) a £330,000 initial bonus; and (ii) a £217,000 deferred bonus (previously £345,000 and £233,000 respectively for FY21) and for Timothy Briant as of 30 December 2022 was £435,000 comprised of: (i) a £255,000 initial bonus; and (ii) a £180,000 deferred bonus (previously £270,000 and £195,000 respectively for FY21).

(H)
As each Executive Director's term of employment is for an indefinite period, their service agreements have no fixed expiry date and are terminable upon twelve months' notice. Impellam may immediately terminate the employment of: (i) Julia Robertson by making a payment in lieu of notice equal to the basic salary and benefits (as at the date of termination) less income tax and National Insurance contributions that would have accrued across the twelve months' notice period; and (ii) Timothy Briant by making a payment in lieu of notice equal to basic salary (less income tax and National Insurance contributions) that would have accrued across the twelve months' notice period. The Company may pay any sums due in respect of a payment in lieu of notice as one lump sum or in equal monthly instalments until the date on which the notice period would have expired had notice been given. If paid in instalments, each Executive Director shall be obliged to seek alternative income during this period and notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

(I)
Impellam may also terminate the appointment of any Executive Director with immediate effect without notice and with no liability to make further payment to the relevant Executive Director if they (a) are disqualified from acting as or resign as a director of any member of the Impellam Group without the prior written approval of the Impellam Board (in the case of Julia Robertson) or the Chief Executive (in the case of Timothy Briant); (b) are guilty of any gross misconduct affecting the business of any member of the Impellam Group; (c) commit any serious or repeated breach or non-observance of any of the provisions of their service agreement or refuse or neglect to comply with any reasonable and lawful directions of the Impellam Board or the Chairman (in the case of Julia Robertson) or the Chief Executive (in the case of Timothy Briant); (d) in the reasonable opinion of the Chief Executive (in the case of Timothy Briant) or the Impellam Board (in the case of Julia Robertson) are negligent or incompetent in the performance of their duties; (e) are declared bankrupt or make any arrangement with or for the benefit of their creditors or have a county court administration made against them under the County Court Act 1984; (f) are convicted of any criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing; (g) are guilty of fraud or dishonesty or act in any manner which in the opinion of the Impellam Board (in the case of Julia Robertson) or the Chief Executive (in the case of Timothy Briant) brings or is likely to bring the director or any member of the Impellam Group into disrepute or is materially adverse to the interests of any member of the Impellam Group; or (h) are guilty of a serious breach of any rules issued by Impellam from time to time regarding its electronic communications systems. Impellam may also terminate the employment of Julia Robertson if she is unable by reason of incapacity to perform her duties under her service agreement on the expiry of her entitlement to 20 days of sick pay. Should notice be served, fixed salary and all contractual benefits (excluding bonus) will continue to be paid to the Executive Directors for the duration of their notice period.

(J)	Each Executive Director is subject to customary post-termination non-solicitation and non-competition restrictions which can be applied for up to six months after cessation of employment.

7.2	Chairman and other non-executive Impellam Directors

(A)
The non-executive Impellam Directors have entered into letters of appointment (other than Lord Ashcroft). The appointment of each non-executive Impellam Director is for an initial term of one year from the date of appointment until the conclusion of Impellam's annual general meeting the next year, excluding Angela Entwistle who was appointed for an initial term of three years from the date of appointment until the third annual general meeting after that at which she was elected. The appointment of each non-executive Impellam Director is terminable upon three months' written notice from either party. Each non-executive Impellam Director is required to retire and seek re-election by the Impellam Shareholders at the AGM after that which they were last elected, excluding Angela Entwistle who is required to retire and seek re-election at the third AGM after that which she was elected in accordance with the Articles of Association.

(B)
Non-executive Impellam Directors are paid an annual fee and receive additional remuneration for chairing Committees and attending meetings which fall outside the regular pattern of such meetings. The fees payable to all of the non-executive Impellam Directors are subject to annual review under the remuneration committee as part of the annual budgeting process and are determined by the Impellam Board within the limits set by the Articles of Association and based on information on fees paid in similar companies and the skills and expected time commitment of the individual concerned. The Chair does not receive any additional fees for membership of Impellam Board committees but receives reimbursement of expenses reasonably incurred in obtaining and enrolment in an annual global healthcare cover individual policy to the value of £75,787.93, which is due for renewal on 1 October 2024. Impellam also reimburses the non-executive Impellam Directors for all reasonable and properly documented expenses that they incur performing their duties of office. The non-executive Impellam Directors do not participate in any of Impellam's incentives or awards arrangements.

(C)
The non-executive Impellam Directors' appointments will terminate automatically (without compensation) on the date of their ceasing to be a director and they will only be entitled to such fees as may have accrued as at that date. The appointment of and the payments to each non-executive Impellam Director shall also cease if they commit a serious or persistent breach of their duties or any of the obligations set out in their letters of appointment. Further, if for a reason related to illness, disability or injury, any director is unable to carry out their duties, payment of any fees during any period of incapacity will be at the discretion of the board.

(D)
The appointment of Angela Entwistle is also terminable by the Impellam Board with immediate effect in certain circumstances, despite anything in the Articles of Association, which may include if she has (a) committed a material breach of her obligations under this letter; (b) committed any serious or repeated breach or non-observance of her obligations to the company (which include an obligation not to breach their statutory, fiduciary or common-law duties); (c) been guilty of any fraud or dishonesty or act in a manner which, in Impellam's opinion, brings or is likely to bring her or Impellam into disrepute or is materially adverse to the Company's interests; (d) been convicted of any arrestable criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed); been declared bankrupt or make any arrangement with or for the benefit of her creditors, or if she has a country court administration order made against her under the County Court Act 1984; (f) been disqualified as acting as a director; or (g) not complied with the Bribery Act 2010.

(E)
Angela Entwistle is also subject to a post-termination restriction under her letter of appointment which states that Ms. Entwistle will not (without the previous consent in writing of Impellam) for the period of twelve months immediately after the termination of her appointment, whether as principal or agent and whether alone or jointly with, or as a director, manager, partner, shareholder, employee consultant of, any other person, carry on or be engaged, concerned or interested in any business which is similar to or which is (or intends to be) in competition with any business being carried on by Impellam or any member of the Impellam Group.

(F)
Impellam also maintains directors' and officers' liability insurance for the benefit of each non-executive Impellam Director. In accordance with the Articles of Association Impellam has also granted a deed of indemnity for Angela Entwistle against certain liabilities that may be incurred as a result of her office to the extent permitted by section 234 of the Companies Act.

7.3	Vacation of office by Impellam Directors under the Articles of Association

The office of an Impellam Director shall be vacated, according to the Articles of Association, in any of the following events, namely (a) they resign by notice in writing to Impellam; (b) they offer in writing to resign and the Impellam Directors resolve to accept such offer; (c) a bankruptcy order or an interim order is made against them or they make any arrangement or composition with their creditors generally; (d) they are, or may be, suffering from a mental disorder and are (i) admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 (or in Scotland under the Mental Health Act 2003) or (ii) an order is made by a Court having jurisdiction in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to their property and affairs; (e) them and their alternate (if any) are absent from meetings of the Impellam Directors for six successive months without the permission of the Impellam Directors and the Impellam Directors resolve that their office is vacated; (f) in the case of an Impellam Director who holds any employment or executive office within Impellam or any subsidiary their employment with Impellam and/or subsidiary shall be determined and the Impellam Directors shall resolve that they have by reason of such determination vacated office; (g) they become prohibited by law from acting as an Impellam Director; or (h) are removed from office by notice in writing served upon them signed by all their Impellam co-Directors but so that if they hold an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of Impellam.

Name of Impellam Director	Date appointed Impellam Director	Original letter of appointment date	Term expiry	Fees FY22 (£'000)
Lord Ashcroft KCMG PC (Non- Executive Chairman)	16 December 2014	16 December 2014	One year from previous date of election.	59
Angela Entwistle (Non-Executive Director)*	24 September 2012	24 September 2012	Three years from previous date of election.	40
Michael Laurie (Independent Non-Executive Director)	30 July 2014	30 July 2014	One year from previous date of election	40
Mike Ettling (Independent Non-Executive Director)	2 September 2013	2 September 2013	One year from previous date of election	45
Baroness Stowell of Beeston MBE PC (Independent Non-Executive Director)	13 October 2017	13 October 2017	One year from previous date of election	40

* The fees paid to Angela Entwistle as a Non-Executive Impellam Director are paid to her corporate entity, Deacon Street Partners Limited.

7.4	Other service agreements

Save as disclosed above and below, there are no service contracts or letters of appointment, between any Impellam Director or proposed director of Impellam and any member of the Impellam Group and no such contract or letter of appointment has been entered into or amended within the six months preceding the date of this Document.

Save as set out in paragraph 10 (The Impellam Directors and the effect of the Scheme on their interests) of Part II (Explanatory Statement) of this Document, the effect of the Scheme on the interests of the Impellam Directors does not differ from its effect on the like interests of any other holder of shares subject to the Scheme.

7.5	Amendments, other contracts and other compensation

Impellam and Timothy Briant entered into a letter dated 4 May 2023 and countersigned 5 May 2023 which recorded the increase of Timothy Briant's contractual notice period from 6 months to 12 months as of 1 May 2023 in accordance with Schedule A, Clause 4 of the Service Agreement (Term of Employment) under which Timothy Briant's appointment is governed.

Save as disclosed above, there are no other contracts of service between the Impellam Directors and the Company or any of its subsidiaries.

Impellam intends, prior to the Effective Date, to grant cash awards to certain members of Impellam's senior management (the "Cash Awards") in an aggregate amount of up to £12,500,000. The recipients of any Cash Awards and the amount of each Cash Award will be determined by Impellam's Chairman prior to the Effective Date. The Cash Award will vest and become payable in full conditional on the occurrence of the Effective Date.

Save as disclosed in this paragraph 7.5:

(A)	no Impellam Director is entitled to commission or profit-sharing arrangements; and

(B)	neither the service contract nor any of the letters of appointment set out in this paragraph 7.5 have been entered into or amended during the six months prior to the date of this Document; and

(C)
other than statutory compensation, payments for fixed salary, benefits and retirement benefit during the notice period (or payment in lieu of notice), or as described below, no compensation is payable by Impellam to any Impellam Director upon early termination of their employment or appointment.

8.	Market quotations

The following table shows the Closing Price for the Impellam Shares for: (i) 11 April 2022 (being the last business day before the start of the Offer Period); (ii) the first Business Day of each of the six months before the date of this Document; and (iii) the Latest Practicable Date:

Date	Impellam Share price (pence)
11 April 2022	426.00
1 June 2023	710.00
3 July 2023	685.00
1 August 2023	715.00
1 September 2023	710.00
2 October 2023	665.00
1 November 2023	607.50
1 December 2023	640.00
Latest Practicable Date	855.00

9.	Material contracts

9.1	Impellam material contracts

Save as disclosed below, no member of the Impellam Group has, during the period beginning 12 April 2020 (being two years prior to the commencement of the Offer Period) and ending on the Latest Practicable Date, entered into any material contract otherwise than in the ordinary course of business.

The following contracts, not being contracts entered into in the ordinary course of business, and which are or may be material, have been entered into by members of the Impellam Group during the period beginning on 12 April 2020 (being two years prior to the commencement of the Offer Period) and ending on the Latest Practicable Date.

Confidentiality Agreements

See paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document for further details on the Confidentiality Agreements.

Co-operation Agreement

See paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document for further details on the Co-operation Agreement.

Share Buyback Programmes

Impellam entered into engagement letters with Canaccord Genuity on 30 June 2020, 21 January 2021, 14 April 2022, 7 July 2022 and 7 July 2023, respectively, which provided for the appointment of Canaccord Genuity to act for Impellam in connection with the following programmes of purchases of Impellam Shares listed on the London Stock Exchange's AIM Market: (i) the letter dated 30 June 2020 provided for a programme of share buybacks which commenced on 30 June 2020 and completed on 31 July 2020 (the "2020 Programme"); (ii) the letters dated 21 January 2021 and 14 April 2022 provided for a programme of share buybacks which commenced on 21 January 2021 and completed on 29 June 2022 (the "2021 Programme"); (iii) the letter dated 7 July 2022 provided for a programme of share buybacks which commenced on 29 June 2022 and completed on 27 June 2023 (the "2022 Programme"); and (iv) the letter dated 7 July 2023 provided for a programme of share buybacks which commenced on 11 July 2023 and will complete on the date of Impellam's next annual general meeting, currently expected to be held during June 2024 (the "2023 Programme").

Under the 2020 Programme, Canaccord Genuity was engaged to purchase up to £0.5 million worth of Impellam Shares per calendar month, and ultimately repurchased 77,411 shares for a total amount of £176,418.52. Under the 2021 Programme, Canaccord Genuity was engaged to purchase up to £3 million worth of Impellam Shares, and ultimately repurchased 796,857 shares for a total amount of £2,663,459.42. Under the 2022 Programme, Canaccord Genuity was engaged to purchase up to £0.5 million worth of Impellam Shares per calendar month, and ultimately repurchased 266,876 shares for a total amount of £1,739,610.47. Under the 2023 Programme, Canaccord Genuity was engaged to purchase up to £0.5 million worth of Impellam Shares per calendar month, and as at the Latest Practicable Date had repurchased 318,211 shares for a total amount of £2,011,963.

The Company paid an agreed standard commission to Canaccord Genuity in respect of purchases made of Impellam Shares purchased under each share buyback programme.

Sale of the Toucan Group Companies

Impellam and four of its subsidiaries (Impellam Holdings Limited, Carlisle Staffing Services Limited, Carlisle Group Limited and Carlisle Staffing PLC) (together, the "Toucan Sellers") entered into a sale and purchase agreement dated 28 January 2023 (the "Toucan SPA") with T20 Toucan Midco Limited (the "Toucan Buyer"), owned by Twenty20 Capital in relation to the sale of all the issued share capital of: (i) Blue Arrow Holdings Limited (and each of its direct and indirect subsidiaries); (ii) Career Teachers Limited; (iii) Career Teachers 2006 Limited; (iv) Chadwick Nott (Holdings) Limited; (v) Medacs Global Group Limited; and (vi) Tate Recruitment Limited (together, the "Toucan Group Companies"). Completion under the Toucan SPA took place on 3 March 2023 ("Toucan Completion") and the total cash consideration paid by the Toucan Buyer to the Toucan Sellers on Toucan Completion was £104.3 million (taking into account the customary completion accounts adjustments based on working capital as provided under the Toucan SPA) (the "Toucan Purchase Price").

The Toucan Sellers gave customary warranties under the Toucan SPA and gave separate tax covenants by way of a tax deed that was entered into between the Toucan Buyer and Impellam (acting as agent for the Toucan Sellers) on the date of Toucan Completion. The Toucan SPA provided that the liability of the Toucan Sellers for claims under the warranties would not exceed £2 million, save for claims under the warranties relating to valid incorporation of the Toucan Group Companies for which liability would not exceed the amount of the Toucan Purchase Price. As at the Latest Practicable Date no claims have been made under the Toucan SPA.

The Toucan SPA is governed by English law.

Sale of the Corestaff Business

Corporate Employment Resources Inc. and Corestaff Support Services, Inc. (each a subsidiary of Impellam and together the "Corestaff Sellers") entered into an asset purchase agreement dated 21 January 2022 (the "Corestaff APA") with Swipejobs, Inc. (the "Corestaff Buyer") in connection with the sale of certain assets and assumed certain liabilities relating to the staffing business operated by the Corestaff Sellers under the 'Corestaff' and 'Leafstone' brands (the "Corestaff Business"). Impellam was also a party to the Corestaff APA as guarantor of the Corestaff Sellers' obligations. Closing under the Corestaff APA took place on 7 February 2022 ("Closing") and the final total cash consideration paid by the Corestaff Buyer to the Corestaff Sellers was US$21.9 million (taking into account the customary completion accounts adjustments based on working capital as provided under the Corestaff APA) (the "Corestaff Purchase Price").

Under the Corestaff APA the Corestaff Sellers gave certain warranties which did not survive Closing, as well as certain indemnification obligations (which are surviving) for losses in connection with: (i) a set of specified excluded liabilities; (ii) taxes relating to the purchased assets attributable to pre-closing tax periods; (iii) breach by any Corestaff Seller of any covenants or obligations under the Corestaff APA; and (iv) any non-compliance with applicable laws relating to the sale of assets in bulk in connection with the sale of the Corestaff Business. The Corestaff Buyer obtained a W&I insurance policy in connection with the purchase of the Corestaff Business. As at the Latest Practicable Date no claims have been made for breach of any indemnification obligation under the Corestaff APA.

The Corestaff APA is governed under the laws of the State of Delaware.

Sale of the Luton Property Lease

Impellam Holdings Limited (the "Luton Seller") entered into a sale agreement dated 14 November 2023 (the "Luton Sale Agreement") with EasyJet Airline Company Limited (the "Luton Buyer") pursuant to which the lease for Impellam's former headquarters at 800 The Boulevard Capability Green, Luton, Bedfordshire LU1 3BA (the "Luton Property") was assigned to the Luton Buyer for consideration of £3.25 million (exclusive of VAT) by way of a reverse premium payable in two instalments. The first instalment was paid on the date of the Luton Sale Agreement in the sum of £2 million (exclusive of VAT) and the second instalment is payable by Impellam Holdings Limited on 14 January in the sum of £1.25 million (exclusive of VAT).

Under the terms of the Luton Sale Agreement, the Luton Seller and the Luton Buyer also entered into an underlease agreement dated 14 November 2023 (the "Underlease") pursuant to which the Luton Buyer agreed to let one of the rooms of the Luton Property back to the Luton Seller for a rent amount of £6,270.83 per month for a term ending on 31 July 2024 (inclusive).

The Luton Sale Agreement is governed by English law.

Deeds of release for the Impellam Directors and Impellam Shareholders

On 27 June 2023 Impellam entered into two separate deeds of release, one with the Impellam Directors and one with certain of the Impellam Shareholders (together the "Deeds of Release").

Under each Deed of Release, Impellam waived and released any claims that it had or may have had against any Impellam Shareholder or Impellam Director in connection with the special dividend made on 27 January 2023 (the "January 2023 Dividend") and certain share repurchases effected between 27 January 2023 and 30 March 2023 (the "Share Repurchases"). While Impellam did have sufficient reserves overall to support the January 2023 Dividend and the Share Repurchases, an administrative oversight meant that Impellam's latest filed annual accounts at the time did not evidence such reserves and that as such £7,215,683 of the January 2023 Dividend (the "Relevant Dividend") and the Share Repurchases had technically been made without sufficient distributable reserves as required under the Companies Act.

On 31 March 2023, Impellam filed interim accounts at Companies House which showed distributable reserves for the relevant period. One of the remedial actions taken by Impellam to rectify the Relevant Dividend and Share Repurchases was to enter into each Deed of Release such that Impellam would be unable to make claims against: (i) the Impellam Shareholders who were recipients of the Relevant Dividend and/or the proceeds of the Share Repurchases; or (ii) the Impellam Directors at the time of declaration and/or payment of the Relevant Dividend or the Share Repurchases. The other remedial actions taken by Impellam were to cancel, by way of a court-approved share capital reduction, the shares that were the subject of the Share Purchases, and also to cancel £30,121,328 of Impellam's share premium account in order to create sufficient reserves to be in a position to pay dividends in the foreseeable future.

9.2	Bidco material contracts

Save as disclosed below, no member of the Bidco Group has, during the period beginning 10 April 2020 (being two years prior to the commencement of the Offer Period) and ending on the Latest Practicable Date, entered into any material contract other than in the ordinary course of business.

The following contracts, not being contracts entered into in the ordinary course of business, and which are or may be material, have been entered into by members of the Bidco Group during the period beginning on 10 April 2020 (being two years prior to the commencement of the Offer Period) and ending on the Latest Practicable Date.

IceLake Equity Commitment Letter

The IceLake Equity Commitment Letter sets out the basis on which the IceLake Funds will invest, directly or indirectly, in immediately available Euro-denominated funds, their respective share of EUR 70.75 million (the "EUR ECL Amount") in Bidco which, once converted into pounds sterling (pursuant to the Contingent Currency Forward Confirmation, as described below), will be used to part finance the Cash Consideration. Pursuant to the terms of the IceLake Equity Commitment Letter, the IceLake Funds will take all actions necessary to ensure that such equity financing is received by Bidco in sufficient time to enable Bidco to comply with its obligations to satisfy the full payment of the Cash Consideration.

Contingent Currency Forward Confirmation

On 13 December 2023, Bidco entered into a contingent foreign currency forward transaction with Barclays on the terms set out in a contingent foreign currency forward confirmation (the "Contingent Currency Forward Confirmation"). Under the terms of the Contingent Currency Forward Confirmation, following the Acquisition becoming Effective, Bidco shall (upon notice to Barclays) exchange an amount of Euro (as determined based on the applicable forward foreign exchange rate specified in the Contingent Currency Forward Confirmation) for an amount of £60 million. For any settlement date prior to 13 September 2024 (being the date falling 6 weeks after the Long Stop Date), the forward rate specified in the Contingent Currency Forward Confirmation is such that the EUR ECL Amount (as defined above) to be received by Bidco pursuant to the IceLake Equity Commitment Letter exceeds the Euro amount to be exchanged for £60 million.

Bid Conduct Agreement

Bidco, HeadFirst, IceLake, the HeadFirst Shareholders (as defined below), the Managers (as defined below) and Stichting Adminstratiekantoor HeadFirst (the "Bid Conduct Parties") entered into a bid conduct agreement on 13 December 2023 (the "Bid Conduct Agreement") to govern their conduct in respect of agreeing, negotiating, communicating about and evaluating the possible offer to be made by Bidco for the purposes of the Acquisition.

It was agreed and acknowledged that Bidco and any one of Boyd Sleeman, Koen Bekkering or Johan Kolff (each a "Manager"), acting jointly, shall have the sole responsibility and authority on behalf of the HeadFirst Shareholders (as defined below) to: (i) take decisions in relation to the conduct and negotiations of the Acquisition (subject to their continuing obligations to co-operate and communicate with the relevant investors, liaise with them and give due consideration to their views); (ii) conduct negotiations with all other third parties in relation to the Acquisition; (iii) communicate with the Panel in relation to the Acquisition; (iv) instruct the preparation of due diligence reports relating to the Acquisition provided that the Bidco may have reliance on such reports; and (v) make all other decisions relating to the Acquisition. The above provisions relating to the conduct of the Acquisition do not prohibit the other Bid Conduct Parties or their respective advisers from communicating with the Panel on matters relating to the individual position of a Bid Conduct Party in relation to the Acquisition.

The Bid Conduct Parties have agreed to effect the "Share Exchange" in accordance with the Share Exchange Agreement (as described below) by no later than 7.59 a.m. on the date of the Court Hearing. The Bid Conduct Parties further acknowledge that the existing shareholders agreement will terminate with effect with effect from the Share Exchange (as defined below).

Each of ILC Holdco VII B.V., ILC HF 1 C.V., ILC HF 2 C.V., Birch Lane C.V., Gerudi C.V., Groove Capital C.V. and HeadFirst Manco B.V. (the "HeadFirst Shareholders") undertakes to share with Bidco any information regarding its affiliates, the markets it operates in and the Acquisition, as is reasonably required for the purposes of drafting filings or notifications to relevant authorities in connection with the Acquisition. Each HeadFirst Shareholder is further required to procure that none of its affiliates or representatives does anything which might delay the receipt of a clearance or the satisfaction of any of the Conditions or might result in HeadFirst or Bidco being in breach of the provisions of the undertakings given in the Cooperation Agreement (a summary of which is set out paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document).

Each HeadFirst Shareholder warrants to Bidco that, as at the date of the Bid Conduct Agreement, neither it nor its concert parties (except as notified to Bidco in writing) has any interests in Impellam securities nor has dealt in Impellam securities in the 12 months preceding the commencement of the Offer Period. Each HeadFirst Shareholder agrees to work together on an exclusive basis in relation to the Acquisition and not to enter into any transaction relating to Impellam or its business which is inconsistent with, or would adversely impact the ability of Bidco and the HeadFirst Shareholders to implement, the Acquisition.

The Bid Conduct Agreement will terminate upon the earlier of: (i) the execution and effectiveness of a shareholders' agreement in relation to the governance of Bidco; (ii) the termination of the Bid Conduct Agreement through unanimous decision in writing of Bidco and the HeadFirst Shareholders; (iii) the Acquisition lapsing or being withdrawn; and (iv) any competitive offer in relation to Impellam becoming effective or unconditional.

Share Exchange Agreement

Bidco and the HeadFirst Shareholders entered into a share exchange agreement on 13 December 2023 (the "Share Exchange Agreement") pursuant to which the HeadFirst Shareholders agreed to sell and transfer the entirety of their shares in HeadFirst in exchange for the same number and same class of shares in Bidco subject to certain conditions set out below (the "Share Exchange").

Under the Share Exchange Agreement, Bidco and ILC Holdco VII B.V. (being a wholly-owned subsidiary of the IceLake Funds which currently owns the entire issued ordinary capital of Bidco) agreed to procure that at or prior to Completion: (i) Bidco will adopt the New Bidco Articles with any amendments as may be agreed between the parties to the Share Exchange Agreement and Impellam and; (ii) Bidco's share capital will be amended to create the classes of shares carrying the rights set out in the New Bidco Articles. Further details relating to the New Bidco Articles are set out in paragraph 6 of Part IV (Summary of the Loan Notes) of this Document.

The parties to the Share Exchange Agreement also agreed to negotiate in good faith and seek to agree on a detailed shareholders' agreement and related documents and: (i) to use reasonable endeavours to finalise and enter into such shareholders’ agreement prior to completion of the Share Exchange; and (ii) to use best endeavours to implement certain amendments to the Beryllium SPA and the contribution of certain ILC Vendor Loans (as defined at "HeadFirst acquisition of Beryllium" in paragraph 9.3 below) and other obligations of HeadFirst under the Beryllium SPA in exchange for the issuance of new shares in Bidco to Birch Lane C.V. and Gerudi C.V., in each case as set out in the Bidco SHA Term Sheet, with a view to executing those steps at the same time as IceLake Funds satisfy their respective equity commitments pursuant to the IceLake Equity Commitment Letter. Such exchange is reflected in the pro forma fully diluted share capital of Bidco as set out in the capitalisation table which is scheduled to the Convertible Loan Note Instruments. If the new shareholders' agreement is not entered into as at completion of the Share Exchange, the provisions of the Bidco SHA Term Sheet (further details of which are set out below) and the New Bidco Articles shall govern the relationship between the HeadFirst Shareholders, and the governance and corporate affairs of the HeadFirst, in accordance with their respective terms until a new shareholders agreement is entered into. The HeadFirst Shareholders also agreed to procure that, before completion of the Share Exchange, no new shares in HeadFirst will be issued and HeadFirst will not enter into any agreement to issue any new shares in HeadFirst unless the person to which such shares are to be issued has entered into an agreement with Bidco agreeing to sell to Bidco any such shares in HeadFirst on the same terms and subject to the same conditions as HeadFirst Shareholders with the same class of shares will sell such shares to Bidco in accordance with the Share Exchange Agreement.

Further, it was agreed that at or prior to completion of the Share Exchange, the only business conducted by Bidco would involve implementing: (i) the share exchange as contemplated by the Share Exchange Agreement; (ii) the Acquisition subject to the conditions and in accordance with the terms set out in the Rule 2.7 Announcement; and (iii) any other matter expressly contemplated in the Share Exchange Agreement, the Bid Conduct Agreement or required by applicable law or regulation.

The Share Exchange Agreement is conditional on Bidco notifying the HeadFirst Shareholders that various conditions relating to the Scheme have been satisfied or are expected to be satisfied and that the Court sanction in respect of the Scheme is scheduled for no later than five Business Days after the date of the completion notice.

Bidco Shareholders' Agreement Term Sheet

In connection with the Acquisition, on 13 December 2023, (i) Bidco, (ii) HeadFirst, (iii) ILC Holdco VII B.V., ILC HF 1 C.V., ILC HF 2 C.V. (being the "ILC Investors"), (iv) Birch Lane C.V., and Gerudi C.V. (being the "Founder Shareholders"), (v) Groove Capital C.V. and (vi) HeadFirst Manco B.V., ((ii) to (vi), together the "Bidco Shareholders") and (vii) the Managers (as defined in the Bidco SHA Term Sheet) entered into a term sheet (the "Bidco SHA Term Sheet") which is annexed to the Share Exchange Agreement. The Bidco SHA Term Sheet sets out: (i) the principal terms and conditions of a shareholders' agreement relating to Bidco, to be entered into immediately following completion of the Share Exchange Agreement (the "Bidco SHA"); and (ii) certain agreed amendments to the Beryllium SPA (as described in paragraph 9.3 below) and the issuance of shares in Bidco as described in "Share Exchange Agreement" above).

Director Nomination Rights

The Bidco SHA Term Sheet provides that:

(a)	shareholders holding a majority of shares have the right to appoint / remove the directors of Bidco by notice in writing to Bidco (subject to the nomination rights described below);

(b)
for so long as the Founders Shareholders in aggregate hold more than 15 per cent. (or, following a share issuance which dilutes them below 15 per cent., 10 per cent.) of the voting shares of Bidco, the Founder Shareholders together have the right to nominate two Non-Executive Directors to the board of directors of Bidco (the "Bidco Board");

(c)	for so long as the ILC Investors in aggregate hold more than 50 per cent. of the voting shares of Bidco, they shall have the right to nominate three Non-Executive Directors to the Bidco Board;

(d)	for so long as any Non-Convertible Loan Notes are outstanding, the holders of Loan Notes shall have the right to nominate one Non-Executive Director to the Bidco Board; and

(e)	the chairperson of the Bidco Board shall be nominated by the ILC Investors and their affiliates and shall count as one of the directors nominated by the ILC Investors.

Until an Exit, each of (i) the ILC Investors and (ii) the Founders Shareholders acting together shall each have the right to appoint two board observers who may attend and speak, but not vote, at all meetings of the Bidco Board.

Each director appointed to the Bidco Board shall have the right to cast one vote at a meeting of the Bidco Board.

The Bidco SHA Term Sheet also specifies customary matters relating to the procedures for conducting meetings of the board of Bidco and shareholder meetings.

Reserved Matters

The Bidco SHA Term Sheet provides that the Bidco Board shall not pass resolutions relating to any reserved matters (the "Bidco Board Reserved Matters") without the affirmative consent of at least one director appointed by the ILC Investors. The Bidco Board Reserved Matters will be substantially based on the equivalent requirements of the existing shareholders agreement with respect to HeadFirst which are customary in nature.

The Bidco SHA Term Sheet also provides that, at a general meeting of Bidco, the Bidco shareholders shall not adopt resolutions relating to certain other matters without the approval of at least seventy-five per cent. of the voting shareholders of Bidco (the "Bidco Shareholder Reserved Matters"). The Bidco Shareholder Reserved Matters relate to customary matters, including new share issuances, amendments to the articles of association, commencing or ceasing certain business activities, adoption or change of annual budget or business plan and acquiring or disposing of assets with a value exceeding £10 million.

Restrictions on Transfer and Funding Matters

Subject to certain customary exceptions, the Bidco Shareholders have agreed not to transfer their shares in Bidco for one year after the Effective Date. In addition, the Bidco Shareholders agree that the Bidco SHA will impose a right of first refusal in respect of transfers by any of them and pre-emption rights on new issuances of shares (with an emergency funding mechanism) and requirements to support an exit, each on customary terms. Customary drag along and tag along provisions will apply to all shareholders in Bidco as set out in the New Bidco Articles.

Economic Rights

The Bidco SHA Term Sheet contains certain economic rights of the Bidco Shareholders, which are described in paragraph 6 of Part IV (Summary of the Loan Notes) of this Document – "Economic Rights – dividends and distributions" and "Economic Rights – winding up". The Bidco SHA Term Sheet also contemplates certain amendments to the earn outs payable under the Beryllium SPA (as described in paragraph 9.3 below) and the issuance of shares in Bidco as described in "Share Exchange Agreement" above.

Bridge Facility Agreement

In connection with the Acquisition, on 13 December 2023, Bidco entered into an English law governed £219 million bridge facility agreement. Further information can be found at paragraph 12 (Financing arrangements relating to Bidco) of this Part X (Additional Information on Impellam, Bidco and HeadFirst).

9.3	HeadFirst material contracts

Save to the extent members of the HeadFirst Group are party to the Bidco material contracts described in paragraph 9.2 above, or as disclosed below, no member of the HeadFirst Group has, during the period beginning 10 April 2020 (being two years prior to the commencement of the Offer Period) and ending on the Latest Practicable Date, entered into any material contract other than in the ordinary course of business.

The following contracts, not being contracts entered into in the ordinary course of business, and which are or may be material, have been entered into by members of the HeadFirst Group during the period beginning on 10 April 2020 (being two years prior to the commencement of the Offer Period) and ending on the Latest Practicable Date.

Acquisition of Between Staffing Group B.V. and its subsidiaries

Devoteam Consulting Holding SARL, M.N. Nieuwpoort Holding B.V., A.J.R. Buijtelaar Holding B.V., and Stichting Team Between (the "BSG Sellers") entered into a sale and purchase agreement dated 23 September 2020 governed by Netherlands law (the "BSG SPA") with HFBG (the "BSG Purchaser"), a 100 per cent. subsidiary of Beryllium, in relation to the sale of all the issued share capital of Between Staffing Group B.V. ("BSG"). Pursuant to the BSG SPA, Beryllium shareholders granted a right of pledge on shares in Beryllium to the BSG Sellers as security for Vendor Loans (as defined below). Completion under the BSG SPA took place on 3 November 2020 (the "BSG Completion").

The purchase price was EUR 50,000,000 (the "BSG Purchase Price"), of which EUR 35,000,000 was paid in cash at the BSG Completion and EUR 15,000,000 remained due at the BSG Completion, for which the BSG Sellers granted loans to the BSG Purchaser (the "Vendor Loans"). The Vendor Loans have meanwhile been repaid and the related pledge on shares has been released.

The BSG Sellers gave customary warranties at the date of the BSG SPA which were repeated at the BSG Completion. The liability of the BSG Sellers is subject to customary time and monetary limitations.

Additionally, the BSG Sellers provided a customary tax indemnity. Further, they also indemnified the BSG Purchaser against any losses related to (i) non-compliance with certain provisions of the BSG SPA, from the effective date to the BSG Completion, (ii) loss or reduction in trade with a material customer, and (iii) any violation by the BSG group prior to the BSG Completion of data protection and privacy laws. No claims have been made for breach of warranties or indemnities.

Kartesia Facility Agreement

On 27 October 2020, Beryllium, Kartesia Management S.A. (the "Agent", and "Security Agent"), and Kartesia Securities IV SA and Kartesia Securities V S.à.r.l (the "Kartesia Original Lenders") entered into a term facility agreement governed by Netherlands law (the "Facility Agreement"), under which the Kartesia Original Lenders and any additional lenders, made available to Beryllium a term loan facility for an aggregate amount of EUR 52,700,000 (the "Facility") for purposes including providing HFBG with funds needed for: (i) paying the BSG Purchase Price (please refer to "Acquisition of Between Staffing Group B.V. and its subsidiaries" above); (ii) refinancing certain financial indebtedness of Beryllium and its subsidiaries; and (iii) financing the buy-out of certain former minority shareholders of Beryllium. The interest rate on each loan provided under the Facility Agreement for each interest period is the aggregate of 7 per cent. per annum, and the relevant EURIBOR rate. The loan is repayable by Beryllium in full by 27 October 2027. Beryllium gave customary warranties under the Facility Agreement.

The Facility Agreement is secured by a pledge of shares in HFBG granted by Beryllium to the Security Agent.

Coface Receivables Purchase Agreements

In December 2020, Beryllium and certain of its subsidiaries (the HeadFirst Group) and Coface Finanz GmbH ("Coface") entered into several receivables purchase agreements governed by German law, as amended, supplemented and restated from time to time (the "Receivables Purchase Agreements") relating to the purchase by Coface of HeadFirst Group's current and future receivables from time to time under the contracts of the HeadFirst Group companies with, except for some excluded debtors, all their current and/or future debtors (the "Receivables"). The utilisation under the Receivables Purchase Agreements may not in the aggregate exceed EUR 150,000,000.

The purchase price for a Receivable bought by Coface is the invoice total ("Nominal Receivable Amount") minus a certain percentage of the Nominal Amount of the respective Receivable and interest. This price is due when Coface completes the purchase of the Receivable, except for the purchase price reserve, which is a percentage of the Nominal Receivable Amount (the "Purchase Price Reserve"). The Purchase Price Reserve becomes due once the debtor pays the purchased Receivable in full or is unable to pay its debts (a "Bad Debt Event"). Coface in principle bears the risk of the occurrence of a Bad Debt Event for any purchased Receivable.

The HeadFirst Group provides Coface with customary warranties for an agreement of this kind and indemnifies Coface for any tax liability of Coface (in)directly as a consequence of or in connection with any transaction governed by or carried out pursuant to the Receivables Purchase Agreements.

Each Receivables Purchase Agreements is initially entered into for three years, starting from the commencement date. If not terminated three months before the term ends, it automatically extends by one year, applying to subsequent periods as well. The Receivables Purchase Agreements may be terminated early by each of Coface and the HeadFirst Group for good cause with immediate effect. Termination based on a breach of the Receivables Purchase Agreements can only occur after an unsuccessful attempt to remedy the breach.

Pursuant to a guarantee agreement entered into in December 2020 (the "2020 Guarantee Agreement"), certain companies of the HeadFirst Group guarantee the obligations of the HeadFirst Group under the Receivables Purchase Agreements. Furthermore, pursuant to a number of security agreements entered into at about the same time, certain companies of the HeadFirst Group created a pledge over their accounts and receivables as security for the obligations under the 2020 Guarantee Agreement.

Acquisition of Star Apple Holding B.V. and its subsidiaries

CU Holding B.V., Damla Holding B.V., Spranqle Investments B.V., TVP Holding B.V., YSEI Holding B.V., and DYC Holding B.V. (the "Star Apple Sellers") entered into an agreement governed by Netherlands law (the "Star Apple SPA") for the sale and purchase of all the shares in Star Apple Holding B.V. ("Star Apple") and its subsidiaries ("Star Apple Group") by Beryllium. Signing and completion of the Star Apple SPA took place on the same date, being 9 November 2022 (the "Star Apple Completion").

The purchase price (the "Star Apple Purchase Price") consisted of:

(a)	EUR 12,606,000 (the "Initial Purchase Price"); plus

(b)
an earn out amount of EUR 5,900,000 if the 2022 EBITDA was EUR 2,200,000, with adjustments in case of any increase or decrease of the EBITDA. No earn-out was payable if the EBITDA was below EUR 1,260,000 (the "2022 Earn-Out"); plus

(c)
an earn-out amount of EUR 7,875,000 if the 2023 EBITDA was EUR 4,400,000, with adjustments in case of any increase or decrease of the EBITDA. No earn-out is payable if the EBITDA is below EUR 2,200,000 (the "2023 Earn-Out" and together with the 2022 Earn-Out the "2022 and 2023 Earn-Outs").

The Initial Purchase Price was divided in two parts: a cash amount paid at Completion and an amount represented by promissory notes, to be used as the Star Apple Sellers' contribution to receive (depositary receipts for) shares in Beryllium's share capital via Stichting Administratiekantoor Beryllium ("STAK") (the "Roll-over"). The Star Apple SPA stipulated that the size of the Star Apple Sellers' participation in Beryllium's capital (through the STAK) in exchange for the promissory notes would take account of the terms of the HeadFirst Acquistion of Beryllium (described below). The Roll-over has yet to be completed.

Regarding the 2022 and 2023 Earn-Outs, the Star Apple Sellers also were granted the option to reinvest up to 50 per cent. of the respective earn-outs into newly issued depositary receipts for shares (through the STAK) in Beryllium.

The Star Apple Sellers have given customary warranties. There is no time limitation on fundamental warranties. Tax warranties liability lasts until six months after expiry of the applicable statute of limitations. The time limit for claims in respect of other warranties will expire on 9 May 2024.

Additionally, the Star Apple Sellers gave a customary tax indemnity and indemnified Beryllium for losses related to leakages of value from Star Apple and actual or contingent liabilities of the Star Apple Group, non-compliance by the Star Apple Group with data protection and privacy laws (the "Privacy Indemnity"), and the engagement of independent workers by the Star Apple Group in the period leading up to the Star Apple Completion for certain customers(the "Customer Contracts Indemnity").

The liability of the Star Apple Sellers for breaches of warranties under the Star Apple SPA is subject to customary caps, time and other limitations. In respect of the Privacy Indemnity and the Customer Contract Indemnity, the Star Apple Sellers are liable until the end of the 36 months period following the Star Apple Completion. The liability of the Star Apple Sellers for the indemnities is not subject to any other limitations, thresholds, or procedures. As at the Latest Practicable Date no claims have been made for breach of any warranties indemnities under the Star Apple SPA.

HeadFirst acquisition of Beryllium

On 2 December 2022, Grünhorn Capital B.V. (the "Beryllium Seller") entered into an agreement (the "Beryllium SPA" which was subsequently amended on 29 December 2022) for: (i) the sale by the Beryllium Seller and purchase of all of the issued and outstanding shares in Beryllium by the ICL Newco VII B.V., later renamed HeadFirst Global B.V. (that is, HeadFirst); and (ii) the reinvestment by Birch Lane C.V. ("Birch Lane"), Gerudi C.V. ("Gerudi"), and Groove Capital C.V. ("Groove Capital", and together with Birch Lane and Gerudi the "Reinvestors") in HeadFirst.

Completion under the Beryllium SPA took place on 29 December 2022 (the "Beryllium Completion").

The aggregate Beryllium purchase price (the "Beryllium Purchase Price") consisted of the following items:

(a)	EUR 156,200,000 (the "Base Purchase Price"), plus

(b)	interest of 4.5 per cent. per annum (the "Compensation Rate") on the Base Purchase Price from 1 January 2022 (the "Beryllium Effective Date") to the Beryllium Completion (the "Interest"), plus

(c)
EUR 10,500,000 as consideration for the value attributed to the acquisitions of Star Apple Holding B.V. and ProUnity N.V. effected by the HeadFirst Group after the Effective Date (the "Pre-Signing M&A Consideration"), minus

(d)	the amount of distributions made in respect of the financial year 2021 to Beryllium's Shareholders between the Effective Date and the Beryllium Signing, minus

(e)	any (additional) leakage; plus

(f)	an earn-out amount based on the 2023 organic normalised EBITDA realised by the Company and its subsidiaries (the "Earn-Out Amount A"), plus

(g)	an earn-out amount based on parameters of bolt-on transactions realised by the Company and its affiliates in the first 36 months following Completion (the "Earn-Out Amount B"), plus

(h)
an earn-out amount based on the percentage of profit that ILC HoldCo VII B.V., ILC HF I C.V., and ILC HF II C.V. and its affiliates ("ILC") makes from its investments in HeadFirst at the time of a sale of the shares in HeadFirst (the "Earn-Out Amount C").

At the Beryllium Completion, EUR 74,181,000 of the amounts otherwise payable remained outstanding. This receivable was (i) partially reinvested by the Reinvestors, against issuance of shares in HeadFirst, and (ii) converted into vendor loans to HeadFirst for an aggregate amount of EUR 7,700,000, bearing 8 per cent. interest per annum and for a seven year term (the "ILC Vendor Loans"). In the Beryllium SPA, it is stipulated that if the net debt/EBITDA ratio in HeadFirst's audited financial statements for 2023, is five or less, or, if higher than five, is within the permissible limit under the financing documents, and there are no other restrictions in the financing documents, each Reinvestor can request repayment of up to 50 per cent. of their initial ILC Vendor Loan portion within 20 business days.

The Beryllium Seller gave customary warranties under the Beryllium SPA and provided a tax covenant ("Tax Covenant").

As part of the transaction, HeadFirst took out a W&I insurance policy which covers claims for any breach or alleged breach of any of the warranties and Tax Covenant claims up to the amount insured.

At the Latest Practicable Date, no claims have been made under the Beryllium SPA.

10.	Offer-related arrangements

Confidentiality Agreement

See paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document for further details on the Confidentiality Agreement.

Reverse Confidentiality Agreement

See paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document for further details on the Reverse Confidentiality Agreement.

Cooperation Agreement

See paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document for further details on the Cooperation Agreement.

Agreed form Loan Note Instrument

See paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document for further details on the Loan Notes.

11.	Offer-related fees and expenses

11.1	Fees and Expenses of Bidco

The aggregate fees and expenses expected to be incurred by Bidco in connection with the Acquisition (excluding any applicable VAT and other taxes) are expected to be approximately:

Category	Amount (£ million)
Financing arrangements	6.8
Financial and corporate broking advice	8.9
Legal advice	4.5
Other professional services	1.9
Total	22.1

(i)
Certain of the fees payable in respect of the financing arrangements are subject to change, including as a consequence of: (a) timing to closing and drawing the financing, and (b) certain of the fees relating to debt commitments that may not ultimately be utilised.

(ii)
Certain of these services are provided by reference to daily or hourly rates. Amounts included in the above table reflect the time incurred up to the Latest Practicable Date and an estimate of the further time required.

11.2	Bidco Director emoluments

The management fees payable in respect of the services of each of Mr Sleeman and Mr Bekkering (who are expected to become Non-Executive Directors of Bidco) as Non-Executive Directors will be increased to reflect the expansion of the Bidco Group from the amount of €300,000 each per annum currently payable by HeadFirst to the amount of €400,000 each per annum with further increases possible, linked to future growth in EBITDA of the BidCo Group, up to a maximum of €600,000 each per annum.

Except as set out above, the emoluments of the Bidco Directors will not be affected by the Acquisition or any other associated transaction.

11.3	Fees and Expenses of Impellam

The aggregate fees and expenses expected to be incurred by Impellam in connection with the Acquisition (excluding any applicable VAT and other taxes) are expected to be approximately:

Category	Amount (£ million)
Financial and corporate broking advice (1)	5.2
Legal advice (1) (2)	2.5
Other professional services (1) (2)	0.1
Other costs and expenses (1) (2) (3)	0.01
Total	7.8

(1)	Amount payable in respect of the aggregate fees and expenses for these services depends on the Acquisition becoming Effective. Total does not include disbursements.

(2)
Certain of these services are provided by reference to daily or hourly rates. Amounts included in the above table reflect the time incurred up to the Latest Practicable Date and an estimate of the further time required.

(3)
Includes amounts related to fees payable: (i) to the London Stock Exchange; (ii) to the Court in connection with the Scheme process; (iii) in connection with the printing and mailing of materials; (iv) for virtual data room provision and (v) for the advertisement of the Notice of the Court Meeting in The Times.

12.	Financing arrangements relating to Bidco

Bridge Facility Agreement

In connection with the Acquisition, on 13 December 2023, Bidco entered into an English law governed £219 million bridge facility agreement as original borrower (the "Original Borrower") and original guarantor (the "Original Guarantor"), with Barclays as the mandated lead arranger (the "Arranger"), facility agent (the "Facility Agent") and original lender (the "Original Lender") and U.S. Bank Trustees Limited as security agent (the "Security Agent") (the "Bridge Facility Agreement"). The £219 million bridge facility made available under the Bridge Facility Agreement (the "Bridge Facility") includes a certain funds term loan facility in an aggregate amount of £194 million (the "Certain Funds Loan") which is secured and the Original Guarantor has provided a guarantee in relation to the Bridge Facility.

For the purposes of this Bridge Facility Agreement sub-paragraph 12, capitalised terms used but not defined herein shall have the meaning given to them in the Bridge Facility Agreement.

Purpose

The proceeds of the initial Loans under the Bridge Facility may be used towards financing or refinancing: (i) amounts specified in the Acquisition Documents as being payable by Bidco or any member of the Group in connection with the Acquisition; (ii) the refinancing of the Existing Target Group Debt; and (iii) the payment of costs, expenses and taxes payable by Bidco or any other member of the Group in connection with the Acquisition and the Finance Documents.

The proceeds of each subsequent Loan (which may only be made after all Loans proposed to be used for the purposes set out in the above paragraph have been utilised) shall be used towards the general corporate and working capital purposes of the Group.

Availability and Certain Funds Period

The availability of the Bridge Facility, subject to the conditions precedent set out in Schedule 2 to the Bridge Facility Agreement, is from the date of the Bridge Facility Agreement to (and including) the date which is six months after the Closing Date (or such later date as the Facility Agent and Bidco may agree). The Bridge Facility contains customary market provisions relating to certainty of funding with a duration of a maximum of nine months from the date of the Bridge Facility Agreement. During the Certain Funds Period and subject to the exceptions described in the following paragraph, none of the Finance Parties shall, inter alia, be entitled to: (i) cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Loan or which would require it to be repaid or prepaid; (ii) rescind, terminate or cancel the Bridge Facility Agreement or the Bridge Facility or exercise any similar right or remedy or instruct the Security Agent to enforce any of the Transaction Security or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Loan or which would require it to be repaid or prepaid; (iii) refuse to participate in the making of a Certain Funds Loan; (iv) exercise any right of set-off or counterclaim in respect of a Certain Funds Loan to the extent that to do so would prevent or limit the making of a Certain Funds Loan; or (v) cancel, accelerate or cause repayment or prepayment of any amounts owing under the Bridge Facility Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Loan or which would require it to be repaid or prepaid.

The Certain Funds Period requirement to fund is subject to the following exceptions: (i) if the initial conditions precedent (as set out in the Bridge Facility Agreement) have not been complied with; (ii) if a Major Event of Default has occurred and is continuing or would result from the proposed Utilisation; (iii) if any Major Representation is incorrect in any material respect when made or deemed to be made and remains incorrect at the time of exercise of that entitlement by that Finance Party; (iv) if a Change of Control shall have occurred; or (v) if the Lender's ability to fund, issue or maintain its participation in any Loan becomes illegal.

Term

If the Bridge Facility has been utilised (in whole or in part) within the Certain Funds Period, the original term is 12 months after the Closing Date, Bidco may by notice to the Facility Agent and the Security Agent request that the Lenders extend the term of the Bridge Facility Agreement (subject to the Lenders' consent). If the Bridge Facility has not been utilised on or prior to the last day of the Certain Funds Period, the term ends on the expiry of the Certain Funds Period.

Repayment and Prepayment

Any outstanding amounts under the Bridge Facility Agreement must be repaid on the Maturity Date. The Bridge Facility Agreement includes the following mandatory prepayment provisions (i) on it becoming illegal for a Lender to perform its obligations under the Bridge Facility Agreement; (ii) on the occurrence of a change of control at (a) Bidco; (b) on and from the date of the Share Exchange, HeadFirst; or (c) on and from the Closing Date, the Company; (iii) the net cash proceeds from certain debt or equity or convertible securities or notes (other than (a) any Existing HeadFirst Group Debt);(b) any increase to the Coface Financing permitted under sub-paragraph (b)(vi)(A) of Clause 20.8 (Financial Indebtedness) of the Bridge Facility Agreement; or (c) the Loan Notes; and (iv) if the aggregate outstanding amount of the Loans exceeds the Monthly Borrowing Base. Bidco may voluntarily prepay the whole or any part of any outstanding amounts under the Bridge Facility Agreement at any time by giving no less than three RFR Banking Day's prior written notice to the Facility Agent.

Representations and Warranties, Undertakings and Events of Default

The Bridge Facility Agreement contains customary (A) representations and warranties (including inter alia representations as to: status, powers and authority, legal validity of the Finance Documents, non-conflict, no default, authorisations, financial statements, litigation, taxes on payments, stamp duties, jurisdiction/governing law, environmental laws, security, ranking, good title to assets, legal and beneficial ownership, shares, pari passu ranking, insurance, insolvency, information, sanctions, anti-corruption, centre of main interests and establishments, anti-money laundering, and acquisition documents), certain of which constitute Major Representations; (B) general covenants (including inter alia covenants in respect of authorisations, compliance with laws, pari passu ranking, distributions out of the Group, negative pledge, disposals, financial indebtedness, change of business, mergers, acquisitions, environmental matters, insurance, treasury transactions, intellectual property, taxes, sanctions, anti-corruption, the Acquisition, Loan Notes, collections, eligibility criteria and concentration limits, distributions from transaction accounts, further assurance, refinancing, securitisation transaction, conditions subsequent, and distributions of additional non-cash confirmed equity), certain of which constitute Major Undertakings; and (C) events of default, (including inter alia non-payment, breach of other obligations, misrepresentation, cross-default, insolvency, insolvency proceedings, creditors' process and final judgments, cessation of business, effectiveness of finance documents, ownership of the obligors, material adverse change, litigation and environmental claims, acceleration and clean-up periods) certain of which constitute Major Events of Default, each with appropriate carve-outs and materiality thresholds which provide flexibility to the Group.

The Bridge Facility Agreement contains various covenants which relate to the underlying eligible receivables generated from certain members of the Group which will be used to repay the Bridge Facility Agreement in accordance with the priority of payment waterfall. These provisions include covenants in respect of collections, eligibility criteria and concentration limits and distributions from transaction accounts, whereby following Target Re-Registration (and in respect of Carlisle Staffing plc, following the Carlisle Re-Registration), any amounts received by Bidco representing Collections in respect of eligible receivables will be up-streamed to blocked bank accounts held by Bidco which are secured in favour of the Secured Parties.

Financial Covenants

Bidco must ensure that (i) the Impellam Consolidated Total Net Borrowings do not, at the end of each Measurement Period, exceed 6.50 times Impellam Consolidated EBITDA for that Measurement Period, (ii) on each Monthly Reporting Date, Liquidity shall not be less than GBP20,000,000, (iii) Interest Cover shall not be less than 1.50:1.00 with respect to any Measurement Period, and (iv) on each Monthly Reporting Date, the outstanding amount of the Loans does not exceed the Monthly Borrowing Base.

Rate of interest

The rate of interest on each Loan under the Bridge Facility Agreement for any day during a Term is the percentage rate per annum equal to the aggregate of the applicable Margin and the Compounded Reference Rate (being the Daily Non-Cumulative Compounded RFR Rate for SONIA for sterling) for that date.

The Margin is: (a) 6.50 per cent. from (and including) the Closing Date until (and including) the 180th day following the Closing Date; (b) 7.25 per cent. from (but excluding) the 180th Day until (and including) the 270th day following the Closing Date; and 8.00 per cent. from (but excluding) the 270th Day to (and including) the Maturity Date.

Syndication and Fees

On 13 December 2023, Bidco and Barclays as bookrunner and Facility Agent (as applicable) entered into (i) a syndication letter which inter alia sets out the syndication strategy in relation to the Bridge Facility; and (ii) an underwriting fee letter which inter alia sets out certain underwriting fees, funding fees and ticking fees payable by Bidco in relation to the provision of the Bridge Facility.

On 13 December 2023, Bidco and Barclays as the Facility Agent entered into an agency fee letter which inter alia sets out certain fees payable by Bidco in connection with the Facility Agent acting as agent in respect of the Bridge Facility Agreement.

On 13 December 2023, Bidco and U.S. Bank Trustees Limited as the Security Agent, U.S. Bank Global Corporate Trust Limited as the Cash Manager and Elavon Financial Services DAC as the Account Bank entered into a security agent, cash manager and account bank fee letter which inter alia sets out certain fees payable by Bidco in connection with the Security Agent acting as security agent, Cash Manager acting as cash manager and Account Bank acting as account bank in respect of the Bridge Facility Agreement.

Security

Amounts owed under the Facility Agreement will be secured by a security package consisting of, subject to certain limited exceptions, (i) a Dutch law deed of pledge of shares in the capital of HeadFirst (a subsidiary of Bidco) and (ii) an English law governed fixed and floating charge debenture over certain assets of Bidco, and, (iii) as part of the post-completion steps and conditions subsequent to the utilisation of the Bridge Facility, additional security may be provided in respect of the assets and shares of certain other members of the Group.

Refinancing

The expectation is that the Bridge Facility will be repaid through. inter alia the receivables generated at the Target Group following Target Re-Registration and, in respect of Carlisle Staffing Plc, following the Carlisle Re-Registration.

IceLake Equity Commitment Letter

See paragraph 9.2 (Bidco material contracts) of this Part X (Additional Information on Impellam, Bidco and HeadFirst) for further details on the IceLake Equity Commitment Letter.

Contingent Currency Forward confirmation

See paragraph 9.2 (Bidco material contracts) of this Part X (Additional Information on Impellam, Bidco and HeadFirst) for further details on the Contingent Currency Forward Confirmation.

13.	Cash confirmation

Jefferies and Barclays, in their capacity as financial advisers to Bidco, are satisfied that sufficient resources are available to satisfy in full the Cash Consideration payable to Impellam Shareholders under the terms of the Acquisition.

14.	Persons acting in concert

14.1
In addition to the (i) Bidco Directors and HeadFirst Directors (together with their close relatives and related trusts) and (ii) members of the Bidco Group and the HeadFirst Group, (iii) those persons holding a direct or indirect interest in HeadFirst as described in paragraph 7 (Information relating to Bidco and HeadFirst) of Part II (Explanatory Statement) of this Document the persons who, for the purposes of the Code, are acting in concert with Bidco are:

Name	Registered Office	Relationship with Bidco

Barclays	1 Churchill Place, London E14 5HP	Financial Adviser to Bidco and HeadFirst

Blackwood	5 Welbeck Street, London, W1G 9YQ	Financial Adviser to Bidco and HeadFirst

Jefferies	100 Bishopsgate, London, EC2N 4JL	Financial Adviser to Bidco and HeadFirst

14.2
In addition to the Impellam Directors (together with their close relatives and related trusts) and members of the Impellam Group, the persons who, for the purposes of the Code, are acting in concert with Impellam are:

Name	Address/Registered office	Relationship with Impellam
Canaccord Genuity	88 Wood Street London EC2V 7QR	AIM Nominated Adviser and corporate broker to Impellam

Houlihan Lokey	One Curzon Street London W1J 5HD	Financial Adviser to Impellam

15.	Significant change

Bidco

15.1	Save as described in this Document, there has been no significant change in the financial trading or position of Bidco since 16 November 2023 being the date on which Bidco was incorporated.

15.2	Save as described in this Document, full acceptance of the Acquisition will have no effect on Bidco's earnings and assets and liabilities.

Impellam

15.3
There has been no significant change in the trading performance or financial position of Impellam since 30 June 2023, being the date to which Impellam's most recent unaudited interim results were prepared.

16.	Consent

Each of Houlihan Lokey, Canaccord Genuity, Barclays, Blackwood and Jefferies has given, and not withdrawn, its consent to the publication of this Document with the inclusion herein of the references to its names in the form and context in which they appear.

17.	Documents incorporated by reference

17.1	Parts of other documents are incorporated by reference into, and form part of, this Document.

17.2	Part VI (Financial and Ratings Information) of this Document sets out which sections of certain documents are incorporated by reference into, and form part of, this Document.

17.3
A person who has received this Document may request a hard copy of this Document and all documents incorporated by reference. A copy of any such documents or information incorporated by reference will not be sent to such persons unless requested, free of charge, by contacting Impellam's Registrars, Link Group on 0371 664 0321 (or +44 371 664 0321 from overseas), or by submitting a request in writing to Link Group, Corporate Actions at Central Square, 29 Wellington Street, Leeds, LS1 4DL. Calls are charged at the standard geographic rate and will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

18.	Documents available for inspection

Copies of the following documents shall be made available on the websites of HeadFirst and Impellam at https://investors.impellam.com/offer-for-impellam-group-plc/ and https://headfirst.group/takeover/ respectively by no later than 12.00 noon on the Business Day following the date of this Document (subject to any applicable restrictions relating to persons resident in Restricted Jurisdictions):

(A)	this Document;

(B)	the Forms of Proxy;

(C)	the advertisement of the Notice of the Court Meeting to be published in The Times on or as soon as practicable after the date of this Document;

(D)	the Rule 2.7 Announcement;

(E)	the irrevocable undertakings described in paragraph 6 (Irrevocable undertakings) of this Part X (Additional Information on Impellam, Bidco and HeadFirst);

(F)	the Confidentiality Agreement;

(G)	the Reverse Confidentiality Agreement;

(H)	the Cooperation Agreement;

(I)	the material contracts referred to in paragraph 9 (Material contracts) of this Part X (Additional Information on Impellam, Bidco and HeadFirst) in connection with the Acquisition;

(J)	the agreed form Loan Note Instruments;

(K)	consent letters from each of Houlihan Lokey, Canaccord Genuity, Barclays, Blackwood and Jefferies in respect of each of the Rule 2.7 Announcement and this Document;

(L)	the memorandum and articles of association of Bidco;

(M)	the agreed form New Bidco Articles;

(N)	the memorandum and articles of association of Impellam;

(O)	a draft of the articles of association of Impellam as proposed to be amended at the General Meeting;

(P)	the financial information relating to Impellam referred to in paragraph 1 (Financial information relating to Impellam) of Part VI (Financial and Ratings Information) of this Document; and

(Q)	the documents relating to the financing of the Acquisition referred to in paragraph 9 of Part II (Explanatory Statement) of this Document.

19.	Sources of information and bases of calculation

In this Document, unless otherwise stated or the context otherwise requires, the following bases and sources have been used.

19.1
As at the Latest Practicable Date, there were 44,537,927 Impellam Shares in issue (there were no Impellam Shares held in treasury). The International Securities Identification Number for Impellam Shares is GB00B8HWGJ55.

19.2	Any references to the issued and to be issued share capital of Impellam are based on the 44,537,927 Impellam Shares referred to in paragraph 19.1 above.

19.3
The pro forma fully diluted share capital of Bidco as set out in the capitalisation table which is scheduled to the Tranche A Convertible Loan Note Instrument and the Tranche B Convertible Loan Note Instrument is 973,870 Class A Ordinary Shares, 21,873 "Ordinary Shares B" (as defined in the New Bidco Articles), 1,244,801 Class A Preference Shares, 3 "Preference Shares B" (as defined in the New Bidco Articles) and 19,247 "Preference Shares C" (as defined in the New Bidco Articles).

19.4	Certain figures in this Document have been subject to rounding adjustments.

PART XI
DEFINITIONS

"Acquisition"
the proposed acquisition by Bidco of the entire issued and to be issued share capital of Impellam to be effected by means of the Scheme (or by way of an Offer under certain circumstances as described in this Document), and, where the context admits, any subsequent revision, variation, extension or renewal thereof;

"AI"	Artificial Intelligence;

"AIM"	the market of that name operated by the London Stock Exchange;

"AIM Rules"	the rules for AIM companies published by the London Stock Exchange from time to time;

"ATS"	has the meaning given to it in paragraph 7 of Part II (Explanatory Statement) of this Document;

"Articles of Association"	the articles of association of Impellam from time to time;

"associated undertaking"	has the meaning given to it in the Companies Act;

"Barclays"	Barclays Bank PLC, acting through its investment bank;

"Beryllium"	Beryllium B.V., a company registered with the commercial register of Kamer van Koophandel under 72354763 whose registered office is Louis Couperusplein 2, 2514 HP The Hague;

"Bidco"	Heather Global PLC, a public limited company incorporated in England and Wales with registered number 15289165;

"Bidco Board"	has the meaning given to it in paragraph 9.2 (Bidco material contracts) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document;

"Bidco Directors"	the directors of Bidco at the time of this Document or, where the context so requires, the directors of Bidco from time to time;

"Bidco Group"	Bidco and its subsidiary undertakings from time to time or, where the context permits, each of them;

"Bidco Restructuring"	the reorganisation of the HeadFirst Group such that Bidco is the ultimate holding company of the HeadFirst Group;

"Blackwood"	Blackwood Capital Group (UK) Ltd;

"Bridge Facility Agreement"	has the meaning given to it in paragraph 9 (Financing of the Acquisition) of Part II (Explanatory Statement) of this Document;

"Business Day"	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London;

"Canaccord Genuity"	Canaccord Genuity Limited;

"Cash Awards"	has the meaning given to it in paragraph 10 (The Impellam Directors and the effect of the Scheme on their interests) of Part II (Explanatory Statement) of this Document;
"Cash Consideration"	557.2 pence per Impellam Share;

"Cash Dividend"
a special cash dividend of, in aggregate, £10 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement), to 22.4 pence per Impellam Share, which the Impellam Directors intend to declare prior to the Scheme becoming Effective, further details of which will be announced by Impellam in due course;

"certificated" or "in certificated form"	a share or other security which is not in uncertificated form (that is, not in CREST);

"CGT"	United Kingdom capital gains tax;

"Class A Ordinary Shares"	ordinary shares A in the capital of Bidco;

"Class A Preference Shares"	preference shares A in the capital of Bidco;

"Closing Price"	the closing middle market price of an Impellam Share on a particular trading day as derived from the AIM Appendix to the Daily Official List;

"Code"	the City Code on Takeovers and Mergers, as amended from time to time;

"Companies Act"	the Companies Act 2006, as amended from time to time;

"Completion"	completion of the Acquisition;

"Conditions"	the conditions to the Acquisition and to the implementation of the Scheme which are set out in Part III (Conditions to the Implementation of the Scheme and to the Acquisition) of this Document;

"Confidentiality Agreements"
the confidentiality agreement between Beryllium and Impellam dated 15 June 2022 and the reverse confidentiality agreement between HeadFirst and Impellam dated 12 June 2023, as described in paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Document;

"Consideration"	the consideration for the Acquisition consisting of the Cash Consideration and the Loan Note Consideration;

"Contingent Currency Forward Confirmation"	has the meaning given to it in paragraph 9 (Financing of the Acquisition) of Part II (Explanatory Statement) of this Document;

"Conversion Shares"	the Class A Ordinary Shares and Class A Preferred Shares;

"Convertible Loan Note Instruments"	the Tranche A Convertible Loan Note Instrument and the Tranche B Convertible Loan Note Instrument;

"Convertible Loan Notes"	the Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes;

"Cooperation Agreement"
the cooperation agreement between Bidco, HeadFirst and Impellam dated 13 December 2023, brief particulars of which are set out in paragraph 13 (Offer-related arrangements) of Part II (Explanatory Statement) of this Scheme Document;

"Court"	the High Court of Justice in England and Wales;

"Court Hearing"	the hearing of the Court at which Impellam will seek the Court Order;

"Court Meeting"
the meeting or meetings of Impellam Shareholders to be convened by the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without an amendment approved or imposed by the Court and agreed to by Bidco and Impellam), including any adjournment, postponement or reconvention of any such meeting, notice of which is set out in Part XII (Notice of Court Meeting) of this Document;

"Court Order"	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

"CREST"	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear is the Operator (as defined in the Crest Regulations);

"CREST Applications Host"	the communication hosting system operated by Euroclear;

"CREST Manual"	the CREST Manual published by Euroclear, as amended from time to time;

"CREST Proxy Instruction"	has the meaning given to it on page 15 (ACTION TO BE TAKEN) of this Document;

"CREST Regulations"
the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended from time to time (including by means of the Uncertificated Securities (Amendment and EU Exit) Regulations 2019 (SI 2019/679));

"Daily Official List"	the daily record setting out the prices of all trades in shares and other securities published by the London Stock Exchange;

"Dealing Disclosure"	has the meaning given to it in Rule 8 of the Code;

"Disclosed"
the information which has been fairly disclosed by or on behalf of Impellam: (i) to Bidco or any of its Affiliates (or each of their respective officers, employees, agents or advisers) prior to 13 December 2023 (including, without limitation, via the virtual data room operated by or on behalf of Impellam in connection with the Acquisition, in discussions and/or due diligence sessions with Impellam Directors or employees of the Wider Impellam Group and any written replies and correspondence in connection therewith); (ii) in Impellam's published annual or half year report and accounts for the relevant financial period or periods referred to in the relevant Condition and published prior to 13 December 2023; (iii) in a public announcement by Impellam prior to 13 December 2023 by way of any Regulatory Information Service; (iv) in filings with the Registrar of Companies in England and appearing on Impellam files within the last two years; or (v) in this Document (or in any of the documents listed in paragraph 18 (Documents available for inspection) of Part X (Additional Information on Impellam, Bidco and HeadFirst) above);

"Disclosure Period"	the period commencing on 12 April 2021 (being the date 12 months prior to the start of the Offer Period) and ending on the Latest Practicable Date;

"Dividends"	the Interim Dividend, the Cash Dividend and the ShellCo Dividend;

"Document"	this Document dated 22 December 2023 addressed to Impellam Shareholders containing the Scheme and an explanatory statement in compliance with section 897 of the Companies Act;

"EBITDA"	earnings before interest, tax, depreciation and amortisation;

"Effective"
means:
(i)          if the Acquisition is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or

(ii)          if the Acquisition is implemented by way of an Offer, the Offer having been declared or become wholly unconditional in accordance with the requirements of the Code;

"Effective Date"	the date on which the Scheme becomes Effective;

"Enlarged Group"	the enlarged group following the Acquisition, comprising the Wider HeadFirst Group and the Wider Impellam Group;

"Estimated Value"	has the meaning given to it Part VII (Rule 24.11 Estimate of Value Letter) of this Document;

"EUR ECL Amount"	has the meaning given to it in paragraph 9 (Financing of the Acquisition) of Part II (Explanatory Statement) of this Document;

"Euroclear"	Euroclear UK & International Limited;

"Excluded Shares"
any Impellam Shares which are:
(i)          registered in the name of or beneficially owned by Bidco and/or any member of the Bidco Group (and/or any nominee of the foregoing); or

(ii)          held by Impellam in treasury,

in each case, at any relevant date or time;

"Executive Directors"	the executive directors of Impellam as at the date of this Document and "Executive Director" means any one of them;

"Explanatory Statement"	the explanatory statement (in compliance with section 897 of the Companies Act) relating to the Scheme, as set out in this Document;

"FCA"	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of FSMA;

"Forms of Proxy"	each of the BLUE Form of Proxy in relation to the Court Meeting and the YELLOW Form of Proxy in relation to the General Meeting (or both, as the context requires);

"FSMA"	the Financial Services and Markets Act 2000, as amended from time to time;

"FY22"	Impellam's financial year ended 30 December 2022;

"FY21"	Impellam's financial year ended 31 December 2021;

"GAAP"	Generally Accepted Accounting Principles;

"General Meeting"
the general meeting of Impellam Shareholders (including any adjournment, postponement or reconvening of such meeting) to be convened for the purpose of considering and, if thought fit, approving the shareholder resolutions necessary to enable Impellam to implement the Acquisition, notice of which is set out in Part XIII (Notice of General Meeting) of this Document;

"HeadFirst"	HeadFirst Global B.V.;

"HeadFirst Group"
HeadFirst and its subsidiary undertakings, associated undertakings and any other undertaking in which HeadFirst or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time);

"HeadFirst Responsible Persons"	the persons whose names are set out in paragraph 1.2 of Part X (Additional Information on Impellam, Bidco and HeadFirst);

"HFBG"	HFBG Holding B.V.;

"HMRC"	His Majesty's Revenue and Customs or its successor from time to time;

"holder"	a registered holder and includes any person(s) entitled by transmission;

"Houlihan Lokey"	Houlihan Lokey UK Limited;

"HSR Act"	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

"IceLake"	IceLake Capital Management B.V.;

"IceLake Equity Commitment Letter"	has the meaning given to it in paragraph 9 (Financing of the Acquisition) of Part II (Explanatory Statement) of this Document;

"IceLake Funds"	has the meaning given in paragraph 7 (Information relating to Bidco and HeadFirst) of Part II (Explanatory Statement) of this Document;

"IFRS"	International Financial Reporting Standards;

"Impellam" or "Company"
Impellam Group plc, a company incorporated in England and Wales with registered number 06511961 and with its registered office at 800 The Boulevard Capability Green, Luton, Bedfordshire, LU1 3BA, England, United Kingdom;

"Impellam Directors" or "Impellam Board"	the directors of Impellam as at the date of this Document or, where the context so requires, the directors of Impellam from time to time;

"Impellam Group"	Impellam and its subsidiary undertakings from time to time;

"Impellam Remuneration Committee"	the Remuneration Committee of the Impellam Board from time to time;

"Impellam Shareholders"	registered holders (including those entitled by transmission) of Impellam Shares from time to time;

"Impellam Shares"
the existing allotted or issued ordinary shares of one pence each in the capital of Impellam and any further such ordinary shares which are unconditionally allotted or issued before the Scheme becomes Effective;

"Interim Dividend"	the interim dividend of 55.9 pence per Impellam Share declared by the Impellam Directors on 8 November 2023 in respect of the 52 week period ending 5 January 2024;

"Irrevocable Undertakings"
the irrevocable undertakings given by the Impellam Directors and certain Impellam Shareholders to vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Acquisition at the General Meeting, as detailed in paragraph 5 of Part II (Explanatory Statement) of this Document;

"Jefferies"	Jefferies International Limited;

"Latest Practicable Date"	close of business on 20 December 2023, being the latest practicable date before publication of this Document;

"Loan Notes"	the Non-Convertible Loan Notes, the Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes;

"Loan Note Consideration"	392.8 pence in principal amount of Loan Notes the Scheme Shareholders will be entitled to receive for each Impellam Share, at the Scheme Record Time;

"Loan Note Instrument"	the Non-Convertible Loan Note Instrument, the Tranche A Convertible Loan Note Instrument and the Tranche B Convertible Loan Note Instrument;

"London Stock Exchange"	the London Stock Exchange plc or its successor;

"Long Stop Date"	1 August 2024 or such later date as Bidco and Impellam may agree and the Panel and (if required) the Court may allow;

"Meeting(s)"	each of the Court Meeting and the General Meeting (or both, as the context requires);

"MSP"	Managed Services Provider;

"New Bidco Articles"	the articles of association of Bidco to be adopted on or before the Effective Date and in the form scheduled to the Cooperation Agreement;

"Non-Convertible Loan Notes"
the unsecured non-convertible loan notes to be issued by Bidco with an initial maturity date of three years following the Effective Date and a coupon of 17.0 per cent. per annum, as further described in Part IV (Summary of the Loan Notes) of this Document;

"Non-Convertible Loan Note Instrument"	the agreed form draft deed constituting the Non-Convertible Loan Notes;

"Non-Executive Directors"	the non-executive directors of Impellam as at the date of this Document;

"Noteholder Majority"	has the meaning given to it in paragraph 14 (Summary of the terms of the Loan Notes) of Part II (Explanatory Statement) of this Document;

"Noteholders"	holders of Loan Notes from time to time;

"NSIA"	the UK National Security and Investment Act 2021;

"Offer"
if the Acquisition is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of Bidco, or an association undertaking thereof, to acquire the entire issued and to be issued ordinary share capital of Impellam including, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

"Offer Period"
the offer period (as defined by the Code) relating to Impellam, which commenced on 12 April 2022 and ending on the earlier of the date on which it is announced that the Scheme has become Effective and/or the date on which it is announced that the Scheme has lapsed or has been withdrawn (or such other date as the Code may provide or the Panel may decide);

"Opening Position Disclosure"
an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to an offer if the person concerned has such a position, as defined in Rule 8 of the Code;

"Overseas Shareholders"
Impellam Shareholders (or nominees of, or custodians or trustees for Impellam Shareholders) who are resident in, ordinarily resident in, or nationals or citizens of, jurisdictions outside the United Kingdom;

"Panel"	the Panel on Takeovers and Mergers;

"PRA"	the Prudential Regulation Authority or its successor organisation from time to time;

"Registrar of Companies"	the Registrar of Companies in England and Wales;

"Registrars" or "Receiving Agent" or "Link Group"	Link Market Services Limited, Central Square, 29 Wellington Street, Leeds, LS1 4DL;

"Regulatory Information Service"	a primary information provider which has been approved by the FCA for the purpose of disseminating regulatory announcements;

"Resolution"
the special resolution to be proposed by Impellam at the General Meeting in connection with, among other things, the approval and implementation of the Scheme and the alteration of Impellam's articles of association and such other matters as may be necessary to implement the Scheme and the cancellation of the admission of the Impellam Shares;

"Restricted Jurisdiction"
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Impellam Shareholders;

"Restricted Overseas Shareholder"
any Impellam Shareholder resident outside the UK in respect of whom Bidco has determined (acting reasonably on the basis of external legal advice) that the issue of Loan Notes to such Impellam Shareholder would or would be reasonably likely to infringe the laws or regulations of a jurisdiction outside the UK and/or would or would be reasonably likely to require any government or other consent or any registration, filing or other formality which cannot be complied with or with which compliance would be unduly onerous;

"Rule 2.7 Announcement"	the announcement made by Bidco on 13 December 2023 of its firm intention to make an offer for Impellam pursuant to Rule 2.7 of the Code;

"RPO"	Recruitment Process Outsourcing;

"Scheme" or "Scheme of Arrangement"
the proposed scheme of arrangement under Part 26 of the Companies Act between Impellam and holders of Scheme Shares, as set out in Part V (The Scheme of Arrangement) of this Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Impellam and Bidco;

"Scheme Record Time"	6.00 p.m. on the Business Day immediately preceding the Effective Date (or such other date and/or time as Bidco and Impellam may agree);

"Scheme Shareholders"	holders of Scheme Shares and a "Scheme Shareholder" shall mean any one of those Scheme Shareholders;

"Scheme Shares"
the Impellam Shares:
(i)         in issue at the date of this Scheme;
(ii)        (if any) issued after the date of this Scheme and prior to the Voting Record Time; and
(iii)    (if any) issued at or after the Voting Record Time and prior to the Scheme Record Time in respectof which the original or any subsequent holder thereof shall be bound by this Scheme or shall by such time have agreed in writing to be bound by the Scheme, in each case (where the context requires), remaining in issue at the Scheme Record Time but, in each case, excluding any Excluded Shares at any relevant date or time;

"SDRT"	United Kingdom stamp duty reserve tax;

"SEC"	the US Securities and Exchange Commission;

"Secretary of State"
the Deputy Prime Minister and Chancellor of the Dutchy of Lancaster of the United Kingdom, or such other Secretary of State of the United Kingdom with responsibility for supervising the NSIA from time to time;

"Share Exchange Agreement"	has the meaning given to it in paragraph 9.2 (Bidco material contracts) of Part X (Additional Information on Impellam, Bidco and HeadFirst) of this Document;

"Shareholder Helpline"	the helpline set up by Link Group, further details of which are provided in paragraph 20 (Action to be taken) of Part II (Explanatory Statement);

"Share Purchase Plan"	has the meaning given to it in paragraph 4 (Background to and reasons for the Impellam Directors' recommendation) of Part I (Letter from the Chairman of Impellam) of this Document;

"ShellCo"	any newly incorporated subsidiary of Impellam whose shares are intended by the Impellam Directors to constitute the in specie dividend by which the ShellCo Dividend will be settled;

"ShellCo Dividend"
a special interim dividend of £25 million, in aggregate, equating (on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before the Rule 2.7 Announcement), to 56.1 pence per Impellam Share, which the Impellam Directors intend to declare before the Effective Date and which the Impellam Directors intend will be settled by way of an in specie dividend of shares in one or more ShellCos, further details of which will be announced by Impellam in due course;

"STEM"	Science, Technology, Engineering and Maths;

"subsidiary", "subsidiary undertaking" and "undertaking"	have the meaning given to them in the Companies Act;

"Third Party"
any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state or any other body or person whatsoever in any jurisdiction;

"TISE"	The International Stock Exchange;

"Total Shareholder Proceeds"	has the meaning given to it in paragraph 1 (Summary of the terms of the Acquisition) of Part I (Letter from the Chairman of Impellam) of this Document;

"Tranche A Convertible Loan Notes"
the unsecured tranche A convertible loan notes to be issued by Bidco with a maturity date of 12 months and one day following the payment of the Cash Consideration and issuance of the certificates in respect of such notes and a coupon of 12.0 per cent. per annum, as further described in Part IV (Summary of the Loan Notes) of this Document;

"Tranche A Convertible Loan Note Instrument"	the agreed form draft deed constituting the Tranche A Convertible Loan Notes;

"Tranche B Convertible Loan Notes"
the unsecured tranche B convertible loan notes to be issued by Bidco with an initial (extendable) maturity date of 12 months and one day following the payment of the Cash Consideration and issuance of the certificates in respect of such notes and an initial coupon of 12.0 per cent. per annum as further described in Part IV (Summary of the Loan Notes) of this Document;

"Tranche B Convertible Loan Note Instrument"	the agreed form draft deed constituting the Tranche B Convertible Loan Notes;

"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland;

"uncertificated" or "in uncertificated form"	a share or other security recorded on the relevant register as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

"US" or "United States"
the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;

"US Anti-Terrorism Act"	Anti-Terrorism Act, 18 U.S.C. § 2333, as amended by the Justice Against Sponsors of Terrorism Act, Pub. L. No. 114-222, § 4(a), 130 Stat. 852, 854 (2016) (codified at 18 U.S.C. § 2333(d));

"US Exchange Act"	the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

"US Impellam Shareholder"	an Impellam Shareholder resident or located in the United States;

"US Securities Act"	the US Securities Act 1933, as amended;

"Voting Record Time"
6.30 p.m. on the day which is two Business Days prior to the date of the Court Meeting and the General Meeting or, if the Court Meeting and/or the General Meeting is adjourned, 6.30 p.m. on the day which is two Business Days before the date of such adjourned Meeting;

"VMS"	Vendor Management System;

"Wider HeadFirst Group"
Bidco, HeadFirst and their respective subsidiary undertakings, associated undertakings and any other undertaking in which Bidco or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time), but excluding the Wider Impellam Group; and

"Wider Impellam Group"
Impellam and its subsidiary undertakings, associated undertakings and any other undertaking in which Impellam or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time), but excluding the Wider HeadFirst Group.

For the purposes of this Document:

•	references to an enactment include references to that enactment as amended, replaced, consolidated or re-enacted by or under any other enactment before or after the date of this Document;

•	all references to "€", "Euros" or "EUR" are to the lawful currency of the European Union;

•	all references to "£", "Pounds Sterling", "pence" or "p" are to the lawful currency of the United Kingdom;

•	all references to "US$", "$" or "US Dollars" are to the lawful currency of the United States;

•	references to the singular include the plural and vice versa; and

•	all times referred to are London time unless otherwise stated.

PART XII
NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE

BUSINESS AND PROPERTY COURTS OF ENGLAND AND WALES

COMPANIES COURT (ChD)

CR-2023-005997

IN THE MATTER OF IMPELLAM GROUP PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE IS HEREBY GIVEN that, by an order dated 21 December 2023 made in the above matters, the Court has given permission for a meeting (the "Court Meeting") to be convened of the Scheme Shareholders as at the Voting Record Time (each as defined in the Scheme (as defined below)) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement proposed to be made pursuant to Part 26 of the Companies Act 2006 (the "Companies Act") between Impellam Group plc (the "Company") and the Scheme Shareholders (the "Scheme"), and that such meeting will be held at the offices of Allen & Overy LLP, One Bishops Square, London, E1 6AD, England at 10.00 a.m. on 17 January 2024, at which time all Scheme Shareholders are able to attend in person or by proxy.

A copy of the Scheme and a copy of the explanatory statement required to be published pursuant to section 897 of the Companies Act are incorporated in the Document of which this Notice of Court Meeting forms part.

Unless the context requires otherwise, any capitalised term used but not defined in this Notice of Court Meeting shall have the meaning given to such term in the Document of which Notice of Court Meeting forms part.

Voting on the resolution to approve the Scheme will be by poll, which shall be conducted as the Chair of the Court Meeting may determine.

Right to Appoint a Proxy; Procedure for Appointment

Scheme Shareholders entitled to attend and vote at the Court Meeting may attend such meeting in person or they may appoint another person or persons, whether a member of the Company or not, as their proxy or proxies, to exercise all or any of their rights to attend, ask questions and vote at the Court Meeting, provided that, where more than one proxy is appointed, each proxy is appointed to exercise the rights attached to a different share or shares.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of the opinions of Scheme Shareholders. Scheme Shareholders are strongly encouraged to submit proxy appointments and instructions for the Court Meeting as soon as possible, using any of the methods (by post, online or electronically through CREST) set out below.

The completion and return of the BLUE Form of Proxy by post (or transmission of a proxy appointment or voting instruction electronically, online, through CREST or by any other procedure described below) will not prevent you from attending and voting at the Court Meeting if you are entitled to and wish to do so.

(a)	Sending BLUE Form of Proxy by post

A BLUE Form of Proxy, for use at the Court Meeting, has been provided with this Notice of Court Meeting. Instructions for its use are set out on the form. It is requested that the BLUE Form of Proxy (together with any power of attorney or other authority, if any, under which it is signed, or a duly certified copy thereof) be returned to the Company's Registrars, Link Group, by post to Link Group, PXS 1, Central Square, 29 Wellington Street, Leeds, LS1 4DL, so as to be received as soon as possible and ideally not later than 10.00 a.m. on 15 January 2024 (or, in the case of an adjournment of the Court Meeting, 48 hours (excluding any part of such 48 hour period falling on a non-working day) before the time appointed for the adjourned meeting).

If the BLUE Form of Proxy for the Court Meeting is not lodged by the relevant time, it may be presented in person to the Link Group representative who will be present at the Court Meeting, in each case at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

If you require additional proxy forms, please contact Link Group on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

(b)	Online appointment of proxies

As an alternative to completing and returning the printed BLUE Form of Proxy, proxies may be appointed electronically by visiting www.signalshares.com and following the instructions therein. You will need your Investor Code (IVC) found on your share certificate or available from Link Group. Full instructions are given on the website. For an electronic proxy appointment to be valid, the appointment must be received by Link Group not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the Court Meeting (as set out in paragraph (a) above) or any adjournment thereof.

If the electronic proxy appointment is not received by this time, the BLUE Form of Proxy may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

(c)	Electronic appointment of proxies through CREST

If you hold Scheme Shares in uncertificated form through CREST and wish to appoint a proxy or proxies for the Court Meeting (or any adjournment thereof) using the CREST electronic proxy appointment service, you may do so by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed any voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a "CREST Proxy Instruction") must be properly authenticated in accordance with the specifications of Euroclear and must contain the information required for such instructions as described in the CREST Manual. The message (regardless of whether it constitutes the appointment of a proxy or an amendment to the instructions given to a previously appointed proxy) must, in order to be valid, be transmitted so as to be received by Link Group (ID: RA10) not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the Court Meeting or any adjournment thereof (as set out in paragraph (a) above). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Link Group is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.

If the CREST proxy appointment or instruction is not received by this time, the BLUE Form of Proxy may be presented in person to the Link Group representative who will be present at the Court Meeting, at any time prior to the commencement of the Court Meeting (or any adjournment thereof).

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed any voting service provider(s), to procure that his/her CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. For further information on the logistics of submitting messages in CREST, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the CREST Regulations.

Voting Record Time

Entitlement to attend and vote at (in person or by proxy) the Court Meeting or any adjournment thereof and the number of votes which may be cast at the Court Meeting will be determined by reference to the register of members of the Company at 6.30 p.m. on 15 January 2024 or, if the Court Meeting is adjourned, 6.30 p.m. on the date which is two Business Days before the date fixed for the adjourned meeting. Changes to the register of members after the relevant time shall be disregarded in determining the rights of any person to attend and vote at (in person or by proxy) the Court Meeting.

Joint Holders

In the case of joint holders of Scheme Shares, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s). For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding (the first being the most senior).

Corporate Representatives

As an alternative to appointing a proxy, any holder of Scheme Shares which is a corporation may appoint one or more corporate representatives who may exercise on its behalf all its powers as a member, provided that, if two or more corporate representatives purport to vote in respect of the same shares, if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way, and in other cases the power is treated as not exercised.

By the said order, the Court has appointed Lord Ashcroft KCMG PC or, failing him, any other Impellam Director to act as Chair of the Court Meeting and has directed the Chair to report the result thereof to the Court.

The Scheme of Arrangement will be subject to the subsequent sanction of the Court.

Dated 22 December 2023
ALLEN & OVERY LLP
One Bishops Square
London E1 6AD
Solicitors for the Company

Nominated Persons

Any person to whom this Notice of Court Meeting is sent who is a person nominated under section 146 of the Companies Act to enjoy information rights (a "Nominated Person") does not, in that capacity, have a right to appoint a proxy, such right only being exercisable by Impellam Shareholders. However, a Nominated Person may, under an agreement between that Nominated Person and the Impellam Shareholder by whom that Nominated Person was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the Court Meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, that Nominated Person may, under any such agreement, have a right to give instructions to the Impellam Shareholder as to the exercise of voting rights.

PART XIII
NOTICE OF GENERAL MEETING

IMPELLAM GROUP PLC

(Registered in England and Wales with registered number 06511961)

NOTICE IS HEREBY GIVEN that a general meeting of Impellam Group plc (the "Company") will be held at the offices of Allen & Overy LLP, One Bishops Square, London, E1 6AD, England, at 10.15 a.m. on 17 January 2024 (or as soon thereafter as the Court Meeting (as defined in Part XI (Definitions) of the Document of which this Notice of General Meeting forms part) concludes or is adjourned) for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as a special resolution.

Unless the context requires otherwise, any capitalised term used but not defined in this Notice of General Meeting shall have the meaning given to such term in the Document of which this Notice of General Meeting forms part.

SPECIAL RESOLUTION

THAT, for the purpose of giving effect to the scheme of arrangement dated 22 December 2023 (as amended or supplemented) (the "Scheme") between the Company and the Scheme Shareholders (as defined in the Scheme), a copy of which has been produced for this meeting and for the purposes of identification signed by the Chair of this meeting, in its original form or with or subject to any modification, addition, or condition agreed by the Company and Bidco and approved or imposed by the High Court of Justice of England and Wales:

(A)	the directors of the Company (or a duly authorised committee thereof) be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect; and

(B)	with effect from the passing of this resolution, the articles of association of the Company be and are hereby amended by the adoption and inclusion of the following new Article 45:

"45. Scheme of Arrangement

(a)
In this Article, references to the "Scheme" are to the Scheme of Arrangement under Part 26 of the Companies Act 2006 between the Company and the Scheme Shareholders (as defined in the Scheme) dated 22 December 2023 (with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company and Heather Global PLC ("Bidco")) and (save as defined in this Article) terms defined in the Scheme shall have the same meanings in this Article.

(b)
Notwithstanding either any other provisions in these Articles or the terms of any resolution whether ordinary or special passed by the Company in a general meeting, if the Company issues or transfers out of treasury any Impellam Shares (other than to Bidco, any subsidiary of Bidco, any parent undertaking of Bidco or any subsidiary of such parent undertaking, or any nominee of any of them (each a "Bidco Company")) on or after the date of the adoption of this Article and prior to the Scheme Record Time such Impellam Shares shall be issued or transferred subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the original holder or subsequent holders of such Impellam Shares shall be bound by the Scheme accordingly.

(c)
Notwithstanding any other provision of these Articles, subject to the Scheme becoming Effective, any shares issued or transferred out of treasury to any person (other than a Bidco Company or its nominee(s)) at or after the Scheme Record Time (a "New Member") (each a "Post-Scheme Share") shall be issued or transferred on terms that they shall (on the Effective Date or, if later, on issue or transfer), be immediately transferred to Bidco (or such person as it may direct) (the "Purchaser"), who shall be obliged to acquire each Post-Scheme Share in consideration of and conditional upon the payment of an amount in cash and the issuance of loan notes (the "Consideration") equal to the consideration to which a New Member would have been entitled had such Post-Scheme Share been a Scheme Share.

(d)
On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation) carried out after the Effective Date, the value of the consideration per Post-Scheme Share to be paid under paragraph (c) above shall be adjusted by the Impellam Board in such manner as the auditors of the Company may determine to be appropriate to reflect such reorganisation or alteration. References in this Article to "Impellam Shares" shall, following such adjustment, be construed accordingly.

(e)
To give effect to any transfer of Post-Scheme Shares required pursuant to paragraph (c) above, the Company may appoint any person as attorney and/or agent for the New Member to transfer the Post-Scheme Shares to the Purchaser and/or its nominees and do all such other things and execute and deliver all such documents or deeds as may in the opinion of such attorney or agent be necessary or desirable to vest the Post-Scheme Shares in the Purchaser and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares as the Purchaser may direct. If an attorney or agent is so appointed, the New Member shall not thereafter (except to the extent that the attorney or agent fails to act in accordance with the directions of the Purchaser) be entitled to exercise any rights attaching to the Post-Scheme Shares unless so agreed in writing by the Purchaser. The attorney or agent shall be empowered to execute and deliver as transferor a form or forms of transfer or instructions of transfer on behalf of the New Member (or any subsequent holder) in favour of the Purchaser and the Company may give a good receipt for the consideration for the Post-Scheme Shares and may register the Purchaser as holder thereof and issue to it certificate(s) for the same. The Company shall not be obliged to issue a certificate to the New Member for the Post-Scheme Shares. The Purchaser shall settle the consideration due to the New Member pursuant to paragraph (c) above by: (i) sending a cheque in favour of the New Member (or any subsequent holder) in respect of the consideration to which such New Member is entitled, or by any alternative method communicated by the Purchaser to the New Member; and (ii) issuing the requisite number of loan notes to the New Member pursuant to paragraph (c) above, in each case as soon as practicable and in any event no later than 14 days after the date on which the Post-Scheme Shares are issued or transferred to the New Member.

(f)	If the Scheme shall not have become Effective by the applicable date referred to in (or otherwise set in accordance with) Clause 6(B) of the Scheme, this Article shall cease to be of any effect.

(g)
Notwithstanding any other provision of these Articles, both the Company and the Impellam Board shall refuse to register the transfer of any Scheme Shares effected between the Scheme Record Time and the Effective Date other than to the Purchaser and/or its nominee(s) pursuant to the Scheme."

22 December 2023

By Order of the Impellam Board

Timothy Briant
Company Secretary

Impellam Group plc

Registered Office: 800 The Boulevard Capability Green, Luton, Bedfordshire, LU1 3BA

Registered in England and Wales, company number 06511961

Notes:

The following notes explain your general rights as a Impellam Shareholder and your right to attend and vote at the General Meeting or to appoint someone else to vote on your behalf. The General Meeting is being held as a physical meeting. The nature of business of the General Meeting is to consider and, if thought fit, pass the Resolution.

1.	Resolution

In order for the Resolution above to be passed, not less than 75 per cent. of the votes cast by those entitled to vote must be in favour in order to pass the resolution as a special resolution.

2.	Attendance at the Meeting

Any changes to the arrangements for the General Meeting will be communicated to Impellam Shareholders before the General Meeting, including through the Company's website at https://investors.impellam.com/offer-for-impellam-group-plc/ and by announcement through a Regulatory Information Service.

3.	Entitlement to attend and vote

Pursuant to Regulation 41(1) of the Uncertificated Securities Regulations 2001 (as amended), the Company has specified that only those members registered on the register of members of the Company at 6.30 p.m. on 15 January 2024 (the "Voting Record Time") (or, if the meeting is adjourned to a time more than 48 hours after the Voting Record Time, by 6.30 p.m. on the day which is two Business Days prior to the time of the adjourned meeting) shall be entitled to attend and vote at (in person or by proxy) the General Meeting in respect of the number of shares registered in their name at that time. If the meeting is adjourned to a time not more than 48 hours after the Voting Record Time, that time will also apply for the purpose of determining the entitlement of members to attend and vote (and for the purposes of determining the number of votes they may cast) at the adjourned meeting. Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the General Meeting.

4.	Appointment of proxies

Impellam Shareholders are strongly encouraged to submit proxy appointments and instructions for the General Meeting as soon as possible, using any of the methods (by post, online, or electronically through CREST) set out below.

A Impellam Shareholder entitled to attend and vote at the General Meeting may appoint one or more proxies to exercise all or any of the Impellam Shareholder's rights to attend and, on a poll, to vote instead of that Impellam Shareholder. A proxy need not be a Impellam Shareholder but must attend the meeting for the Impellam Shareholder's vote to be counted. If a Impellam Shareholder appoints more than one proxy to attend the meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by the Impellam Shareholder. If a Impellam Shareholder wishes to appoint more than one proxy they must complete a separate YELLOW Form of Proxy for each proxy or, if appointing multiple proxies electronically, follow the instructions given on the relevant electronic facility (see notes 8 and 9 below). Additional YELLOW Forms of Proxy can be obtained from Link Group on 0371 664 0321 (or +44 371 664 0321 from overseas). The helpline is open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

The completion and return of the YELLOW Form of Proxy by post (or transmission of a proxy appointment or voting instruction electronically, online, through CREST or by any other procedure described below) will not prevent Impellam Shareholders from attending and voting at the General Meeting if they are entitled to and wish to do so.

If two or more valid but differing appointments of a proxy are received in respect of the same share for use at the same meeting, the one which is last received (regardless of its date or the date of its signature) shall be treated as replacing and revoking the others as regards that share; if the Company is unable to determine which was last received, none of them shall be treated as valid in respect of that share.

(a)	Sending YELLOW Form of Proxy by post

A YELLOW Form of Proxy, for use at the General Meeting, has been provided with this Notice of General Meeting. Instructions for its use are set out on the form. It is requested that the YELLOW Form of Proxy (together with any power of attorney or other authority, if any, under which it is signed, or a duly certified copy thereof) be returned to the Company's Registrars, Link Group, by post to Link Group, PXS 1, Central Square, 29 Wellington Street, Leeds, LS1 4DL, so as to be received as soon as possible and in any event not later than 10.15 a.m. on 15 January 2024 (or, in the case of an adjournment of the General Meeting, 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time appointed for the adjourned meeting).

If the YELLOW Form of Proxy for the General Meeting is not lodged by the relevant time, it will be invalid.

(b)	Online appointment of proxies

As an alternative to completing and returning the printed YELLOW Form of Proxy, proxies may be appointed electronically by visiting www.signalshares.com and following the instructions therein. You will need your Investor Code (IVC) found on your share certificate or available from Link Group. Full instructions are given on the website. For an electronic proxy appointment to be valid, the appointment must be received by Link Group not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the General Meeting (as set out in paragraph (a) above) or any adjournment thereof. Full details of the procedure to be followed to appoint a proxy electronically are given on the website.

(c)	Electronic appointment of proxies through CREST

If you hold Impellam Shares in uncertificated form through CREST and wish to appoint a proxy or proxies for the General Meeting (or any adjournment thereof) using the CREST electronic proxy appointment service, you may do so by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed any voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a "CREST Proxy Instruction") must be properly authenticated in accordance with the specifications of Euroclear and must contain the information required for such instructions as described in the CREST Manual. The message (regardless of whether it constitutes the appointment of a proxy or an amendment to the instructions given to a previously appointed proxy) must, in order to be valid, be transmitted so as to be received by Link Group (ID: RA10) not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the General Meeting (as set out in paragraph (a) above) or any adjournment thereof. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Link Group is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed any voting service provider(s), to procure that his/her CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. For further information on the logistics of submitting messages in CREST, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Impellam may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the CREST Regulations.

5.	Appointment of a proxy by joint holders

In the case of joint holders, where more than one of the joint holders purports to appoint one or more proxies, only the purported appointment submitted by the most senior holder will be accepted. Seniority shall be determined by the order in which the names of the joint holders stand in the Company's register of members in respect of the joint holding.

6.	Corporate representatives

Any corporation which is a shareholder can appoint one or more corporate representatives who may exercise on its behalf all of its powers, provided that if two or more representatives purport to vote in respect of the same shares, if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way and, in other cases, the power is treated as not exercised.

7.	Votes to be taken by a poll and results

At the General Meeting voting on the Resolution will be by poll. The results of the poll will be announced through a Regulatory Information Service and published on the Company's website as soon as reasonably practicable following the conclusion of the General Meeting.

The "Withheld" option on the YELLOW Form of Proxy is provided to enable Impellam Shareholders to abstain from voting on the Resolution. However, a vote withheld is not a vote in law and will not be counted in the calculation of proportion of votes "For" and "Against" the Resolution. If no voting indication is given, your proxy will vote or abstain from voting at their discretion.

8.	Nominated persons

Any person to whom this Notice of General Meeting is sent who is a person nominated under section 146 of the Companies Act to enjoy information rights (a "Nominated Person") may, under an agreement between that Nominated Person and the Impellam Shareholder by whom that Nominated Person was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the General Meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, that Nominated Person may, under any such agreement, have a right to give instructions to the Impellam Shareholder as to the exercise of voting rights.

The statement of the rights of shareholders in relation to the appointment of proxies in paragraph 4 (Appointment of proxies) above does not apply to Nominated Persons. The rights described in that paragraph can only be exercised by shareholders of the Company.

9.	Website providing information regarding the General Meeting

Information regarding the General Meeting, including information required by section 311A of the Companies Act and a copy of this Notice of General Meeting may be found on the Company's website at https://investors.impellam.com/offer-for-impellam-group-plc/.

10.	Issued share capital and total voting rights

As at 20 December 2023 (being the Latest Practicable Date prior to the publication of this Notice of General Meeting), the Company's issued share capital consisted of 44,537,927 ordinary shares of one pence each, carrying one vote each; no ordinary shares are currently held in treasury. Therefore, the total voting rights in the Company as at 20 December 2023 were 44,537,927 votes.

11.	Further questions and communication

Under section 319(a) of the Companies Act, any Impellam Shareholder attending the General Meeting has the right to ask questions. As set out above, Impellam Shareholders, if attending in person, will be permitted to ask questions at the General Meeting. The Company must cause to be answered any such question relating to the business being dealt with at the General Meeting but no such answer need be given if: (a) to do so would interfere unduly with the preparation for the General Meeting or involve the disclosure of confidential information; (b) the answer has already been given on a website in the form of an answer to a question; or (c) it is undesirable in the interests of the Company or the good order of the General Meeting that the question be answered.

Impellam Shareholders who have any queries about the General Meeting, or are in any doubt as to how to complete the Forms of Proxy or to submit proxies electronically or online, should contact the Company's Registrars, Link Group, on 0371 664 0321 (or +44 371 664 0321 from overseas). Calls are charged at the standard geographic rate and will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

Impellam Shareholders may not use any electronic address or fax number provided in this Notice of General Meeting or in any related documents to communicate with the Company for any purpose other than those expressly stated. Any electronic communications, including the lodgement of any electronic proxy form, received by the Company, or its agents, that is found to contain any virus will not be accepted.